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As filed with the Securities and Exchange Commission on April 12, 2004

Registration No. 333-104525

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Post-Effective Amendment
No. 1

PROTECTIVE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Tennessee	63-0169720	6311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code)

2801 Highway 280 South
Birmingham, Alabama 35223
(205) 879-9230

(Address, including zip code, and telephone number, including area code of principal executive office)

R. Stephen Briggs
Executive Vice President
Protective Life Insurance Company
P.O. Box 2606
Birmingham, Alabama 35202
(205) 268-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Roth, Esq. Sutherland, Asbill & Brennan LLP 1275 Pennsylvania Avenue, N.W. Washington, D.C. 20004-2415	Steve M. Callaway, Esq. Protective Life Insurance Company P.O. Box 2606 Birmingham, Alabama 35202

        If any of the securities that have been registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /x/

PROTECTIVE LIFE INSURANCE COMPANY

Cross Reference Sheet Pursuant to
Regulation S-K, Item 501(b)

Form S-1 Item Number and Caption Heading in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Outside Front Cover Page
2.	Inside Front and Outside Back Cover Pages of Prospectus	Summary: Table of Contents
3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Outside Front Cover Page; Summary
4.	Use of Proceeds	Investments by Protective
5.	Determination of Offering Price	Not Applicable
6.	Dilution	Not Applicable
7.	Selling Security Holders	Not Applicable
8.	Plan of Distribution	Distribution of the Contracts
9.	Description of Securities to be Registered	Summary; Description of Contract; Appendix A; Appendix B
10.	Interests of Named Experts and Counsel	Not Applicable
11.	Information with Respect to the Registrant	Protective Life Insurance Company; Directors and Executive Officers; Director Compensation; Executive Compensation; Other Plans and Arrangements; Employment Continuation Agreements; Retirement Arrangement; Management Ownership of PLC Stock; Legal Proceedings; and Financial Statements
12.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Undertakings

A Modified Guaranteed Annuity	Issued by Protective Life Insurance Company P.O. Box 10648 Birmingham, Alabama 35202-0648 Telephone: 1-800-456-6330 www.protective.com

        This Prospectus describes the ProSaver® Platinum Contract, a group and individual modified guaranteed annuity contract. This Contract is designed for investors who desire to accumulate capital on a tax deferred basis for retirement or other long term investment purposes. It may be purchased on a non-qualified basis or for use with certain qualified retirement plans.

        An Annuity Deposit of at least $10,000 is required to purchase a Contract. Any subsequent Annuity Deposit you want to add to your Contract must also be at least $10,000.

        You may allocate each Annuity Deposit to one or more investment periods, called Guaranteed Periods, from those we offer at the time you make the deposit. Each allocation to a Guaranteed Period must be at least $10,000. The amounts you allocate will earn interest for the selected period at the interest rate we offer at the time of your deposit. Protective Life Insurance Company makes the final determination as to Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

        If you surrender your Contract, or any portion of it, before the end of a Guaranteed Period, we may assess a surrender charge on the amount you surrender. We will also apply a Market Value Adjustment to the amount you surrender, which could increase or decrease the value of your Contract. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Surrenders and withdrawals of interest will be subject to income tax and may be subject to a 10% IRS penalty tax if taken before age 59 1/2.

        On the Annuity Commencement Date, we will apply your Net Account Value to the annuity option you have selected, or you may take that amount in one lump sum payment. The annuity payment options are (1) payments for a fixed period from five to thirty years, (2) life income with payments guaranteed for ten or twenty years, or (3) payments of a fixed amount until the amount we hold is exhausted.

        Please read this prospectus carefully. Investors should keep a copy for future reference.

The ProSaver Platinum Contract is not a deposit or obligation of, or guaranteed by, any bank or financial institution. It is not insured by the Federal Deposit Insurance Corporation or any other government agency, and it is subject to investment risk including the possible loss of investment principal.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2004.

          TABLE OF CONTENTS

Page
SUMMARY	3
DESCRIPTION OF THE CONTRACT	6
The Contract	6
Parties to the Contract	6
Issuing a Contract	7
Right to Cancel	7
Annuity Deposits	8
Guaranteed Periods and Sub-Accounts	8
Guaranteed Interest Rates	9
Interest Withdrawals	10
Account Values	10
SURRENDERS	10
Surrenders	10
Surrender Value	11
Surrender Charges	11
The Market Value Adjustment	11
Premium Tax	14
DEATH BENEFIT	14
Death of an Owner	14
Determining the Death Benefit	14
Paying the Death Benefit	14
ANNUITY BENEFITS	15
Annuity Commencement Date	15
Annuity Options	15
Annuity Payments	16
Death of the Owner or Annuitant After the Annuity Commencement Date	16
INVESTMENTS BY PROTECTIVE	16
OTHER CONTRACT PROVISIONS	17
Non-Participating	17
Notice	17
Reports	17
Transactions and Modifications of the Contract	18
Assignment or Transfer of a Contract	18
Facility of Payment	18
Protection of Proceeds	18
Error in Age or Gender	18
Suspension of Contracts	18
DISTRIBUTION OF THE CONTRACTS	19
FEDERAL TAX MATTERS	19
Introduction	19
Protective's Tax Status	19
Taxation of Annuities in General	19
Qualified Retirement Plans	22
Federal Income Tax Withholding	25
PROTECTIVE LIFE INSURANCE COMPANY	26
Business	26
Life Insurance
Retirement Savings and Investment Products
Specialty Insurance Products
Selected Financial Data	30
Management's Discussion and Analysis of Financial Condition and Results of Operations	31
Liquidity and Capital Resources	49
Investments	61
Life Insurance in Force	65
Underwriting	66
Reinsurance Ceded	66
Policy Liabilities and Accruals	66
Federal Income Tax Consequences	67
Competition	67
Regulation	68
Employees	69
Properties	69
DIRECTORS AND EXECUTIVE OFFICERS	70
EXECUTIVE COMPENSATION	71
Option/SAR Grants in Last Fiscal Year	73
Summary Compensation Table	72
Aggregated FY-End Option/SAR Values	73
Long-Term Incentive Plan-Awards in Last Fiscal Year	74
OTHER PLANS AND ARRANGEMENTS	74
Employment Continuation Agreements	75
Compensation Committee Interlocks and Insider Participation	75
MANAGEMENT OWNERSHIP OF PLC STOCK	76
LEGAL PROCEEDINGS	77
EXPERTS	77
LEGAL MATTERS	77
REGISTRATION STATEMENT	77
WHERE YOU CAN FIND MORE INFORMATION	77
APPENDIX A: MATTERS RELATING TO CONTRACTS OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991 AND PRIOR TO MAY 1, 1996	A-1
APPENDIX B: MATTERS RELATING TO CONTRACTS OFFERED IN CERTAIN STATES PRIOR TO SEPTEMBER 10, 1991	B-1
FINANCIAL STATEMENTS	F-1

          No one is authorized to make any statement that contradicts this prospectus. You must not rely upon any such statement. This prospectus is not an offer to inquire about, or purchase the securities described in any jurisdiction where it is unlawful to do so.

SUMMARY

What is the ProSaver Platinum Contract?	The ProSaver Platinum Contract is a modified guaranteed annuity contract issued by Protective. (See "The Contract," page 6.)
How is a Contract Issued?	We will issue the Contract when we receive and accept your complete application information and an initial Annuity Deposit. (See "Issuing a Contract," page 7.)
What is an Annuity Deposit?
The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. You may send us more than one Annuity Deposit provided each Annuity Deposit is at least $10,000. We may refuse to accept an Annuity Deposit and we may limit the total Annuity Deposits we will accept. (See "Annuity Deposits," page 8.)
Can I cancel my contract?
You may cancel your Contract by returning it to us with a written cancellation request within the number of days after receiving it that your Contract specifies. This period will never be less than 10 days. When we receive your cancellation request we will treat the Contract as if it had never been issued. Depending on the laws of the state in which the Contract is delivered, the amount we will return will generally equal either 1) your total Annuity Deposit(s), or 2) the Account Value, adjusted by the Market Value Adjustment formula, on the date we receive your cancellation request. (See "Right to Cancel," page 7.)
How do my Annuity Deposits earn interest?
You allocate each Annuity Deposit (less applicable premium taxes) to one or more Guaranteed Periods. Each allocation to a Guaranteed Period must be at least $10,000. We establish a Sub-Account for each Guaranteed Period you select. The Sub-Account will earn interest at the Guaranteed Interest Rate for the entire Guaranteed Period. (See "Guaranteed Periods and Sub-Accounts," page 8.)
What happens at the end of a Guaranteed Period?
At the end of a Guaranteed Period you may: 1) surrender all or a part of your ending Sub-Account value without a surrender charge or Market Value Adjustment; 2) instruct us to apply the ending Sub-Account Value to one or more Guaranteed Periods that you may select from the Guaranteed Periods we are then offering; or 3) do nothing and a subsequent Guaranteed Period will automatically begin. (See "Guaranteed Periods and Sub-Accounts," page 8.)

Can I take money out of the contract before the end of a Guaranteed Period?	You may take money out of your Contract before the end of a Guaranteed Period by surrendering all or part of the Contract, or by withdrawing the interest earned during the prior contract year.

Surrenders: If you surrender all or part of your Contract before the end of a Guaranteed Period, we may deduct a surrender charge and we will apply a Market Value Adjustment to the amount surrendered. We will not deduct a surrender charge after the first seven years of any Guaranteed Period. (See "Surrender Charges," page 11, and "The Market Value Adjustment," page 11.)

Interest withdrawals: Once each Contract year, you may withdraw some or all of the interest earned in your Contract in the prior Contract year. An automatic interest withdrawal program that allows monthly, quarterly, semi-annual or annual interest withdrawals may also be available. We will not deduct a surrender charge or apply a Market Value Adjustment to annual or automatic interest withdrawals. (See "Interest Withdrawals, " page 10.)

Tax consequences and limitations: Surrenders and interest withdrawals may be subject to federal and state income taxes and, if taken prior to age 59 1/2, may be subject to a 10% federal tax penalty. (See "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders," page 20, and "Penalty Tax on Premature Distributions," page 21.) Surrenders and interest withdrawals from Contracts issued as qualified contracts under the Internal Revenue Code may not be allowed in certain circumstances. (See "Federal Tax Matters, Qualified Retirement Plans," page 22.)
What is the surrender charge?
The surrender charge is a percentage of the amount that you surrender before the end of a Guaranteed Period. The maximum surrender charge for any Guaranteed Period is 6% and it declines to 0% after seven years. We do not apply the surrender charge to amounts that may be withdrawn as annual or automatic interest withdrawals. (See "Surrender Charges," page 11.)
What is a Market Value Adjustment?
The Market Value Adjustment is an amount we deduct from or add to amounts that you surrender before the end of a Guaranteed Period. The Market Value Adjustment formula is tied to market interest rates, as measured by the appropriate Treasury Rate. Generally, if the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the Treasury Rate associated with the Sub-Account, the

Market Value Adjustment will increase the Surrender Value. Otherwise, the Market Value Adjustment will decrease the Surrender Value. Please see "The Market Value Adjustment," at pages 11-13 of this Prospectus for a more complete explanation and examples of the Market Value Adjustment formula.
Does the contract provide a Death Benefit?
If you die before the Annuity Commencement Date, we will pay a death benefit, less any applicable premium tax, to your beneficiary. Generally, the death benefit will be the greater of the Account Value or the Net Account Value as of the date we receive the paperwork necessary to process the death claim, but there are other requirements and conditions. (See "Death Benefit," page 14.)
What annuity benefit does the contract provide?
On the Annuity Commencement Date we will pay the Net Account Value in a lump sum or apply that amount to the annuity option you select. Annuity options can provide periodic payments that are based on the life of one or two Annuitants, that are guaranteed for a fixed amount of time, or both. As a general rule, the Annuity Commencement Date cannot be after an Annuitant's 85th birthday. (See "Annuity Benefits," page 15.)
When is premium tax deducted?
If your Contract is subject to a premium tax, we will deduct it, according to applicable law, from the Annuity Deposits when we receive them, upon a full or partial surrender, from the Net Account Value when we apply it to an annuity option, or from the Death Benefit before we pay it. (See "Premium Tax," page 14.)
Is the Contract available for Qualified retirement plans?

The Contract may be issued for use with retirement plans receiving special federal income tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code such as pension and profit sharing plans (including H.R. 10 plans), individual retirement accounts, and individual retirement annuities. Contracts issued for use with these qualified retirement plans are referred to as Qualified Contracts and these types of plans are referred to as Qualified Plans. (See "Federal Tax Matters," page 19.)

DESCRIPTION OF THE CONTRACT

        Contracts sold before May 1, 1996 vary significantly from those described below. Those contracts provide different rights and benefits, and the surrender charge and Market Value Adjustment may be calculated differently. Appendix A describes contracts offered from September 10, 1991 through April 30, 1996. Contracts offered before September 10, 1991 and certain Contracts offered after that date are described in Appendix B. You may always contact us if you have questions about your Contract.

The Contract

        The ProSaver® Platinum Contract is a modified guaranteed annuity contract issued by Protective Life Insurance Company. Generally, this prospectus describes certificates issued under an allocated group modified guaranteed annuity contract issued by Protective to the Protective Life MGA Trust. Bankers Trust Co., N.A. of Des Moines, Iowa is the Contract Holder, as the Trustee of the Protective Financial Insurance Trust. Eligible Owners include account holders of broker-dealers that have entered into a distribution agreement to offer the Contract. Eligible Owners also include employers and other entities and organized groups acceptable to us. The certificate we issue to an Owner summarizes the provisions of the group modified guaranteed annuity contract. The provisions of the group modified guaranteed annuity contract control whether or not they are included in the certificate. We will provide a copy of the group modified guaranteed annuity contract to an Owner upon request.

        In states where we do not issue a group contract, we will issue an individual modified guaranteed annuity contract directly to the Owner. In this prospectus, we will refer to both the certificates under the group Contract and the individual Contracts as a "Contract," and we will use the term "Owner" to describe the owners of group Contract certificates as well as the owners of individual Contracts. (See "Parties to the Contract," page 6.)

        Contracts are either Qualified or Non-Qualified. Qualified Contracts are used to fund pension and retirement programs that receive favorable tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code. These include H.R. 10 (Keogh) Plans, Individual Retirement Accounts or Annuities (IRAs), Tax-Sheltered Annuity Programs or Annuities (TSAs), or corporate pension and profit sharing plans. Non-Qualified Contracts may also enjoy tax favored status. (See, "Federal Tax Matters," page 19.)

Parties to the Contract

        Company:  Protective Life Insurance Company, also referred to as "Protective," "we," "us" and "our."

        Owner:  The person or persons who own a group Contract certificate (sometimes called "Participants" in our contract language and literature) or who own an individual Contract. An Owner is entitled to exercise all rights and privileges provided in the Contract, without the consent of a group Contract Holder. Individuals as well as non-natural persons, such as corporations or trusts, may own a Contract; two persons may own a Contract together. In this prospectus, we may refer to Owners as "you" or "your."

        Generally, you may assign or transfer your Non-Qualified Contract to a new Owner by making a written request to our administrative office. An assignment or transfer of ownership, however, may result in tax liability to you. (See "Other Contract Provisions, Assignment or Transfer of a Contract" page 18, and "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders" page 20.)

        Beneficiary:  The person or persons who may receive the benefits of a Contract upon the death of an Owner. We will treat the surviving Owner of a jointly owned Contract as the primary Beneficiary. If there is no surviving Owner, the primary Beneficiary is the person or persons so designated by the Owner and named in our records. The contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if no primary Beneficiary is living. In the case of some Qualified Contracts, Treasury Department regulations may restrict who may be designated as a Beneficiary,

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

        Unless designated irrevocably, the Owner may change the Beneficiary by written notice prior to any Owner's death. If a Beneficiary is designated irrevocably, that Beneficiary's written consent is required before the Owner can change the Beneficiary designation or exercise certain other rights. Your request will be effective on the day you sign it. We will not be liable for any payments made to a former Beneficiary, however, unless we have first notified you that we have received your written request and all necessary written consents at our Administrative Office.

        Annuitant:  The person on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.

        You may change the Annuitant by written notice prior to the Annuity Commencement Date. If changing Annuitants, you cannot select an Annuitant whose 85th birthday comes before the end of any Guaranteed Period or the Annuity Commencement Date without our prior approval. If any Owner is not a natural person and changes the Annuitant, the change will be treated as the death of the Owner and the Death Benefit will be paid to the Beneficiary. (See "Death Benefit," page 14.)

        If an Annuitant who is not an Owner dies before the Annuity Commencement Date, the first Owner named on the application will become the new Annuitant unless the Owner had designated otherwise.

        Payee:  The person or persons who, generally at the designation of the Owner, receive annuity income payments under the Contract.

Issuing a Contract

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $10,000. We will apply your initial Annuity Deposit to the appropriate Guaranteed Period and issue your Contract as soon as is practical after we receive your Annuity Deposit and all of the necessary application information at our Administrative Office. We do not always receive your Annuity Deposit on the day that you sign your application or give the Annuity Deposit to your sales representative. In some circumstances, such as when you purchase a Contract in exchange for an existing annuity contract from another company, we may not receive your Annuity Deposit for a substantial period of time after you sign your application.

        If we do not receive all of the necessary application information at our Administrative Office when we receive your Annuity Deposit, we will hold your Annuity Deposit while we attempt to complete the application. If the necessary application information is not complete after a reasonable time, we will inform you of the reason for the delay and we will return your Annuity Deposit unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will apply your Annuity Deposit to the appropriate Guaranteed Periods and issue a Contract.

        The date we apply your initial Annuity Deposit to the appropriate Guaranteed Periods is the Effective Date for the Contract. You will begin to earn interest under the Contract as of this date. The Contract Year is based on the anniversary of your Effective Date.

        After we issue a Contract, you may make additional Annuity Deposits of at least $10,000 each. Regardless of how many Annuity Deposits you make, we will generally only issue one Contract. We have the right to decline any application or any Annuity Deposit. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Right to Cancel

        You may cancel your Contract by returning it to us with a written cancellation request within the number of days after receiving it that your Contract specifies. Unless otherwise provided by law, this period will never be less than 10 days. You must return the Contract and cancellation request to our Administrative Office or to the sales representative who sold it to you. If you return the Contract by mail, the effective date of the return will be the postmark date on your properly addressed and postage paid envelope. In the State of Connecticut, non-written requests are also accepted.

        Upon receiving your returned Contract and cancellation request, we will cancel the Contract and treat it as if it had never been issued. Your Contract will specify the amount we will return upon cancellation. Depending on the laws of the state in which the Contract is delivered, the amount we will return will generally equal either 1) your total Annuity Deposit(s), or 2) the Account Value, adjusted by the Market Value Adjustment formula, on the date we receive your cancellation request.

Annuity Deposits

        The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. Generally, we only accept Annuity Deposits made prior to the Annuitant's 85th birthday and we have the right not to accept any Annuity Deposit if we so choose. The minimum Annuity Deposit is $10,000. We also have the right to limit the total Annuity Deposits we accept without prior approval. Currently, this amount is $2,000,000. You can make an Annuity Deposit in the form of a check made out to Protective Life Insurance Company or by any other method we deem acceptable.

        You allocate Annuity Deposits, less any applicable premium tax, to one or more of the Guaranteed Periods available when you make the Annuity Deposit. You must allocate at least $10,000 to each Guaranteed Period you choose and you may not select a Guaranteed Period that extends beyond the Annuity Commencement Date.

Guaranteed Periods and Sub-Accounts

        A Guaranteed Period is the period of years during which we will credit the Guaranteed Interest Rate to a Sub-Account. Currently, we offer a variety of Guaranteed Periods up to 10 years, though all Guaranteed Periods may not be available at all times or in all states. You may not select a Guaranteed Period that extends past the Annuity Commencement Date for your Contract.

    Initial Guaranteed Period

        We will establish a Sub-Account for each Guaranteed Period to which you allocate an Annuity Deposit. Each Sub-Account earns interest at the Guaranteed Interest Rate in effect for that Guaranteed Period from the date the Annuity Deposit is credited to the Sub-Account through the end of the Guaranteed Period or until the Sub-Account is surrendered, if earlier.

    Subsequent Guaranteed Periods

        At the end of a Guaranteed Period, you may select from the following options:

  1.
  Surrender all or part of your ending Sub-Account value without a surrender charge or Market Value Adjustment;

  2.
  Instruct us to apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select from the Guaranteed Periods we are then offering; or

  3.
  Do nothing and allow a subsequent Guaranteed Period automatically to begin.

    Surrenders at the end of a Guaranteed Period

        To surrender your ending Sub-Account value, you must request the surrender in writing no later than 10 days after the end of the expiring Guaranteed Period. If you surrender your ending Sub-Account value, any surrendered amount may be subject to income taxes, and a 10% IRS penalty tax may apply if you are not yet 59 1/2 years old.

    Selecting a subsequent Guaranteed Period

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods, you must give us written instructions as to the Guaranteed Periods that you select no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from the Guaranteed Periods we are offering at the time you make your selection. No subsequent Guaranteed Period may extend past the Annuity Commencement Date for your Contract. At least $10,000 must be allocated to any subsequent Guaranteed Period.

    Automatic subsequent Guaranteed Periods

        Unless you instruct otherwise, the Sub-Account Value at the end of an expiring Guaranteed Period will be allocated to a subsequent Guaranteed Period. The subsequent Guaranteed Period will be of the same duration as the expiring Guaranteed Period or, if we do not offer a Guaranteed Period of the same duration at that time, the shortest Guaranteed Period we offer that is longer than the expiring Guaranteed Period. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. The new Sub-Account will earn interest at the Guaranteed Interest Rate in effect for that subsequent Guaranteed Period when your Sub-Account Value is allocated to it.

    Guaranteed Interest Rates in subsequent Guaranteed Periods

        Your beginning Sub-Account value for any subsequent Guaranteed Period earns interest at the rate we have declared that is in effect for the subsequent Guaranteed Period(s) on the date your subsequent Guaranteed Period(s) begins. Our Guaranteed Interest Rates for subsequent Guaranteed Periods may differ from our Guaranteed Interest Rates for initial Guaranteed Periods of the same duration.

Guaranteed Interest Rates

        From time to time and at our sole discretion we set Guaranteed Interest Rates for each available Guaranteed Period. A Guaranteed Interest Rate credited to a Sub-Account will not change during the Guaranteed Period. We may, at our discretion, offer higher interest rates on Annuity Deposits, renewals, or both if your Account Value or your Annuity Deposit is $100,000 or more.

        In determining Guaranteed Interest Rates, we consider the interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contracts. (See "Investments by Protective," page 16). In addition, we may also consider various other factors in determining Guaranteed Interest Rates, including but not limited to the following factors: regulatory and tax requirements; sales commissions and administrative expenses the Company incurs; general economic trends; and competitive factors. Protective Life Insurance Company makes the final determination as to Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

    Compounding of Interest

        The Guaranteed Interest Rate we declare for each Sub-Account is the annual effective interest rate for the Sub-Account, which means the declared interest rate includes the effects of compounding. Interest compounds daily in the Sub-Account for the duration of the Guaranteed Period. Below is an illustration of how interest is credited during each year of a five-year Guaranteed Period. For the purposes of this example, we have made assumptions as indicated.

        Please note that the following example assumes no surrenders or withdrawals of any amount and no premium tax due on issuance. A Market Value Adjustment and surrender charge may apply to any full or partial surrender you make prior to the end of a Guaranteed Period (See "Surrenders," page 10). The hypothetical interest rates are for purposes of illustration only and we do not intend them as a prediction of any future interest rates we may declare under the Contract. The actual interest rates we declare for any Guaranteed Period may be more or less than what we have used in this illustration.

Example of Compounding at the Guaranteed Interest Rate

Deposit:	$100,000
Guaranteed Period:	5 Years
Guaranteed Interest Rate:	5.0%
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning of Year 1 Account Value:	$100,000.00
x (1 + Guaranteed Interest Rate):	1.05
= End or Year 1 Account Value:	$105,000.00
Beginning of Year 2 Account Value:		$105,000.00
x (1 + Guaranteed Interest Rate):		1.05
= End of Year 2 Account Value:		$110,250.00
Beginning of Year 3 Account Value:			$110,250.00
x (1 + Guaranteed Interest Rate):			1.05
= End of Year 3 Account Value:			$115,762.50
Beginning of Year 4 Account Value:				$115,762.50
x (1 + Guaranteed Interest Rate):				1.05
= End of Year 4 Account Value:				$121,550.62
Beginning of Year 5 Account Value:					$121,550.62
x (1 + Guaranteed Interest Rate):					1.05
= End of Year 5 Account Value:					$127,628.16

Total Interest Credited in Guaranteed Period: $127,628.16 - $100,000 = $27,628.16
Account Value at End of Guaranteed Period: $100,000 + $27,628.16 = $127,628.16

Interest Withdrawals

        Once each Contract year, you may instruct us to send you all or a portion of the interest credited to your Sub-Accounts during the prior Contract year. Your instructions must be in writing. Currently, for most Guaranteed Periods, you may establish automatic interest withdrawals that are paid to you monthly, quarterly, semi-annually or annually. We reserve the right to limit automatic interest withdrawals to one per Contract year upon notice to you.

        Interest withdrawals remove money from your Sub-Account that would otherwise have been compounding interest on a daily basis. Because of this interruption of interest compounding, the more you withdraw, the less interest your Sub-Account will generate over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals would.

        We will not impose a surrender charge or Market Value Adjustment on interest withdrawals but interest withdrawals may be subject to federal and state income tax and a 10% penalty tax. In addition, interest withdrawals from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See Federal Tax Matters, page 19.)

Account Values

        The value of a Sub-Account at any time is equal to the amounts that were allocated to that Sub-Account, plus any interest credited to it, minus any interest withdrawals and surrenders (including any surrender charges, Market Value Adjustment and premium tax). The sum of the Sub-Account values in your Contract is called the Account Value and represents the total value of your Contract.

        The Net Sub-Account Value is equal to the Sub-Account value modified by any Market Value Adjustment, minus surrender charges, and premium tax that would apply in the case of a full surrender of the Sub-Account. The Net Account Value, which is the sum of all the Net Sub-Account values under your Contract, is the amount you would be entitled to receive if you made a full surrender of your Contract. For this reason, the Net Account Value is sometimes called the "Surrender Value" of a Contract.

SURRENDERS

Surrenders

    Surrenders and Partial Surrenders

        You may surrender your entire Contract at any time before Annuity payments begin. You may surrender part of the Contract before Annuity payments begin if the value of each remaining Sub-Account is at least $10,000 after the surrender.

        Your surrender request must be in writing and, if you request a partial surrender, you must specify the Sub-Accounts from which the partial surrender will be taken. If you have more than one Sub-Account with the same Guaranteed Period, you must take the partial surrender from the Sub-Account with the shortest time remaining until maturity.

        Partial and full surrenders from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See "Federal Tax Matters," page 19.)

    Taxes May Apply

        Amounts surrendered may be subject to federal and state income taxes. The taxable amount of a surrender may, under certain circumstances, be subject to a 10% federal tax penalty. In the case of Qualified Contracts, federal tax law imposes restrictions on the form and manner in which benefits may be paid.

For example, surrenders from Qualified Contracts may require your spouse's consent even if your spouse is not an Owner. (See "Federal Tax Matters," page 19.) Premium tax may also apply. (See "Premium Tax," page 14.) You should consult your tax advisor about the effect a surrender from the Contract may have on your taxes.

    Delay of Payments

        We may delay payment of a surrender for up to six months from the date we receive your written request, or for the period permitted by state insurance law, if shorter.

Surrender Value

        The surrender value is the amount available to you upon a surrender or partial surrender. The surrender value is calculated as of the date we receive your surrender request using the following formula:

                                               Surrender Value = A - S - M - P, where

                                               A = the amount of account value you surrender;
                                               S = the amount of the surrender charge;
                                               M = the amount of the Market Value Adjustment;
                                               P = the amount of any applicable premium tax.

Surrender Charges

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we will assess a surrender charge if you take a surrender during the first seven years of any Guaranteed Period. We calculate the surrender charge separately for each Sub-Account. We determine the amount of the surrender charge for a Sub-Account as follows: first, we subtract any amount available as an interest withdrawal from the surrender amount you request; then we multiply the result by the appropriate surrender charge percentage from the table below. The surrender charge percentage is determined based on the age of the Sub-Account from which the surrender is taken.

Number of Completed Years In a Guaranteed Period	Surrender Charge Percentage
0	6%
1	6%
2	5%
3	4%
4	3%
5	2%
6	1%
7 or more	0%

        We will include the surrender charge in the amount we deduct from the Sub-Account to satisfy your surrender request. The total surrender charge for your surrender is the sum of the surrender charges for the Sub-Accounts from which you make your surrender.

        We do not apply the surrender charge after the first seven years of any Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Sub-Account's Guaranteed Period if we receive your written surrender request no later than 10 days after the end of the Guaranteed Period.

The Market Value Adjustment

        We will apply a Market Value Adjustment if you request a full or partial surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between market interest rates available when a Sub-Account was established and the interest rates available at the time of the surrender from that Sub-Account, as measured by an independent index called the Treasury Rate. The Treasury Rate is the annual effective interest rate credited to certain United States Treasury instruments and it is published by Bloomberg L.P., a nationally recognized service. On the fifteenth day and the last day of each month we will identify a Treasury Rate for each Guaranteed Period. For the purpose of determining the Market Value Adjustment during the cancellation period, we will identify a Treasury Rate each day. We will be consistent in the method we use to identify the Treasury Rate and the determination is binding upon any Owner, Annuitant and Beneficiary.

        The Market Value Adjustment formula contains a 0.25% set percentage factor that compensates us for certain expenses and losses that we may incur, either directly or indirectly, as a result of the surrender. Another factor in the formula decreases the effect of the Market Value Adjustment as the Sub-Account matures by taking into consideration the number of months remaining in the Guaranteed Period from which the surrender is taken.

        Like the surrender charge, the Market Value Adjustment is calculated separately for each Sub-Account. We determine the amount of the Market Value Adjustment for each Sub-Account by subtracting any amount available as an interest withdrawal from the surrender amount requested, and then multiplying the result by the Market Value Adjustment percentage derived from the formula below:

        Market Value Adjustment Percentage = (C - I + 0.25%) x (N/12), where

        C = the current Treasury Rate established for the same term as the Guaranteed Period from which the surrender is taken;

        I = the initial Treasury Rate for the Guaranteed Period from which the surrender is taken;

        N = the number of months remaining in the Guaranteed Period from which the surrender is taken.

        The Market Value Adjustment may increase or decrease the surrender value. If the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the Treasury Rate associated with the Sub-Account, the Market Value Adjustment will increase the surrender value. Otherwise, the Market Value Adjustment will decrease the Surrender Value.

        We will include the Market Value Adjustment in the amount we deduct from the Sub-Account to satisfy your surrender request. The total Market Value Adjustment for your surrender is the sum of the Market Value Adjustments to the Sub-Accounts from which the surrender is taken.

        We do not apply the Market Value Adjustment to an interest withdrawal. When calculating the Market Value Adjustment, we subtract any amount available as an interest withdrawal before we apply the Market Value Adjustment. If we receive your written surrender request no later than 10 days after the end of a Sub-Account's Guaranteed Period, we do not apply the Market Value Adjustment to surrenders from that Sub-Account.

        Please note that the following example assumes no interest withdrawals, no premium tax due on issuance, and no surrenders other than those shown in the example. The hypothetical interest rates are for purposes of illustration only and we do not intend them as a prediction of any future interest rates we may declare under the Contract. The actual interest rates we declare for any Guaranteed Period may be more or less than what we have used in this illustration.

MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES
FULL SURRENDER AFTER COMPLETION OF YEAR 3

Interest Guarantee Period (years):	3	5	7	Total
Initially -
Annuity Deposit:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
Guaranteed Interest Rate:	4.75%	5.00%	5.25%
Year 1 -
Beginning of Year Account Value:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
x (1 + Guaranteed Interest Rate):	1.0475	1.0500	1.0525
= End of Year Account Value:	$10,475.00	$10,500.00	$10,525.00	$31,500.00
- Beginning of Year Account Value:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
= Interest Earned during Year:	$475.00	$500.00	$525.00	$1,500.00
Year 2 -
Beginning of Year Account Value:	$10,475.00	$10,500.00	$10,525.00	$31,500.00
x (1 + Guaranteed Interest Rate):	1.0476	1.0500	1.0525
= End of Year Account Value:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
- Beginning of Year Account Value:	$10,475.00	$10,500.00	$10,525.00	$31,500.00
= Interest Earned during Year:	$497.56	$525.00	$552.56	$1,575.13
Year 3 -
Beginning of Year Account Value:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
x (1 + Guaranteed Interest Rate):	1.0475	1.0500	1.0525
= End of Year Account Value:	$11,493.76	$11,576.25	$11,659.13	$34,729.14
- Beginning of Year Account Value:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
= Interest Earned during Year:	$521.20	$551.25	$581.57	$1,654.02
After Completion of Year 3 -
Account Value:	$11,493.76	$11,576.25	$11,659.13	$34,729.14
- Prior Year's Interest:	$521.20	$551.25	$581.57	$1,654.02
= Amount Subject to Surrender Charge and Market Value Adjustment:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
Surrender Charge Percentage:	0%	4%	4%
x Subjected Amount:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
= Surrender Charge:	$0.00	$441.00	$443.10	$884.10
Number of Months Remaining in the Guaranteed Period:	—	24	48
Example #1 — Increasing Interest Rate Environment
Current Treasury Rate:	5.75%	6.25%	6.75%
- Initial Treasury Rate:	5.00%	5.50%	6.00%
+ 0.25%:	0.25%	0.25%	0.25%
x Number Months Remaining / 12:	—	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	2.00%	4.00%
x Subjected Amount:	$10,972.56	$11,025.00	$11,077.56	$33,075.12
= Market Value Adjustment:	$0.00	$220.50	$443.10	$663.60
Account Value:	$11,493.76	$11,576.25	$11,659.13	$34,729.14
- Surrender Charge:	$0.00	$441.00	$443.10	$884.10
- Market Value Adjustment:	$0.00	$220.50	$443.10	$663.60
= Net Account Value:	$11,493.76	$10,914.75	$10,772.03	$33,181.44
Example #2 — Decreasing Interest Rate Environment
Current Treasury Rate:	4.25%	4.75%	5.25%
- Initial Treasury Rate:	5.00%	5.50%	6.00%
+ 0.25%:	0.25%	0.25%	0.25%
x Number Months Remaining / 12:	0.00	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	-1.00%	-2.00%
x Subjected Amount:	$10,972.56	$11,025.00	$11,077.56	$33,075.12
= Market Value Adjustment:	$0.00	$(110.25)	$(221.55)	$(331.80)
Account Value:	$11,493.76	$11,576.25	$11,659.13	$34,729.14
- Surrender Charge:	$0.00	$441.00	$443.10	$884.10
- Market Value Adjustment:	$0.00	$(110.25)	$(221.55)	$(331.80)
= Net Account Value:	$11,493.76	$11,245.80	$11,437.58	$34,176.84

Premium Tax

        Premium tax (including related retaliatory taxes and fees, if any) will be deducted when applicable. If your Contract is subject to a premium tax, we will deduct it according to applicable law from either your Annuity Deposits when received, upon a full or partial surrender, from the amount applied to an annuity option, or from the Death Benefit. The current rate of premium tax ranges up to 3.50%.

DEATH BENEFIT

Death of an Owner

        If any Owner dies prior to the Annuity Commencement Date while the Contract is in force, we will pay a death benefit to the Beneficiary. If there are joint Owners to a Contract and one dies prior to the Annuity Commencement Date, the surviving Owner will be the Beneficiary. If there is no Beneficiary living or named, we will pay the death benefit to the estate of the deceased Owner. If any Owner is not a natural person, the death of the Annuitant or a change in the Annuitant will be treated as the death of an Owner. We will not pay a death benefit if an Owner dies after the Annuity Commencement Date. (See "Death of the Owner or Annuitant After the Annuity Commencement Date," page 16.)

Determining the Death Benefit

        We will determine the death benefit as of the date we receive due proof of an Owner's death. If we receive a claim for the death benefit in good order and within 12 months of the date of the Owner's death, the death benefit will be the greater of the Net Account Value or the Account Value less applicable premium tax. If we receive the claim more than 12 months after the date of death, the death benefit will be the Net Account Value. If a death benefit is payable because an Owner who is not a natural person changes the Annuitant, the death benefit will be the Net Account Value.

Paying the Death Benefit

        Only one death benefit is payable under a Contract, even though the Contract may, under some circumstances, continue beyond the time of an Owner's death.

        The death benefit may be taken in one lump sum immediately, in which event the Contract will terminate. If the death benefit is not taken immediately as a lump sum, the entire interest in the Contract must be distributed under one of the following options:

    (1)
    the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death; or

    (2)
    the entire interest must be distributed within five years of the Owner's death.

        If the Beneficiary is the deceased Owner's spouse, the surviving spouse may choose, in lieu of taking the death benefit, to continue the Contract and become the new Owner. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse's death, the death benefit will become payable to the new Beneficiary and must then be distributed to the new Beneficiary in one sum immediately or according to option 1 or 2, described above.

        If there is more than one Beneficiary, these provisions apply to each Beneficiary individually.

        The death benefit provisions of this Contract shall be interpreted to comply with the requirements of §72(s) of the Internal Revenue Code. We reserve the right to endorse this Contract, as necessary, to conform to regulatory requirements. We will send you a copy of any endorsement containing such Contract modifications.

ANNUITY BENEFITS

Annuity Commencement Date

        You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of any Guaranteed Period nor later than the Annuitant's 85th birthday without our prior consent. If you do not select one, the Annuity Commencement Date will be the end of the Contract year immediately before the Annuitant's 85th birthday.

        You may change the Annuity Commencement Date, subject to some general restrictions:

  •
  You must request the change in writing.

  •
  We must receive the written request at least 30 days before the new Annuity Commencement Date you requested.

  •
  The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

  •
  Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 85th birthday.

        Once our Administrative Office notifies you that we have received and approved your written request to change the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

        Annuity Commencement Dates that occur after the Annuitant's 85th birthday may have adverse income tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters, Qualified Retirement Plans" page 22.)

Annuity Options

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 — Life Income with Payments for a 10-year fixed period. You may select from the following annuity options. For qualified Contracts, additional annuity options may apply with certain restrictions.

        • Option 1 — Payments for a Fixed Period.

  We will make equal monthly payments for any period not less than five years nor more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

        • Option 2 — Life Income with Payments for a Fixed Period.

  We will make equal monthly payments based on the life of 1 or 2 named Annuitants. Payments will continue for the lifetime of the Annuitant(s) with payments guaranteed for either 10 or 20 years. Payments stop at the end of the selected fixed period or when the last surviving named Annuitant dies, whichever is later.

        • Option 3 — Payments for a Fixed Amount.

  We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective rate of 4%.

  Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

           Other annuity options may be available on your Annuity Commencement Date.

Annuity Payments

        We will use the Annuitant's age on the Annuity Commencement Date to determine the amount of the payments under the annuity option you select. We calculate the amount of each annuity payment using the Annuity Tables published in the Contract. Those tables are based on the 1983 Individual Annuitant Mortality Table A projected four years with interest credited at 4% per annum. One year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1987. If, at the time you select an annuity option, we offer more favorable options or rates, the higher benefits will apply.

        Generally, we will make the first annuity payment one month after the Annuity Commencement Date. We will make subsequent payments according to the payment mode you select. We reserve the right to pay the Net Account Value in a lump sum if it is less than $5,000, and to change the frequency of your annuity payments if at any time the annuity payment is less than our current minimum payment amount.

        As a condition for making the first annuity payment, we may require proof of the Annuitant's age and gender. As a condition for continuing to make annuity payments that are based on the life of an Annuitant, we may at any time require proof that the Annuitant is still living. You may not surrender this Contract after annuity payments begin.

Death of the Owner or Annuitant After the Annuity Commencement Date

        If any Owner or Annuitant dies on or after the Annuity Commencement Date and before all the annuity payments have been made, we will distribute any remaining payments at least as rapidly as under the annuity option in effect on the date of death. After the death of an Annuitant, we will make any remaining payments to the Beneficiary unless you specified otherwise before the Annuitant died.

INVESTMENTS BY PROTECTIVE

        Protective's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which Protective may invest are governed by state laws that prescribe permissible investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the investment portfolio by asset type and credit exposure.

        In establishing Guaranteed Interest Rates, Protective intends to take into account, among other things, the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guaranteed Interest Rates," on page 9.) Protective's investment strategy with respect to the proceeds attributable to the Contracts will be to primarily invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is also anticipated that some portion of the portfolio will be invested in commercial mortgages. Protective may also invest in lower than investment-grade debt instruments.

        Investment-grade debt instruments in which Protective intends to invest the proceeds from the Contracts include:

  Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

  Mortgage-backed and corporate debt securities which have an investment grade, at the time of purchase, within the four highest-grades assigned by Moody's Investors Service, Inc. ("Moody's") (Aaa, Aa, A, Baa), Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. Protective considers bonds rated Baa or higher by Moody's or BBB or higher by S&P to be investment grade. At December 31, 2003, 92.4% of bonds in which Protective invests were considered investment grade; 26.9% of these bonds were rated Baa or BBB.

        Mortgage-backed securities are based upon residential mortgages which have been pooled into securities. Mortgage-backed securities may have greater cash flow volatility as a result of the pass-through of prepayments of principal on the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.

        Debt obligations which have a Moody's or Standard & Poor's rating below investment-grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment-grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment-grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities.

        Protective's primary mortgage lending emphasis has been on small commercial mortgage loans to finance shopping centers that provide for the necessities of life. Protective has been making this type of loan for many years with little principal loss over that time.

        The federal government or its instrumentalities does not guarantee the Contracts. Protective backs the guarantees associated with the Contracts.

        While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Tennessee and other states in which we operate.

OTHER CONTRACT PROVISIONS

Non-Participating

        The Contract does not share in our surplus or profits and does not pay dividends.

Notice

        All instructions and requests to change or assign a Contract must be in a written form acceptable to us and signed by the Owner. The instruction, change or assignment will relate back to and take effect on the date it was signed, but we will not be responsible for following any instruction or making any change or assignment before we receive it and acknowledge it through our Administrative Office. Send correspondence to: Investment Products Services, P. O. Box 10648, Birmingham, Alabama 35202-0648.

Reports

        At least once each year, we will send you a report showing the current Account Value, Sub-Account values, interest credited and any other information required by law.

Transactions and Modification of the Contract

        Currently, you must make any request for a change or transaction under your Contract in writing and on a form acceptable to Protective. Changes and transactions under your Contract include actions such as: making additional Annuity Deposits; requesting surrenders or interest withdrawals; changing the Annuity Commencement Date, annuity option, or Annuitant; or making a death benefit claim.

        No one is authorized to modify or waive any term or provision of the Contract unless we agree and unless it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of the Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure the Contract continues to qualify as an annuity under the Internal Revenue Code. We will send you a copy of any endorsement that modifies your Contract and will obtain all necessary approvals including, where required, that of the Owner.

Assignment or Transfer of a Contract

        You have the right to assign or transfer a Contract if it is permitted by applicable law. Generally, you do not have the right to assign or transfer a Qualified Contract. We do not assume responsibility for any assignment or transfer. Any claim made under an assignment or transfer is subject to proof of the nature and extent of the assignee's or transferee's interest before we make a payment. Assignments and transfers have federal income tax consequences. An assignment or transfer may result in the Owner recognizing taxable income. (See, "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders" page 20.)

Facility of Payment

        If the Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make payment to whomever has assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Protection of Proceeds

        To the extent permitted by law, no benefits payable under a Contract will be subject to the claims of creditors of any payee.

Error in Age or Gender

        When a Contract benefit depends upon any person's age or gender, we may require proof of such. We may suspend the benefit until we receive that proof. When we receive satisfactory proof, we will make any payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits based on gender.

        If, after we receive proof of age and gender (where applicable), we determine that the information you furnished to us was not correct, we will adjust the benefits under your Contract to that which would have been due based upon the correct information. If we underpaid a benefit because of the error, we will make up the underpayment in a lump sum. If the error resulted in an overpayment, we will deduct the amount of the overpayment from any current or future payment due under the Contract. We will deduct up to the full amount of any current or future payment until the overpayment has been fully repaid. Underpayments and overpayments will bear interest at an annual effective rate of 3%.

Suspension of Contracts

        Under certain circumstances, we may be required by law to reject an Annuity Deposit, freeze a Contract, or both. Under these circumstances, we would refuse to honor any request for withdrawals, surrenders, or death benefits. Once frozen, we would hold any Account Value in an interest bearing account until we receive instructions from the appropriate regulatory or law enforcement authorities.

DISTRIBUTION OF THE CONTRACTS

        Investment Distributors, Inc., ("IDI") is the principal underwriter for the Contracts and has agreed to use its best efforts to distribute them. IDI is registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers ("NASD"). IDI is a wholly owned subsidiary of Protective Life Corporation, which is the parent corporation of Protective Life Insurance Company.

        IDI enters into distribution agreements with other broker-dealers registered under the Securities Exchange Act of 1934. These broker-dealers offer the Contracts to individuals and groups who have established accounts with them. IDI may also offer the Contracts to members of certain other eligible groups or other eligible individuals.

        Unless forbidden by law, we pay a commission on each Annuity Deposit and on the Sub-Account Value transferred to a subsequent Guaranteed Period. The maximum commission we will pay is 7%.

FEDERAL TAX MATTERS

Introduction

        The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

        This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, the Company makes no guarantee regarding any tax treatment — federal, state or local — of any Contract or of any transaction involving a Contract.

Protective's Tax Status

        Protective is taxed as a life insurance company under the Code. The assets underlying the Contracts will be owned by Protective, and the income derived from such assets will be includible in Protective's income for federal income tax purposes.

Taxation of Annuities in General

    Tax Deferral During Accumulation Period

        Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in an Owner's Account Value is generally not taxable to the Owner or Annuitant until received, either in the form of annuity payments as contemplated by the Contracts, or in some other form of distribution.

        As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuities for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. Thus, if a group Contract is held by a trust or other entity as an agent for Certificate owners who are individuals, those individuals should be treated as owning an annuity for federal income tax purposes. However, this special exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.

        In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

        If the Contract's Annuity Commencement Date occurs (or is scheduled to occur) at a time when the Annuitant has reached an advanced age,   e.g., past age 85, it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, the Owner would be taxable currently on the annual increase in the Account Value.

        The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.

    Taxation of Interest Withdrawals and Partial and Full Surrenders

        In the case of an interest withdrawal or partial surrender, amounts received generally are includible in income to the extent the Owner's Account Value before the withdrawal or partial surrender exceeds his or her "investment in the contract." In the case of a full surrender, amounts received are includible in income to the extent they exceed the investment in the contract. For these purposes the investment in the contract at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain contributions to Qualified Contracts) less any amounts previously received from the Contract which were not included in income.

        Other than in the case of Qualified Contracts (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the Account Value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an Owner transfers a Contract without adequate consideration to a person other than the Owner's spouse (or to a former spouse incident to divorce), the Owner will be taxed on the difference between the Account Value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

        There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includible in income as a result of any interest withdrawal, partial surrender, assignment or pledge or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

    Taxation of Annuity Payments

        Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the excludable amount. The excludable amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the Contract (determined under Treasury Department regulations).

        Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.

        There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax advisor should be consulted in these situations.

Example of Determination of Excludable Amount

Assumptions:
Investment in contract:	$70,000
Annuity option selected:	10 year certain period
Payment frequency:	monthly, with the initial payment made immediately upon annuitization
Hypothetical payment:	$1,000
Calculations:
Total payments =	Hypothetical payment multiplied by the number of payments to be made: $1,000 x 120 = $120,000
Exclusion ratio =	Cost basis divided by the total payments: $70,000 ÷ $120,000 = 58.33%
Excludable amount =	Exclusion ratio multiplied by the hypothetical payment: 58.33% x $1,000 = $583.33

    Taxation of Death Benefit Proceeds

        Prior to the Annuity Commencement Date, amounts may be distributed from a Contract because of the death of an Owner or, in certain circumstances, the death of the Annuitant. Such Death Benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender, as described above, or (2) if distributed under an Annuity option, they are taxed in the same manner as annuity payments, as described above. After the Annuity Commencement Date, where a guaranteed period exists under an annuity option and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or (2) if distributed in accordance with the existing Annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.

        Proceeds payable on death may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding", page 25.) In addition, in the case of such proceeds from certain Qualified Contracts, mandatory withholding requirements may apply, unless a "direct rollover" of such proceeds is made. (See "Direct Rollover Rules," page 25.)

    Penalty Tax on Premature Distributions

        Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Owner reaches age 59 1/2; (b) attributable to the Owner becoming disabled (as defined in the tax law); (c) made on or after the death of the Owner or, if an Owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and a designated beneficiary (as defined in the tax law); or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period. (Similar rules, described below, generally apply in the case of Qualified Contracts.)

    Aggregation of Contracts

        In certain circumstances, the IRS may determine the amount of an annuity payment or a withdrawal or surrender from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of his or her interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including interest withdrawals and surrenders prior to the Annuity Commencement Date) is includible in income. The effects of such aggregation are not always clear; however, it could affect the time when income is taxable and the amount which might be subject to the 10% penalty tax described above.

    Exchanges of Annuity Contracts

        We may issue the Contract in exchange for all or part of another annuity contract that you own. Such an exchange will be tax free if certain requirements are satisfied. However, if you exchange part of an existing annuity contract for the Contract, the IRS might treat the two contracts as one annuity contract in certain circumstances. (See "Aggregation of Contracts".) You should consult your tax adviser before attempting to exchange part or all of an existing annuity contract for the Contract.

    Loss of Interest Deduction Where Contracts Are Held by or for the Benefit of Certain Non-natural Persons

        In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, a portion of otherwise deductible interest may not be deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the Contract. However, this interest deduction disallowance does not affect Contracts where the income on such Contracts is treated as ordinary income that is received or accrued by the Owner during the taxable year. Entities that are considering purchasing the Contract, or entities that will be Beneficiaries under a Contract, should consult a tax advisor.

Qualified Retirement Plans

    In General

        The Contracts are also designed for use in connection with certain types of retirement plans which receive favorable treatment under the Code. Those who are considering the purchase of a Contract for use in connection with a Qualified Plan should consider, in evaluating the suitability of the Contract, that the Contract requires an Annuity Deposit of at least $10,000. Numerous special tax rules apply to participants in Qualified Plans and to Contracts used in connection with Qualified Plans. Therefore, no attempt is made in this prospectus to provide more than general information about the use of the Contracts with the various types of Qualified Plans. State income tax rules applicable to Qualified Plans and Qualified Contracts often differ from federal income rules, and this prospectus does not describe any of these differences.

        The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. For example, both the amount of the contribution that may be made, and the tax deduction or exclusion that the Owner may claim for such contribution, are limited under Qualified Plans and vary with the type of plan. Also, in the case of interest withdrawals, full and partial surrenders, and annuity payments under Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable.

        If a Contract is issued in connection with a Qualified Plan, the Owner and the Annuitant generally must be the same person. Additionally, for Contracts issued in connection with Qualified Plans subject to the Employee Retirement Income Security Act, the spouse or ex-spouse of the Owner will have rights in the Contract. In such a case, the Owner may need the consent of the spouse or ex-spouse to change annuity options, elect an interest withdrawal, or make a partial or full surrender of the Contract.

        In addition, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, the length of any fixed period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code. Furthermore, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of Individual Retirement Accounts or Annuities ("IRAs"), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.

        There is also a 10% penalty tax on the taxable amount of any payment from certain Qualified Contracts. There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an IRA, exceptions provide that the penalty tax does not apply to a payment (a) received on or after the Owner reaches age 59 1/2, (b) received on or after the Owner's death or because of the Owner's disability (as defined in the tax law), or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and the Owner's designated Beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the Owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met for these two exceptions to the penalty tax. Those wishing to take a distribution from an IRA for these purposes should consult their tax advisor.

        When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

        Following are brief descriptions of various types of Qualified Plans in connection with which Protective will generally issue a Contract.

        Individual Retirement Annuities.  Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, subject to the direct rollover and mandatory withholding requirements (discussed below), distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with a "Coverdell Education Savings Account" (formerly known as an "Education IRA") under Section 530 of the Code, a

"Simplified Employee Pension" under Section 408(k) of the Code, or as a "SIMPLE IRA" under Section 408(p) of the Code.

        Roth IRAs.  Section 408A of the Internal Revenue Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in several respects. Among the differences is that, although contributions to a Roth IRA are not deductible, "qualified distributions" from a Roth IRA will be excludable from income.

        A qualified distribution is a distribution that satisfies two requirements:

  •
  First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution was made to any Roth IRA established for the Owner.

  •
  Second, the distribution must be either:
  1)
  made after the Owner reaches age 59 1/2;
  2)
  made after the Owner's death;
  3)
  attributable to the Owner being disabled; or
  4)
  a qualified first-time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Internal Revenue Code.

        In addition, distributions from Roth IRAs need not commence when the Owner reaches age 70 1/2. A Roth IRA may accept a "qualified rollover contribution" from a non-Roth IRA, but a Roth IRA may not accept rollover contributions from other Qualified Plans.

        Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans.  Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Corporate and self-employed pension and profit sharing plans are also subject to nondiscrimination rules. The nondiscrimination rules generally require that benefits, rights or features of the plan not discriminate in favor of highly compensated employees. In evaluating whether the Contract is suitable for purchase in connection with such a plan, you should consider the effect of the higher discretionary interest rate that may be credited to Annuity Deposits of $100,000 or more on the plan's compliance with applicable nondiscrimination requirements. Violation of these rules can cause loss of the plan's tax favored status under the Internal Revenue Code. Employers intending to use the Contract in connection with such plans should seek competent advice.

        Tax-Sheltered Annuities.  Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax- sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. Section 403(b) Contracts contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988. These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon can not be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent Protective is directed to transfer some or all of the Account Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

        Section 403(b) plans are subject to nondiscrimination rules. The nondiscrimination rules generally require that benefits, rights or features of the plan not discriminate in favor of highly compensated employees. In evaluating whether the Contract is suitable for purchase in connection with a tax sheltered annuity plan, you should consider the effect of the higher discretionary interest rate that may be credited to Annuity Deposits of $100,000 or more on the plan's compliance with applicable nondiscrimination requirements. Violation of these rules can cause loss of the plan's tax favored status under the Internal Revenue Code. Employers intending to use the Contract in connection with such plans should seek competent advice.

    Direct Rollover Rules

        In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) Tax-Sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) Tax-Sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, or hardship distributions as defined in the tax law).

        Under these requirements, withholding at a rate of 20 percent will be imposed on any eligible rollover distribution. In addition, the Owner in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20 percent withholding will not apply if, instead of receiving the eligible rollover distribution, the Owner elects to have amounts directly transferred to certain Qualified Plans (such as to an IRA). Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or Protective) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct transfer.

Federal Income Tax Withholding

        Protective will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies Protective at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Protective may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments (other than the eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date and conversions of, or rollovers from, non-Roth IRAs to Roth IRAs) is 10%. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

 PROTECTIVE LIFE INSURANCE COMPANY

BUSINESS

        Protective Life Insurance Company (Protective), a stock life insurance company, was founded in 1907. Protective is a wholly-owned subsidiary of Protective Life Corporation (PLC), an insurance holding company whose common stock is traded on the New York Stock Exchange (symbol: PL). Protective provides financial services through the production, distribution, and administration of insurance and investment products. Unless the context otherwise requires, "Protective" refers to the consolidated group of Protective Life Insurance Company and its subsidiaries.

        Protective operates several business segments each having a strategic focus. An operating segment is generally distinguished by products and/or channels of distribution. Protective's operating segments are Life Marketing, Acquisitions, Annuities, Stable Value Products and Asset Protection. Protective also has an additional segment referred to as Corporate and Other.

        Additional information concerning Protective's segments may be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note K to Consolidated Financial Statements included herein.

        In the following paragraphs, Protective reports sales and new capital invested. These statistics are used by Protective to measure the relative progress of its marketing and acquisition efforts. These statistics were derived from Protective's various sales tracking and administrative systems and were not derived from Protective's financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future profitability, and therefore are not intended to be predictive of future profitability.

Life Marketing

        The Life Marketing segment markets level premium term and term-like insurance, universal life, variable universal life and "bank owned life insurance" (BOLI) products on a national basis. The segment uses several methods of distribution for its products. One distribution system is comprised of brokerage general agencies who recruit a network of independent life agents. The segment also distributes insurance products through a network of experienced independent personal producing general agents who are recruited by regional sales managers. Also, Protective markets BOLI through an independent marketing organization that specializes in this market. The segment also distributes life insurance products through stockbrokers and banks, and through direct response and worksite arrangements.

        The following table shows the Life Marketing segment's sales measured by new premium.

Year Ended December 31	Sales
(dollars in millions)
1999	$139.2
2000	161.1
2001	163.5
2002	224.1
2003	289.6

Acquisitions

        The Acquisitions segment focuses on acquiring, converting, and servicing policies acquired from other companies. The segment's primary focus is on life insurance policies sold to individuals. These acquisitions may be accomplished through acquisitions of companies or through the reinsurance of blocks of policies from other insurers. Forty-three transactions have been closed by the segment since 1970, including 16 since 1989. Policies acquired through the segment are usually administered as "closed"

blocks; i.e., no new policies are being marketed. Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds.

        Most acquisitions closed by the Acquisitions segment do not include the acquisition of an active sales force. In transactions where some marketing activity was included, Protective generally either ceased future marketing efforts or redirected those efforts to another segment of Protective. However, in the case of the acquisition of West Coast Life Insurance Company (West Coast) which was closed by the Acquisitions segment in 1997, Protective elected to continue the marketing of new policies and operate West Coast as a component of Protective's Life Marketing segment.

        Protective believes that its focused and disciplined approach to the acquisition process and its experience in the assimilation, conservation, and servicing of acquired policies gives it a significant competitive advantage over many other companies that attempt to make similar acquisitions. Protective expects acquisition opportunities to continue to be available as the life insurance industry continues to consolidate; however, management believes that Protective may face increased competition for future acquisitions.

        Total revenues and income before income tax from the Acquisitions segment are expected to decline with time unless new acquisitions are made. Therefore, the segment's revenues and earnings may fluctuate from year to year depending upon the level of acquisition activity.

        The following table shows the number of transactions closed by the Acquisitions segment and the approximate amount of (statutory) capital invested for each year in which an acquisition was made.

Year Ended December 31	Number of Transactions	Capital Invested
		(dollars in millions)
2001	2	$247.8
2002	1	60.0

        In 2001, Protective coinsured a block of individual life policies from Standard Insurance Company, and acquired the stock of Inter-State Assurance Company (Inter-State) and First Variable Life Insurance Company (First Variable) from ILona Financial Group, Inc., the U.S. subsidiary of Irish Life & Permanent plc of Dublin, Ireland. In 2002, Protective coinsured a block of traditional life and interest-sensitive life insurance policies from Conseco Variable Insurance Company. Although acquisition opportunities were investigated, no transactions were completed in 1999, 2000, or 2003.

        From time to time other of Protective's business segments have acquired companies and blocks of policies which are included in their respective results.

Annuities

        Protective's Annuities segment manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Life Marketing segment's sales force.

        Protective's fixed annuities are primarily modified guaranteed annuities which guarantee an interest rate for a fixed period. Because contract values are "market-value adjusted" upon surrender prior to maturity, these products afford Protective a measure of protection from the effects of changes in interest rates. Protective also offers variable annuities which offer the policyholder the opportunity to invest in various investment accounts.

        The following table shows fixed and variable annuity sales. The demand for annuity products is related to the general level of interest rates and performance of the equity markets.

Year Ended December 31	Fixed Annuities	Variable Annuities	Total Annuities
		(dollars in millions)
1999	$350	$361	$711
2000	635	257	892
2001	689	263	952
2002	628	325	953
2003	164	350	514

Stable Value Products

        Protective's Stable Value Products segment markets guaranteed investment contracts (GICs) to 401(k) and other qualified retirement savings plans. GICs are generally contracts which specify a return on deposits for a specified period and often provide flexibility for withdrawals at book value in keeping with the benefits provided by the plan. The demand for GICs is related to the relative attractiveness of the "fixed rate" investment option in a 401(k) plan compared to the equity-based investment options available to plan participants.

        The segment also markets fixed and floating rate funding agreements directly to the trustees of municipal bond proceeds, institutional investors, bank trust departments and money market funds, and sells funding agreements to special purpose entities that in turn issue notes or certificates in smaller, transferable denominations. During the fourth quarter of 2003, Protective registered a funding agreement-backed notes program with the SEC. Through this program, Protective is able to offer notes to both institutional and retail investors. The segment's funding agreement-backed notes complement Protective's overall asset-liability management in that the terms of the funding agreements may be tailored to the needs of the seller, as opposed to the needs of the buyer, and more so in a retail program. The segment had sales of $450 million under this program in 2003.

        Protective's emphasis is on a consistent and disciplined approach to product pricing and asset/liability management, careful underwriting of early withdrawal risks and maintaining low distribution and administration costs. Most GIC contracts and funding agreements written by Protective have maturities of three to seven years.

        The following table shows the stable value products sales.

Year Ended December 31	GICs	Funding Agreements	Total
	(dollars in millions)
1999	$584	$386	$970
2000	418	801	1,219
2001	409	637	1,046
2002	267	888	1,155
2003	275	1,333	1,608

        The rate of growth in account balances is affected by the amount of maturing contracts relative to the amount of sales.

Asset Protection

        The Asset Protection segment markets extended service contracts and credit life and disability insurance to protect consumers' investments in automobiles and watercraft. The segment's products are primarily marketed through a national network of 2,500 automobile and marine dealers. The Asset Protection segment has also offered credit insurance through banks and consumer finance companies.

        The Asset Protection segment also has offered other casualty insurance products, including surety bonds and products that insure or guarantee the residual or market value of vehicles under leases and vehicle finance contracts. The segment's recent operating results have been negatively affected as a result of casualty claims in these lines being significantly higher than assumed or estimated when these products were priced. The Asset Protection segment recorded charges of $30.9 million in 2002, primarily as a result of the negative claims experience that these lines and other non-core lines were experiencing. The segment has taken affirmative steps to exit and reduce its risk exposure in these lines. Actual claims experience in these lines is affected by general economic conditions, trends in used vehicle prices and default rates and other factors that can be very difficult to predict when pricing products. Although Protective has taken affirmative steps to exit and reduce its exposure to these casualty product lines, a material adverse development in such casualty claims trends could have a material, adverse effect on Protective.

        Protective continues to closely monitor the effects that declining used vehicle values might have on residual value reserves in the Asset Protection segment. Protective entered into an agreement in 2003, under the terms of which an unaffiliated company assumed the administration and marketing responsibilities for a portion of the Asset Protection segment's financial institutions credit business that was based in Raleigh, North Carolina. Protective is reviewing strategic alternatives for certain under-performing product lines in the Asset Protection segment.

        In 2000, Protective acquired the Lyndon Insurance Group (Lyndon) from Frontier Insurance Group. Lyndon markets a variety of specialty insurance products, including credit insurance and vehicle and marine extended service contracts. Lyndon distributes products on a national basis through financial institutions and automobile dealers.

        Protective is the fifth largest writer of credit insurance in the United States according to industry surveys. These policies cover consumer loans made by financial institutions located primarily in the southeastern United States and automobile dealers throughout the United States.

        The following table shows the credit insurance and related product sales measured by new premium including the sales of Lyndon since the date of acquisition.

Year Ended December 31	Sales
(dollars in millions)
1999	$283.4
2000	523.6
2001	521.4
2002	490.3
2003	491.8

        In 2003, approximately 58% of the segment's sales were through the automobile dealer distribution channel, and approximately 42% of sales were extended service contracts. A portion of the sales and resulting premium are reinsured with producer-owned reinsurers.

Corporate and Other

        Protective has an additional segment referred to as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the other business segments described above (including net investment income on unallocated capital and interest on substantially all debt). This segment also includes earnings from several small lines of business which Protective is not actively marketing (mostly cancer insurance and group annuities), and various investment-related transactions. The earnings of this segment may fluctuate from year to year.

Discontinued Operations

        On December 31, 2001, Protective completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division), and discontinued other remaining Dental Division operations, primarily other health insurance lines.

 SELECTED FINANCIAL DATA

	Year ended December 31
	2003	2002	2001	2000	1999
	(dollars in thousands)
INCOME STATEMENT DATA(3)
Premiums and policy fees	$1,653,609	$1,548,201	$1,389,819	$1,175,943	$861,021
Reinsurance ceded	(917,935)	(738,158)	(771,151)	(686,108)	(462,297)

Net of reinsurance ceded	735,674	810,043	618,668	489,835	398,724
Net investment income	980,743	971,808	835,203	692,081	617,829
Realized investment gains (losses):
Derivative financial instruments	8,249	(4,708)	2,182	2,157	3,425
All other investments	66,764	12,314	(6,123)	(16,756)	1,335
Other income	46,825	41,483	38,578	35,194	22,599

Total revenues	1,838,255	1,830,940	1,488,508	1,202,511	1,043,912
Benefits and expenses	1,488,283	1,589,317	1,274,550	1,027,889	857,299
Income tax expense	117,932	84,229	70,457	61,478	67,991
Income (loss) from discontinued operations(1)	0	0	(27,610)	16,299	22,027
Change in accounting principle(2)	0	0	(8,341)	0	0

Net Income	$232,040	$157,394	$107,550	$129,443	$140,649

(1)	Income from discontinued operations in 2001 includes loss on sale of discontinued operations and loss from discontinued operations, net of income tax.
(2)	Cumulative effect of change in accounting principle relating to SFAS No. 133, net of income tax.
(3)	Prior periods have been restated to reflect discontinued operations.
	December 31
	2003	2002	2001	2000	1999
	(dollars in thousands)
BALANCE SHEET DATA
Total assets	$23,971,212	$21,767,675	$19,582,503	$15,041,781	$12,862,097
Total debt(4)	$2,234	$4,264	$8,291	$12,315	$16,338
Total stable value product and annuity account balances(5)	$4,847,518	$4,198,070	$3,907,892	$3,385,092	$2,915,417
Share-owner's equity	$2,629,798	$2,285,284	$1,883,333	$1,539,955	$1,236,495

(4)	Includes indebtedness to related parties. Such indebtedness totaled $0.0 million, $2.0 million, $6.0 million, $10.0 million, and $14.0 million at December 31, 2003, 2002, 2001, 2000, and 1999, respectively. See also Note E to the Consolidated Financial Statements.
(5)	Includes stable value product account balances and annuity account balances which do not pose significant mortality risk.

Note: Certain reclassifications have been made in the previously reported financial information to make the prior period amounts comparable to those of the current period. Such reclassifications had no effect on previously reported net income or share-owners' equity.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis should be read in its entirety, since it contains detailed information that is important to understanding Protective's results and financial condition. The Overview below is qualified in its entirety by the full Management's Discussion and Analysis.

FORWARD-LOOKING STATEMENTS — CAUTIONARY LANGUAGE

        This report reviews Protective's financial condition and results of operations including its liquidity and capital resources. Historical information is presented and discussed. Where appropriate, factors that may affect future financial performance are also identified and discussed. Certain statements made in this report include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may contain words like "believe," "expect," "estimate," "project," "budget," "forecast," "anticipate," "plan," "will," "shall," "may," and other words, phrases, or expressions with similar meaning. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the results contained in the forward-looking statements, and Protective cannot give assurances that such statements will prove to be correct. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Please refer to "Known Trends and Uncertainties" herein for more information about factors which could affect future results.

OVERVIEW

        Protective Life Insurance Company (Protective) and its subsidiaries provide financial services through the production, distribution, and administration of insurance and investment products. Protective operates five business segments. An operating segment is generally distinguished by products and/or channels of distribution. Protective's operating segments are Life Marketing, Acquisitions, Annuities, Stable Value Products, and Asset Protection. In addition, Protective has another segment referred to as the Corporate and Other segment.

        In 2003, Protective's net income increased 47.4% to $232.0 million compared to $157.4 million in 2002. Included in 2003 net income were net realized investment gains of $75.0 million compared to gains of $7.6 million in 2002.

        The Life Marketing segment's pretax operating income was $160.0 million in 2003, an increase of 27.5% over the $125.4 million reported in 2002. The increase was primarily attributable to an increase in business-in-force.

        The Acquisitions segment's pretax operating income was $96.7 million in 2003, up slightly from the $96.4 million reported in 2002. Increased earnings from recently completed transactions were offset by the expected declining earnings from older acquired blocks of business.

        The Annuities segment's pretax operating income was $13.2 million in 2003, a decline of $1.5 million from the $14.7 million reported in 2002. The decrease is primarily due to interest spread compression and low sales of fixed annuities caused by lower interest rates in 2003.

        Stable Value Products pretax operating income was $38.9 million in 2003, compared to $42.3 million in 2002. Average operating spreads decreased to 96 basis points in 2003, compared to 107 basis points in 2002.

        The Asset Protection segment had pretax operating income of $10.6 million in 2003, compared to a loss of $15.2 million in 2002. This increase in pretax operating income was primarily due to improvements in service contract lines and charges recorded in 2002 due to negative trends in service contract and residual value product lines.

        Corporate and Other had a pretax operating loss of $15.4 million in 2003 compared to a loss of $19.3 million in 2002. An increase in investment income contributed to the change.

CRITICAL ACCOUNTING POLICIES

        Protective's accounting policies inherently require the use of judgments relating to a variety of assumptions and estimates, in particular expectations of current and future mortality, morbidity, persistency, expenses, and interest rates. Because of the inherent uncertainty when using the assumptions and estimates, the effect of certain accounting policies under different conditions or assumptions could be materially different from those reported in the consolidated financial statements. A discussion of the various critical accounting policies is presented below.

        Protective incurs significant costs in connection with acquiring new insurance business. These costs, which vary with and are primarily related to the production of new business and coinsurance of blocks of policies, are deferred. The recovery of such costs is dependent on the future profitability of the related policies. The amount of future profit is dependent principally on investment returns, mortality, morbidity, persistency, and expenses to administer the business and certain economic variables, such as inflation. These factors enter into management's estimates of future profits which generally are used to amortize certain of such costs. Accounting for other intangible assets such as goodwill also requires an estimate of the future profitability of the associated lines of business. Revisions to estimates result in changes to the amounts expensed in the reporting period in which the revisions are made and could result in the impairment of the asset and a charge to income if estimated future profits are less than the unamortized deferred amounts.

        Protective has a deferred policy acquisition costs asset of approximately $99.7 million related to its variable annuity product line with an account balance of $2.2 billion at December 31, 2003. Protective monitors the rate of amortization of the deferred policy acquisition costs associated with its variable annuity product line. The methodologies employ varying assumptions about how much and how quickly the stock markets will appreciate. The primary assumptions used to project future profits as part of the analysis include: a long-term equity market growth rate of 9%, reversion to the mean methodology with a reversion to the mean cap rate of 14%, reversion to the mean period of 5 years, and an amortization period of 20 years. A recovery in equity markets, or methodologies and assumptions that anticipate a recovery, results in lower amounts of amortization, and a worsening of equity markets results in higher amounts of amortization.

        Establishing an adequate liability for Protective's obligations to its policyholders requires the use of assumptions. Liabilities for future policy benefits on traditional life insurance products require the use of assumptions relative to future investment yields, mortality, persistency and other assumptions based on Protective's historical experience, modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation.

        Protective also establishes liabilities for guaranteed minimum death benefits (GMDB) on its variable annuity products. The methods used to estimate the liabilities employ assumptions about mortality and the performance of equity markets. Protective assumes mortality of 60% of the National Association of Insurance Commissioners 1994 Variable Annuity GMDB Mortality Table to reflect improvements in mortality since the table was derived and other factors. Future declines in the equity market would increase Protective's GMDB liability. Differences between the actual experience and the assumptions used result in variances in profit and could result in losses. Protective's GMDB at December 31, 2003, are subject to a dollar-for-dollar reduction upon withdrawal of related annuity deposits on contracts issued prior to January 1, 2003.

        Determining whether a decline in the current fair value of invested assets is an other-than-temporary decline in value can involve a variety of assumptions and estimates, particularly for investments that are not actively traded in established markets. For example, assessing the value of certain investments requires Protective to perform an analysis of expected future cash flows or rates of prepayments. Other investments, such as collateralized mortgage or bond obligations, represent selected tranches of a structured transaction, supported overall by underlying investments in a wide variety of issuers. Protective's specific accounting policies related to its invested assets are discussed in the Notes to the Consolidated Financial Statements.

        Protective utilizes derivative transactions primarily in order to reduce its exposure to interest rate risk as well as currency exchange risk. Assessing the effectiveness of these hedging programs and evaluating the carrying values of the related derivatives often involve a variety of assumptions and estimates. Protective employs a variety of methods for determining the fair value of its derivative instruments. The fair values of interest rate swaps, interest rate swaptions, total return swaps and put or call options are based upon industry standard models which present-value the projected cash flows of the derivatives using current and implied future market conditions.

        Determining Protective's obligations to employees under its defined benefit pension plan and stock-based compensation plans requires the use of estimates. The calculation of the liability related to Protective's defined benefit pension plan requires assumptions regarding the appropriate weighted average discount rate, estimated rate of increase in the compensation of its employees and the expected long-term rate of return on the plan's assets. Accounting for other stock-based compensation plans may require the use of option pricing models to estimate PLC's obligations. Assumptions used in such models relate to equity market volatility, the risk-free interest rate at the date of grant, as well as the expected exercise date.

        The assessment of potential obligations for tax, regulatory, and litigation matters inherently involve a variety of estimates of potential future outcomes. Protective makes such estimates after consultation with its advisors and a review of available facts.

Results of Operations

Premiums and Policy Fees

        The following table sets forth for the periods shown the amount of premiums and policy fees, net of reinsurance (premiums and policy fees), and the percentage change from the prior period:

Year Ended December 31	Amount	Percentage Increase (Decrease)
	(in thousands)
2001	$618,668	26.3%
2002	810,043	30.9
2003	735,674	(9.2)

        Premiums and policy fees were $810.0 million in 2002, an increase of $191.4 million or 30.9% from the $618.7 million reported for 2001. During 2002, Protective discovered that it had overpaid the reinsurance premiums due on certain life insurance policies over a period of 10 years. Protective recorded cash and receivables totaling $69.7 million, and a corresponding increase in premiums and policy fees, which reflected its then current estimate of amounts to be recovered. Excluding this increase, premiums and policy fees in the Life Marketing segment increased $29.5 million due to an increase in sales. Premiums and policy fees in the Acquisitions segment are expected to decline with time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made. In June 2002, Protective coinsured a block of insurance policies from Conseco Variable Insurance Company (Conseco). This transaction resulted in an increase in premiums and policy fees of $18.8 million. The acquisition of Inter-State and First Variable resulted in a $27.0 million increase in premiums and policy fees. Premiums and policy fees from older acquired blocks decreased $3.7 million.

Premiums and policy fees from the Annuities segment declined $2.3 million due to a decline in variable annuity management fees caused by the general decline in the equity markets. Premiums and policy fees related to the Asset Protection segment increased $53.4 million due to continued higher sales in its service contracts and residual value lines. Lower sales in other Asset Protection lines during 2002 were more than offset by a decline in the amount of reinsurance ceded. The decline in reinsurance ceded was primarily due to a change in the form of a credit reinsurance agreement in 2002. Premiums and policy fees relating to various health insurance lines in the Corporate and Other segment decreased $1.0 million.

        Premiums and policy fees were $735.7 million in 2003, a decrease of $74.4 million or 9.2% from 2002 premiums and policy fees. In 2003, Protective substantially completed its recovery of all of the previously mentioned reinsurance overpayments. As a result, $18.4 million of premiums and policy fees were recorded in 2003 related to the collection of the reinsurance overpayment. Overall, premiums and policy fees in the Life Marketing segment declined $21.5 million from 2002, reflecting an increase in the use of reinsurance. Premiums and policy fees from the Conseco transaction resulted in an increase of $7.2 million. Premiums and policy fees from older acquired blocks decreased $17.8 million as a result of normal lapsing of policies resulting from deaths of insureds or terminations of coverage. Premiums and policy fees in the Annuities segment increased by $0.4 million in 2003. Premiums and policy fees in the Asset Protection segment decreased by $40.9 million due to reduced credit earned premiums attributable to lower sales and the termination of non-core lines of business. Premiums and policy fees in the Corporate and Other segment decreased by $1.8 million.

Net Investment Income

        The following table sets forth for the periods shown the amount of net investment income, the percentage change from the prior period, and the percentage earned on average cash and investments:

Year Ended December 31	Amount	Percentage Increase	Percentage Earned on Average Cash and Investments
	(in thousands)
2001	$835,203	20.7%	7.0%
2002	971,808	16.4	6.8
2003	980,743	0.9	6.1

        Net investment income in 2002 increased $136.6 million or 16.4% over 2001, and in 2003 increased $8.9 million or 0.9% over 2002, primarily due to increases in the average amount of invested assets. Invested assets have increased primarily due to acquisitions, receiving stable value and annuity deposits, and the asset growth that results from the sale of various insurance products. The Standard coinsurance transaction and the acquisition of Inter-State and First Variable resulted in an increase in investment income of $57.5 million in 2002. The Conseco coinsurance transaction resulted in an increase in investment income of $13.3 million in 2003. This increase was more than offset by $19.3 million decline in investment income from older acquisitions.

        The percentage earned on average cash and investments was 6.8% in 2002 and 6.1% in 2003, due to the overall decline in interest rates on new investments.

Realized Investment Gains (Losses)

        Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs.

        The following table sets forth realized investment gains (losses) relating to derivative financial instruments and all other investments for the periods shown:

Year Ended December 31	Derivative Financial Instruments	All Other Investments
	(in thousands)
2001	$2,182	$(6,123)
2002	(4,708)	12,314
2003	8,249	66,764

        Realized investment gains and losses related to derivative financial instruments primarily represent changes in the fair values of certain derivative financial instruments. Realized investment gains and losses related to derivatives include periodic settlements related to interest rate swaps intended to mitigate the risks associated with certain investments, but do not qualify as hedges under SFAS No. 133.

        The sales of investments that have occurred generally result from portfolio management decisions to maintain proper matching of assets and liabilities. Realized investment gains related to all other investments in 2002 of $73.0 million were largely offset by realized investment losses of $60.7 million. Realized investment gains related to all other investments in 2003 of $93.4 million were offset by realized investment losses of $26.6 million. During 2002 and 2003, Protective recorded other-than-temporary impairments in its investments of $17.8 million and $13.6 million, respectively.

        Each quarter Protective reviews investments with material unrealized losses and tests for other-than-temporary impairments. Management analyzes various factors to determine if any specific other-than-temporary asset impairments exist. Once a determination has been made that a specific other-than-temporary impairment exists, a realized loss is recognized and the cost basis of the impaired asset is adjusted to its fair value. An other-than-temporary impairment loss is recognized based upon all relevant facts and circumstances for each investment. With respect to unrealized losses due to issuer-specific events, Protective considers the creditworthiness and financial performance of the issuer and other available information. With respect to unrealized losses that are not due to issuer-specific events, such as losses due to interest rate fluctuations, general market conditions or industry-related events, Protective considers its intent and ability to hold the investment to allow for a market recovery or to maturity together with an assessment of the likelihood of full recovery. See also "Liquidity and Capital Resources — Investments" included herein.

Other Income

        The following table sets forth other income for the periods shown:

Year Ended December 31	Amount	Percentage Increase (Decrease)
	(in thousands)
2001	$38,578	9.6%
2002	41,483	7.5
2003	46,825	12.9

        Other income consists primarily of revenues of Protective's direct response businesses, service contract businesses, noninsurance subsidiaries, and rental of space in its administrative building to PLC. In 2002, revenues from Protective's service contract business increased $4.7 million. Income from all other sources decreased $1.8 million. In 2003, revenues from Protective's service contract business increased $4.5 million. Income from all other sources increased $0.8 million.

Income Before Income Tax

        Consistent with Protective's segment reporting in the Notes to Consolidated Financial Statements, management evaluates the results of Protective's segments on a before-income-tax basis as adjusted for certain items which management believes are not indicative of Protective's core operations. Segment operating income (loss) excludes net realized investment gains and losses and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity. Periodic settlements of interest rate swaps associated with certain investments are included in realized gains and losses but are considered part of operating income because the interest rate swaps are hedging items affecting operating income. Also, segment operating income (loss) excludes any net gains or losses on disposals of businesses, discontinued operations, and the cumulative effect of changes in accounting principles. Although the items excluded from segment operating income (loss) may be significant components in understanding and assessing Protective's overall financial performance, management believes that operating segment income (loss) enhances an investor's understanding of Protective's results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the insurance business (i.e., mortality and morbidity), consistent with industry practice. However, Protective's segment operating income (loss) measures may not be comparable to similarly titled measures reported by other companies. Segment operating income (loss) should not be construed as a substitute for net income (loss) determined in accordance with accounting principles generally accepted in the United States of America (GAAP). "Total income from continuing operations before income tax" is a GAAP measure to which the non-GAAP measure "total operating income" may be compared. Unlike total operating income, total income before income tax includes net realized investment gains and losses, the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments. In the Annuities and Stable Value Products segments operating income excludes realized investment gains and losses and related amortization. In the Corporate and Other segment operating income includes derivative gains related to investments.

        The table below sets forth operating income or loss and income or loss before income tax by business segment for the periods shown:

Operating Income (Loss) and Income (Loss) Before Income Tax
(in thousands)

	Year Ended December 31
	2003	2002	2001
Operating Income (Loss)(1)
Life Marketing	$159,957	$125,419	$92,016
Acquisitions	96,700	96,418	69,251
Annuities	13,190	14,656	15,093
Stable Value Products	38,911	42,272	33,150
Asset Protection	10,566	(15,192)	35,731
Corporate and Other	(15,382)	(19,324)	(22,446)

Realized Investment Gains (Losses)
Annuities	22,733	2,277	1,139
Stable Value Products	9,756	(7,061)	7,218
Corporate and Other	42,524	12,390	(12,298)
Less Derivative Gains Related to Investments(2)
Corporate and Other	(10,036)	(8,251)	(3,900)
Related amortization of deferred policy acquisition costs
Annuities	(18,947)	(1,981)	(996)

Income (Loss) Before Income Tax
Life Marketing	159,957	125,419	92,016
Acquisitions	96,700	96,418	69,251
Annuities	16,976	14,952	15,236
Stable Value Products	48,667	35,211	40,368
Asset Protection	10,566	(15,192)	35,731
Corporate and Other	17,106	(15,185)	(38,644)

Total income before income tax	$349,972	$241,623	$213,958

(1)	Income before income tax excluding realized investment gains and losses and related amortization of deferred policy acquisition costs
(2)	Certain investments included in realized investment gains and considered a part of operating income

Life Marketing

        The Life Marketing segment's 2002 pretax operating income was $125.4 million, $33.4 million above 2001. In the third quarter of 2002, Protective discovered that it had overpaid the reinsurance premiums due on certain life insurance policies, and indicated that it would be seeking recovery of approximately $94.5 million from several reinsurance companies. At December, 31, 2002, Protective had recorded cash and receivables totaling $69.7 million, which reflected the amounts received at that date, and Protective's estimate of amounts to be recovered in the future, based upon the information then available.

        The corresponding increase in premiums and policy fees resulted in $62.5 million of additional amortization of deferred policy acquisition costs in 2002. The amortization of deferred policy acquisition costs took into account the amortization relating to the increase in premiums and policy fees as well as the additional amortization required should the remainder of the overpayment not be collected. The Life Marketing segment's pretax operating income thereby increased $7.2 million which is the difference between the premiums recorded and the amount of such additional amortization.

        Because the overpayments were made over a period of 10 years beginning in 1992, and had the effect of reducing the amortization of deferred policy acquisition costs during that period, Protective believes that no prior period results were materially understated and that no operating trends were materially affected as a result.

        In addition to the increase from reinsurance recoveries, an increase of $7.2 million in 2002 is attributable to favorable mortality experience, and an increase of $19.0 million can be attributed to growth through sales.

        The Life Marketing segment's 2003 pretax operating income was $160.0 million, an increase of $34.5 million over 2002. During 2003, Protective received payment from substantially all of the affected reinsurance companies. As a result Protective increased premiums and policy fees by $18.4 million and amortization of deferred policy acquisition costs by $6.1 million, resulting in an increase in the Life Marketing segment's pretax operating income of $12.3 million. The remaining increase is attributable to growth of business-in-force due to strong sales in 2002 and 2003 and favorable expense variances as compared to pricing allowances.

Acquisitions

        In the ordinary course of business, the Acquisitions segment regularly considers acquisitions of blocks of policies or smaller insurance companies. Policies acquired through the segment are usually administered as "closed" blocks; i.e., no new policies are being marketed. Therefore, earnings from the Acquisitions segment are normally expected to decline over time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made.

        In 2002, the segment's pretax operating income was $96.4 million, $27.2 million above 2001. The Conseco and Standard coinsurance transactions and the acquisition of Inter-State and First Variable resulted in a $24.7 million increase in earnings in 2002. Earnings on older acquired blocks of policies increased $2.4 million. In 2003, the segment's pretax operating income was $96.7 million, $0.3 million above 2002. The Conseco transaction contributed a $9.1 million increase in earnings over 2002, and earnings from older acquired blocks of business decreased by $8.8 million.

Annuities

        The Annuities segment's pretax operating income for 2002 was $14.7 million as compared to $15.1 million in 2001. Fixed annuity earnings increased $1.2 million due to higher account balances. This increase was more than offset by a decline in variable annuity earnings of $2.4 million due to the general decline in the equity markets. The segment's 2003 pretax operating income was $13.2 million, a decrease of $1.5 million from 2002. The decrease is primarily attributable to spread compression and the inability to capitalize excess expenses due to lower sales of fixed annuities caused by lower interest rates in 2003. The segment had a $0.3 million realized investment gain (net of related amortization of deferred policy acquisition costs) in 2002 and a $3.8 million gain in 2003. As a result, total pretax income was $15.0 million in 2002 and $17.0 million in 2003.

        Protective offers a guaranteed minimum death benefit feature (GMDB) on its variable annuity products. Protective's accounting policy has been to calculate its total exposure to GMDB, and then apply a mortality factor to determine the amount of claims that could be expected to occur in the coming twelve months. Protective then accrues to that amount over four quarters. At December 31, 2003, the total GMDB reserve was $5.1 million. The total guaranteed amount payable under the GMDB feature based on variable annuity account balances at December 31, 2003, was $287.0 million, a decrease of $252.0 million from December 31, 2002, caused by an improvement in the equity markets.

        In accordance with statutory accounting practices prescribed or permitted by regulatory authorities (which require the assumption that equity markets will significantly worsen), the Annuities segment reported GMDB related policy liabilities and accruals of $12.1 million at December 31, 2003, a decrease of $12.6 million from December 31, 2002.

        Although positive performance in the equity markets in 2003 allowed Protective to decrease its GMDB related policy liabilities, the Annuities segment's future results may be negatively affected by a slow economy. Volatile equity markets could negatively affect sales of variable annuities and the fees the segment assesses on variable annuity contracts. Lower interest rates have negatively affected sales of fixed annuities. In this segment, equity market volatility may create uncertainty regarding the level of future profitability in the variable annuity business and the related rate of amortization of deferred policy acquisition costs.

Stable Value Products

        The Stable Value Products segment's 2002 pretax operating income was $42.3 million, $9.1 million above 2001. This increase is due primarily to higher average account balances and operating spreads. Average account balances were $3.9 billion in 2002 as compared to $3.5 billion in 2001. Operating spreads averaged 107 basis points in 2002 compared to an average of 90 basis points in 2001. The segment's 2003 pretax operating income was $38.9 million, a decrease of $3.4 million from 2002. Average operating spreads were down to 96 basis points in 2003, causing the decrease in pretax operating income. The primary reason for the spread compression was a reduction in yield caused by the high level of prepayments in the mortgage-backed securities portfolio in 2003. The segments average quarterly account balances increased by $189.6 million in 2003 to $4.1 billion. The segment had realized investment losses in 2002 of $7.1 million compared to gains of $9.8 million in 2003. As a result, total income before income tax was $35.2 million in 2002 and $48.7 million in 2003.

        Protective has registered a program with the Securities and Exchange Commission in which up to $3 billion of secured medium-term notes may be issued to the institutional market and InterNotes® may be issued to the retail market on a delayed (or shelf) basis. Each series of notes will be issued by a separate trust and will be secured by one or more funding agreements issued by Protective. Notes issued under the program will be accounted for in a manner consistent with Protective's other stable value products (i.e., included in "stable value product account balances" in Protective's balance sheet). Protective issued $450 million of notes under this program in the fourth quarter of 2003 to institutional investors.

Asset Protection

        The Asset Protection segment's core lines of business are vehicle and marine service contracts and credit insurance. The results of the Asset Protection segment have been significantly affected by general economic conditions and trends in used vehicle prices. The segment's claims and corresponding loss ratios have increased in the current economic environment. In addition, the segment has been exiting certain ancillary lines of business, which are not core to either the service contract or credit insurance businesses.

        In 2002, as a result of the negative trends the Asset Protection segment was experiencing, Protective performed claims experience studies and other analyses and determined that it should increase its estimates of policy liabilities and accruals and write off certain deferred policy acquisition costs and receivables which resulted in a pretax charge of $30.9 million. Examples of the negative trends affecting the segment are lower used vehicle prices resulting from new vehicle sales incentives and an increase in residual value claims on automobiles. Claims experience studies are necessarily complex and involve analyzing and interpreting large quantities of data to deduce whether the trends appear to be temporary and likely to reverse, or not. Any adverse development in the trends of used vehicle prices or in service contract claims could have a material adverse effect on Protective.

        The Asset Protection segment had a pretax operating loss of $15.2 million in 2002, $50.9 million lower than the pretax operating income of $35.7 in 2001. The decrease included the $30.9 million charge discussed above. The segment also experienced lower service contract administration fees of $2.8 million and lower earned credit premiums that reduced income $5.8 million. Higher loss ratios in the vehicle service contract line lowered earnings $2.8 million. Also, higher loss ratios in the segment's ancillary lines led to higher losses of $6.1 million in 2002. Included in the segment's pretax loss for 2002 was $2.7 million of income related to the sale of the inactive charter of a small subsidiary compared to $2.0 million for a charter sale in 2001. In addition, 2001 operating income included a change in estimate of $6.7 million related to reserves in certain credit lines. All other items increased 2002 operating income by $3.5 million.

        The segment had pretax operating income of $10.6 million in 2003. Pretax operating income for the segment's core lines of business was $17.0 million in 2003 as compared to $18.4 million in 2002. Lower credit insurance results in 2003, caused by reduced sales, were partially offset by improved results on service contract lines in 2003. The vehicle service contract line of business improved to contribute pretax operating income of $3.7 million in 2003, as compared to a pretax operating loss of $2.8 million in 2002, due to improving loss ratios caused by the effect of increasing prices in 2000 through 2003. The marine service contract line's pretax operating income improved to $6.0 million in 2003, $1.2 million better than in 2002. Other core lines of business contributed $7.3 million of pretax operating income. Included in pretax operating income in 2003, was the sale of an inactive charter which contributed $6.9 million of income. Non-core lines of business and all other items decreased operating income by $13.3 million in 2003.

Corporate and Other

        The Corporate and Other segment consists primarily of net investment income on unallocated capital, interest expense on substantially all debt, several lines of business that Protective is not actively marketing (mostly health insurance), and earnings from various investment-related transactions. In 2002, the segment had a pretax operating loss of $19.3 million, $3.1 million less than 2001. The increase relates to a $9.6 million increase in investment income allocated to the segment, which was partially offset by $4.1 million less income from the cancer line. Other items decreased income by $2.4 million in 2002. Realized investment gains (net of derivative gains related to investments) in 2002 were $4.1 million. As a result, the total pretax loss in 2002 was $15.2 million.

        In 2003, the segment had a pretax operating loss of $15.4 million, $3.9 million less than 2002. An increase investment income allocated to the segment of $7.4 million was partially offset by $3.5 million increase in expenses related to employee incentive plans and other corporate expenses. Realized investment gains (net of derivative gains related to investments) in 2003 were $32.5 million. As a result, total pretax income in 2003 was $17.1 million.

Income Tax Expense

        The following table sets forth the effective income tax rates relating to continuing operations for the periods shown:

Year Ended December 31	Effective Income Tax Rate
2001	32.9%
2002	34.9
2003	33.7

        Management's current estimate of the effective income tax rate for 2004 is approximately 34.0%. The expected increase is primarily due to the expiration of certain tax credits.

Discontinued Operations

        On December 31, 2001, Protective completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division) and discontinued certain other remaining Dental Division related operations, primarily other health insurance lines. In 2001, the loss from discontinued operations was $9.9 million (primarily due to the non-performance of reinsurers) and the loss from sale of discontinued operations was $17.8 million, both net of income tax.

Change in Accounting Principle

        On January 1, 2001, Protective adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of SFAS No. 133 resulted in a cumulative $8.3 million charge to net income, net of $4.0 million income tax.

Net Income

        The following table sets forth net income from continuing operations before cumulative effect of change in accounting principle and related per share information for the periods shown:

Year Ended December 31	Amount	Percent Increase/(Decrease)
	(in thousands)
2001	$143,501	26.8%
2002	157,394	9.7
2003	232,040	47.4

        Net income from continuing operations before cumulative effect of change in accounting principle in 2002 of $157.4 million reflects improved operating earnings in the Life Marketing, Acquisitions, Stable Value Products and Corporate and Other segments and higher realized investment gains, which were partially offset by lower operating earnings in the Annuities and Asset Protection segments. Net income from continuing operations before cumulative effect of change in accounting principle in 2003 of $232.0 million reflects improved operating earnings in the Life Marketing, Acquisitions, and Asset Protection segments and higher realized investment gains, which were partially offset by lower operating earnings in the Stable Value Products, Annuities, and Corporate and Other segments.

Known Trends and Uncertainties

        The operating results of companies in the insurance industry have historically been subject to significant fluctuations. The factors which could affect Protective's future results include, but are not limited to, general economic conditions and the known trends and uncertainties which are discussed more fully below.

        Protective is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect Protective's operations. While Protective has obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no predictions of specific scenarios can be made nor can assurance be given that there are not scenarios that could have an adverse effect on Protective. A natural disaster or an outbreak of an easily communicable disease could adversely affect the mortality or morbidity experience of Protective or its reinsurers.

        Protective operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry. Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Participants in certain of Protective's independent distribution channels are also consolidating into larger organizations. Some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of Protective's products by substantially increasing the number and financial strength of potential competitors.

        Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

        A ratings downgrade could adversely affect Protective's ability to compete. Rating organizations periodically review the financial performance and condition of insurers, including Protective's subsidiaries. In recent years, downgrades of insurance companies have occurred with increasing frequency. A downgrade in the rating of Protective's subsidiaries could adversely affect Protective's ability to sell its products, retain existing business, and compete for attractive acquisition opportunities. Specifically, a ratings downgrade would materially harm Protective's ability to sell certain products, including guaranteed investment products and funding agreements.

        Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company's control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations' judgment of the rating to be assigned to the rated company. Protective cannot predict what actions the rating organizations may take, or what actions Protective may be required to take in response to the actions of the rating organizations, which could adversely affect Protective.

        Protective's policy claims fluctuate from period to period, and actual results could differ from its expectations. Protective's results may fluctuate from period to period due to fluctuations in policy claims received by Protective. Certain of Protective's businesses may experience higher claims if the economy is growing slowly or in recession, or equity markets decline.

        Mortality, morbidity, and casualty expectations incorporate assumptions about many factors, including for example, how a product is distributed, persistency and lapses, and future progress in the fields of health and medicine. Actual mortality, morbidity, and casualty claims could differ from expectations if actual results differ from those assumptions.

        Protective's results may be negatively affected should actual experience differ from management's assumptions and estimates. In the conduct of business, Protective makes certain assumptions regarding the mortality, persistency, expenses and interest rates, or other factors appropriate to the type of business it expects to experience in future periods. These assumptions are also used to estimate the amounts of deferred policy acquisition costs, policy liabilities and accruals, future earnings, and various components of Protective's balance sheet. Protective's actual experience, as well as changes in estimates, are used to prepare Protective's statements of income.

        The calculations Protective uses to estimate various components of its balance sheet and statements of income are necessarily complex and involve analyzing and interpreting large quantities of data. Protective currently employs various techniques for such calculations and it from time to time will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates.

        Assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revision over time. Accordingly, Protective's results may be affected, positively or negatively, from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

        The use of reinsurance introduces variability in Protective's statements of income. The timing of premium payments to, and receipt of expense allowances from, reinsurers may differ from Protective's receipt of customer premium payments and incurrence of expenses. These timing differences introduce variability in certain components of Protective's statements of income, and may also introduce variability in Protective's quarterly results.

        Protective could be forced to sell investments at a loss to cover policyholder withdrawals. Many of the products offered by Protective and its insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances. Protective and its insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While Protective and its life insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid. If Protective or its subsidiaries experience unanticipated withdrawal or surrender activity, Protective or its subsidiaries could exhaust their liquid assets and be forced to liquidate other assets, perhaps on unfavorable terms. If Protective or its subsidiaries are forced to dispose of assets on unfavorable terms, it could have an adverse effect on Protective's financial condition.

        Interest-rate fluctuations could negatively affect Protective's spread income or otherwise impact its business. Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect Protective's spread income. While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

        From time to time, Protective has participated in securities repurchase transactions that have contributed to Protective's investment income. Such transactions involve some degree of risk that the counterparty may fail to perform its obligations to pay amounts owed and the collateral has insufficient value to satisfy the obligation. No assurance can be given that such transactions will continue to be entered into and contribute to Protective's investment income in the future.

        Changes in interest rates may also impact its business in other ways. Lower interest rates may result in lower sales of certain of Protective's insurance and investment products. In addition, certain of Protective's insurance and investment products guarantee a minimum credited interest rate, and Protective could become unable to earn its spread income should interest rates decrease significantly.

        Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income Protective receives in the form of prepayment fees, make-whole payments, and mortgage participation income. Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of variable products.

        Additionally, Protective's asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve) and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of Protective's asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

        In general terms, Protective's results are improved when the yield curve is positively sloped (i.e., when long-term interest rates are higher than short-term interest rates), and will be adversely affected by a flat or negatively sloped curve.

        Equity market volatility could negatively impact Protective's business. The amount of policy fees received from variable products is affected by the performance of the equity markets, increasing or decreasing as markets rise or fall. Equity market volatility can also affect the profitability of variable products in other ways.

        The amortization of deferred policy acquisition costs relating to variable products and the estimated cost of providing guaranteed minimum death benefits incorporate various assumptions about the overall performance of equity markets over certain time periods. The rate of amortization of deferred policy acquisition costs and the estimated cost of providing guaranteed minimum death benefits could increase if equity market performance is worse than assumed.

        A deficiency in Protective's systems could result in over or underpayments of amounts owed to or by Protective and/or errors in Protective's critical assumptions or reported financial results. The business of insurance necessarily involves the collection and dissemination of large amounts of data using systems operated by Protective. Examples of data collected and analyzed include policy information, policy rates, expenses, mortality and morbidity experience. To the extent that data input errors, systems errors, or systems failures are not identified and corrected by Protective's internal controls, the information generated by the systems and used by Protective and/or supplied to business partners, policyholders, and others may be incorrect and may result in an overpayment or underpayment of amounts owed to or by Protective and/or Protective using incorrect assumptions in its business decisions or financial reporting.

        In the third quarter of 2002, Protective discovered that the rates payable on certain life insurance policies were incorrectly entered into its reinsurance administrative system in 1991. As a result, Protective overpaid to several reinsurance companies the reinsurance premiums related to such policies of approximately $94.5 million over a period of 10 years beginning in 1992. Protective has received payment from substantially all of the affected reinsurance companies.

        Insurance companies are highly regulated and subject to numerous legal restrictions and regulations. Protective and its subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of Protective's business, which may include premium rates, marketing practices, advertising, privacy, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than share owners. At any given time, a number of financial and/or market conduct examinations of Protective's subsidiaries is ongoing. Protective is required to obtain state regulatory approval for rate increases for certain health insurance products, and Protective's profits may be adversely affected if the requested rate increases are not approved in full by regulators in a timely fashion. From time to time, regulators raise issues during examinations or audits of Protective's subsidiaries that could, if determined adversely, have a material impact on Protective. Protective cannot predict whether or when regulatory actions may be taken that could adversely affect Protective or its operations. In addition, the interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact, particularly in areas such as health insurance.

        Protective and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts, and annuities offered by Protective and its subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

        Other types of regulation that could affect Protective and its subsidiaries include insurance company investment laws and regulations, state statutory accounting practices, state anti-trust laws, minimum solvency requirements, state securities laws, federal privacy laws, federal money laundering and anti-terrorism laws, and because Protective owns and operates real property state, federal, and local environmental laws. Protective cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on Protective if enacted into law.

        Changes to tax law or interpretations of existing tax law could adversely affect Protective and its ability to compete with non-insurance products or reduce the demand for certain insurance products. Under the Internal Revenue Code of 1986, as amended (the "Code"), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending upon grandfathering provisions, would be affected by the surrenders of existing annuity contracts and life insurance policies. For example, changes in laws or regulations could restrict or eliminate the advantages of certain corporate or bank-owned life insurance products. Recent changes in tax law, which have reduced the federal income tax rates on corporate dividends in certain circumstances, could make the tax advantages of investing in certain life insurance or annuity products less attractive. Additionally, changes in tax law based on proposals to establish new tax advantaged retirement and life savings plans, if enacted, could reduce the tax advantage of investing in certain life insurance or annuity products. In addition, life insurance products are often used to fund estate tax obligations. Legislation has been enacted that would, over time, reduce and eventually eliminate the estate tax. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. Additionally, Protective is subject to the federal corporation income tax. Protective cannot predict what changes to tax law or interpretations of existing tax law could adversely affect Protective.

        Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments. A number of civil jury verdicts have been returned against insurers, broker-dealers, and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, companies have made material settlement payments.

        Group health coverage issued through associations has received some negative coverage in the media as well as increased regulatory consideration and review. Protective has a small closed block of group health insurance coverage that was issued to members of an association; a lawsuit is currently pending against Protective in connection with this business.

        Protective, like other financial services companies, in the ordinary course of business is involved in such litigation and arbitration. Although Protective cannot predict the outcome of any such litigation or arbitration, Protective does not believe that any such outcome will have a material impact on the financial condition or results of operations of Protective.

        Protective's ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business. Protective's ability to maintain low unit costs is dependent upon the level of new sales and persistency (continuation or renewal) of existing business. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs.

        Additionally, a decrease in persistency may result in higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs, and lower reported earnings. Although many of Protective's products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered. Some of Protective's products do not contain surrender charge features and such products can be surrendered or exchanged without penalty. A decrease in persistency may also result in higher claims.

        Protective's investments are subject to market and credit risks. Protective's invested assets and derivative financial instruments are subject to customary risks of credit defaults and changes in market values. The value of Protective's commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties which Protective has financed. Factors that may affect the overall default rate on, and market value of, Protective's invested assets, derivative financial instruments, and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

        Protective may not realize its anticipated financial results from its acquisitions strategy. Protective's acquisitions have increased its earnings in part by allowing Protective to enter new markets and to position itself to realize certain operating efficiencies. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to Protective, or that Protective will realize the anticipated financial results from its acquisitions.

        Additionally, in connection with its acquisitions, Protective assumes or otherwise becomes responsible for the obligations of policies and other liabilities of other insurers. Any regulatory, legal, financial, or other adverse development affecting the other insurer could also have an adverse effect on Protective.

        Protective is dependent on the performance of others. Protective's results may be affected by the performance of others because Protective has entered into various arrangements involving other parties. For example, most of Protective's products are sold through independent distribution channels, and variable annuity deposits are invested in funds managed by third parties. Additionally, Protective's operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

        Certain of these other parties may act on behalf of Protective or represent Protective in various capacities. Consequently, Protective may be held responsible for obligations that arise from the acts or omissions of these other parties.

        As with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of Protective's insurance and investment products.

        Protective's reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect Protective. Protective and its insurance subsidiaries cede material amounts of insurance and transfer related assets to other insurance companies through reinsurance. Protective may enter into third-party reinsurance arrangements under which Protective will rely on the third party to collect premiums, pay claims, and/or perform customer service functions. However, notwithstanding the transfer of related assets or other issues, Protective remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.

        Protective's ability to compete is dependent on the availability of reinsurance. Premium rates charged by Protective are based, in part, on the assumption that reinsurance will be available at a certain cost. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective for the reinsurance, though Protective does not anticipate increases to occur with respect to existing reinsurance contracts. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, or if a reinsurer should fail to meet its obligations, Protective could be adversely affected.

        Recently, certain commentators on the insurance industry have speculated that reinsurance might become more costly or less available in the future, which could have a negative effect on Protective's ability to compete. In recent years, the number of life reinsurers has decreased as the reinsurance industry has consolidated. The decreased number of participants in the life reinsurance market results in increased concentration risk for insurers, including Protective. In addition, some reinsurers have indicated an unwillingness to continue to reinsure new sales of long-term guarantee products. If the reinsurance markets for these products further contracts, Protective's ability to continue to offer such products would be adversely impacted.

        Computer viruses or network security breaches could affect the data processing systems of Protective or its business partners. A computer virus could affect the data processing systems of Protective or its business partners, destroying valuable data or making it difficult to conduct business. In addition, despite our implementation of network security measures, our servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with our computer systems.

        Protective's ability to grow depends in large part upon the continued availability of capital. Protective has recently deployed significant amounts of capital to support its sales and acquisitions efforts. Capital has also been consumed as Protective increased its reserves on the residual value product. Although positive performance in the equity markets has recently allowed Protective to decrease its GMDB related policy liabilities and accruals, deterioration in these markets could lead to further capital consumption. Although Protective believes it has sufficient capital to fund its immediate growth and capital needs, the amount of capital available can vary significantly from period to period due to a variety of circumstances, some of which are neither predictable nor foreseeable, nor within Protective's control. A lack of sufficient capital could impair Protective's ability to grow.

        New accounting rules or changes to existing accounting rules could negatively impact Protective's reported financial results. Like all publicly traded companies, PLC is required to comply with accounting principles generally accepted in the United States of America (GAAP). A number of organizations are instrumental in the development of GAAP such as the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), and the American Institute of Certified Public Accountants (AICPA). GAAP is subject to constant review by these organizations and others in an effort to address emerging issues and otherwise improve financial reporting. In this regard, these organizations adopt new accounting rules and issue interpretive accounting guidance on a continual basis. PLC and Protective can give no assurance that future changes to GAAP will not have a negative impact on Protective's reported financial results.

Recently Issued Accounting Standards

        On January 1, 2001, Protective adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended by SFAS Nos. 137, 138, and 149, requires Protective to record all derivative financial instruments at fair value on the balance sheet. Changes in fair value of a derivative instrument are reported in net income or other comprehensive income, depending on the designated use of the derivative instrument. The adoption of SFAS No. 133 resulted in a cumulative charge to net income, net of income tax, of $8.3 million and a cumulative after-tax increase to other comprehensive income of $4.0 million on January 1, 2001. The charge to net income and increase to other comprehensive income primarily resulted from the recognition of derivative instruments embedded in Protective's corporate bond portfolio. In addition, the charge to net income includes the recognition of the ineffectiveness on existing hedging relationships including the difference in spot and forward exchange rates related to foreign currency swaps used as an economic hedge of foreign-currency-denominated stable value contracts. The adoption of SFAS No. 133 has introduced volatility into Protective's reported net income and other comprehensive income depending on market conditions and Protective's hedging activities.

        On January 1, 2002, Protective adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 revises the standards for accounting for acquired goodwill and other intangible assets. The standard replaces the requirement to amortize goodwill with one that calls for an annual impairment test, among other provisions. Protective has performed an impairment test and determined that its goodwill was not impaired at October 31, 2003, and 2002. The following table illustrates adjusted income from continuing operations before cumulative effect of change in accounting principle as if this pronouncement was adopted as of January 1, 2001:

	Year Ended December 31
	2003	2002	2001
	(in thousands)
Adjusted net income:
Income from continuing operations before cumulative effect of change in accounting principle	$232,040	$157,394	$143,501
Add back amortization of goodwill, net of income tax			1,838

Adjusted income from continuing operations before cumulative effect of change in accounting principle	232,040	157,394	145,339
Loss from discontinued operations, net of income tax			(9,856)
Loss from sale of discontinued operations, net of income tax			(17,754)

Adjusted net income before cumulative effect of change in accounting principle	232,040	157,394	117,729
Cumulative effect of change in accounting principle, net of income tax			(8,341)

Adjusted net income	$232,040	$157,394	$109,388

        In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities," which was revised in December 2003. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. The effective date of FIN 46 is March 31, 2004, for Protective. Protective is currently evaluating the impact of FIN 46 on entities to be consolidated as of March 31, 2004. Although Protective does not expect the implementation of the provisions of FIN 46, on March 31, 2004, to have a material impact on its results of operations, had the provisions been effective at December 31, 2003, Protective's reported assets and liabilities would have increased by approximately $70 million.

        On October 1, 2003, Protective adopted Derivatives Implementation Group Issue No. B36, "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments" (DIG B36). DIG B36 requires the bifurcation of embedded derivatives within certain modified coinsurance and funds withheld coinsurance arrangements that expose the creditor to credit risk of a company other than the debtor, even if the debtor owns as investment assets the third-party securities to which the creditor is exposed. The adoption did not have a material impact on its financial condition or results of operations.

        In July 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts." SOP 03-1 is effective for fiscal years beginning after December 15, 2003. SOP 03-1 provides guidance related to the reporting and disclosure of certain insurance contracts and separate accounts, including the calculation of guaranteed minimum death benefits (GMDB). SOP 03-1 also addresses the capitalization and amortization of sales inducements to contract holders. Had the provision been effective at December 31, 2003, Protective would have reported a GMDB accrual $0.3 million higher than currently reported. Although the original intent of SOP 03-1 was to address the accounting for contract provisions not addressed by SFAS No. 97, such as guaranteed minimum death benefits within a variable annuity contract, it appears that SOP 03-1 contains language that may impact the accounting for universal life products in a material way. The life insurance industry and some insurance companies have filed letters with the American Institute of Certified Public Accountants seeking clarification, guidance, delay and/or revision to more appropriately reflect the underlying economic issues of universal life insurance products. Protective is currently evaluating the impact of SOP 03-1 on the accounting for its universal life products.

        On December 31, 2003, Protective adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," as revised by the FASB in December 2003. The FASB revised disclosure requirements for pension plans and other postretirement benefit plans to require more information. The revision of SFAS No. 132 did not have a material effect on Protective's financial position or results of operations.

        On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act). The Medicare Act introduces a prescription drug benefit for Medicare-eligible retirees in 2006, as well as a federal subsidy to plan sponsors that provide prescription drug benefits. In accordance with FASB Staff Position No. 106-1, Protective has elected to defer recognizing the effects of the Medicare Act for its postretirement plans under FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other than Pension until authoritative guidance on accounting for the federal subsidy is issued. Protective anticipates that the Medicare Act will not have a material impact on the financial results of Protective; therefore the costs reported in Note L to the consolidated financial statements do not reflect these changes. The final accounting guidance could require changes to previously reported information.

Liquidity and Capital Resources

        Protective's operations usually produce a positive cash flow. This cash flow is used to fund an investment portfolio to finance future benefit payments. Since future benefit payments largely represent medium-and long-term obligations reserved using certain assumed interest rates, Protective's investments are predominantly in medium- and long-term, fixed-rate investments such as bonds and mortgage loans.

Investments

Portfolio Description

        Protective's investment portfolio consists primarily of fixed maturity securities (bonds and redeemable preferred stocks) and commercial mortgage loans. Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs. However, Protective may sell any of its investments to maintain proper matching of assets and liabilities. Accordingly, Protective has classified its fixed maturities and certain other securities as "available for sale."

        Protective's investments in debt and equity securities are reported at market value, and investments in mortgage loans are reported at amortized cost. At December 31, 2003, Protective's fixed maturity investments (bonds and redeemable preferred stocks) had a market value of $12.9 billion, which is 5.0% above amortized cost of $12.3 billion. Protective had $2.7 billion in mortgage loans at December 31, 2003. While Protective's mortgage loans do not have quoted market values, at December 31, 2003, Protective estimates the market value of its mortgage loans to be $3.0 billion (using discounted cash flows from the next call date), which is 8.2% above amortized cost. Most of Protective's mortgage loans have significant prepayment fees. These assets are invested for terms approximately corresponding to anticipated future benefit payments. Thus, market fluctuations are not expected to adversely affect liquidity.

        At December 31, 2002, Protective's fixed maturity investments had a market value of $11.7 billion, which was 3.9% above amortized cost of $11.2 billion. Protective estimated the market value of its mortgage loans to be $2.8 billion at December 31, 2002, which was 12.2% above amortized cost of $2.5 billion.

        The following table shows the carrying values of Protective's invested assets.

	December 31
	2003		2002
	(in thousands)
Publicly issued bonds	$10,967,622	64.7%	$9,694,132	62.8%
Privately issued bonds	1,956,734	11.5	1,959,506	12.7
Redeemable preferred stock	3,164	0.0	1,827	0.0

Fixed maturities	12,927,520	76.2	11,655,465	75.5
Equity securities	30,521	0.2	48,799	0.3
Mortgage loans	2,733,722	16.1	2,518,151	16.3
Investment real estate	13,152	0.1	15,499	0.1
Policy loans	502,748	3.0	543,161	3.5
Other long-term investments	244,913	1.4	210,381	1.4
Short-term investments	510,635	3.0	447,155	2.9

Total investments	$16,963,211	100.0%	$15,438,611	100.0%

        The following table sets forth the estimated market values of Protective's fixed maturity investments and mortgage loans resulting from a hypothetical immediate 1 percentage point increase in interest rates from levels prevailing at December 31, and the percent change in market value the following estimated market values would represent.

At December 31	Amount	Percent Change
	(in millions)
2002
Fixed maturities	$11,084.3	(4.9)%
Mortgage loans	2,690.5	(4.8)
2003
Fixed maturities	$12,203.6	(5.6)%
Mortgage loans	2,816.1	(4.8)

        Estimated market values were derived from the durations of Protective's fixed maturities and mortgage loans. Duration measures the relationship between changes in market value to changes in interest rates. While these estimated market values generally provide an indication of how sensitive the market values of Protective's fixed maturities and mortgage loans are to changes in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

        Protective participates in securities lending, primarily as an investment yield enhancement, whereby securities that are held as investments are loaned to third parties for short periods of time. Protective requires collateral of 102% of the market value of the loaned securities to be separately maintained. The loaned securities' market value is monitored, on a daily basis, with additional collateral obtained as necessary. At December 31, 2003, securities with a market value of $324.5 million were loaned under these agreements. As collateral for the loaned securities, Protective receives short-term investments, which are recorded in 'short-term investments" with a corresponding liability recorded in "other liabilities' to account for Protective's obligation to return the collateral.

 Risk Management and Impairment Review

        Protective monitors the overall credit quality of Protective's portfolio within general guidelines. The following table shows Protective's available for sale fixed maturities by credit rating at December 31, 2003.

S&P or Equivalent Designation	Market Value	Percent of Market Value
	(in thousands)
AAA	$4,713,838	36.5%
AA	774,834	6.0
A	2,977,975	23.0
BBB	3,474,563	26.9

Investment grade	11,941,210	92.4

BB	664,131	5.2
B	300,974	2.3
CCC or lower	13,344	0.1
In or near default	4,697	0.0

Below investment grade	983,146	7.6

Redeemable preferred stock	3,164	0.0

Total	$12,927,520	100.0%

        Limiting bond exposure to any creditor group is another way Protective manages credit risk. The following table summarizes Protective's ten largest fixed maturity exposures to an individual creditor group as of December 31, 2003.

Creditor	Market Value
Berkshire Hathaway	$71.7
Citigroup	68.0
Kinder Morgan Partners	67.4
Progress Energy	64.5
Verizon	64.1
Cox Communications	63.5
Public Service Enterprise Group	61.7
Constellation EnergyGroup	60.4
Bankof America	59.0
American Electric Power	59.0

        During 2003, Protective recorded pretax other-than-temporary impairments in its investments of $13.6 million. In 2002, Protective recorded pretax other-than-temporary impairments in its investments of $17.8 million.

        Protective's management considers a number of factors when determining the impairment status of individual securities. These include the economic condition of various industry segments and geographic locations and other areas of identified risks. Although it is possible for the impairment of one investment to affect other investments, Protective engages in ongoing risk management to safeguard against and limit any further risk to its investment portfolio. Special attention is given to correlative risks within specific industries, related parties and business markets.

        Once management has determined that a particular investment has suffered an other-than-temporary impairment, the asset is written down to its estimated fair value. Protective generally considers a number of factors in determining whether the impairment is other-than-temporary. These include, but are not limited to: 1) actions taken by rating agencies, 2) default by the issuer, 3) the significance of the decline, 4) the intent and ability of Protective to hold the investment until recovery, 5) the time period during which the decline has occurred, 6) an economic analysis of the issuer's industry, and 7) the financial strength, liquidity, and recoverability of the issuer. Management performs a security by security review each quarter in evaluating the need for any other-than-temporary impairments. Although no set formula is used in this process, the investment performance and continued viability of the issuer are significant measures.

        Protective generally considers a number of factors relating to the issuer in determining the financial strength, liquidity, and recoverability of an issuer. These include but are not limited to: available collateral, tangible and intangible assets that might be available to repay debt, operating cash flows, financial ratios, access to capital markets, quality of management, market position, exposure to litigation or product warranties, and the effect of general economic conditions on the issuer.

        There are certain risks and uncertainties associated with determining whether declines in market values are other-than-temporary. These include significant changes in general economic conditions and business markets, trends in certain industry segments, interest rate fluctuations, rating agency actions, changes in significant accounting estimates and assumptions, commission of fraud and legislative actions. Protective continuously monitors these factors as they relate to the investment portfolio in determining the status of each investment. Provided below are additional facts concerning the potential effect upon Protective's earnings should circumstances lead management to conclude that some of the current declines in market value are other-than-temporary.

        Market values for private, non-traded securities are determined as follows: 1) Protective obtains estimates from independent pricing services or 2) Protective estimates market value based upon a comparison to quoted issues of the same issuer or issues of other issuers with similar terms and risk characteristics. The market value of private, non-traded securities was $1,956.7 million at December 31, 2003, representing 11.5% of Protective's total invested assets.

Unrealized Gains and Losses

        The majority of unrealized losses in Protective's investment portfolio can be attributed to interest rate fluctuations and have been deemed temporary. As indicated above, when Protective's investment management deems an investment's market value decline as other-than-temporary, it is written down to estimated market value. In all cases, management will continue to carefully review and monitor each security.

        The information presented below relates to investments at a certain point in time and is not necessarily indicative of the status of the portfolio at any time after December 31, 2003, the balance sheet date. Furthermore, since the timing of recognizing realized gains and losses is largely based on management's decisions as to the timing and selection of investments to be sold, the tables and information provided below should be considered within the context of the overall unrealized gain (loss) position of the portfolio. At December 31, 2003, Protective had an overall net unrealized gain of $614.1 million.

        For traded and private fixed maturity and equity securities held by Protective that are in an unrealized loss position at December 31, 2003, the estimated market value, amortized cost, unrealized loss and total time period that the security has been in an unrealized loss position are presented in the table below.

	Estimated Market Value	% Market Value	Amortized Cost	% Amortized Cost	Unrealized Loss	% Unrealized Loss
	(in thousands)
< = 90 days	$953,867	44.9%	$964,963	43.6%	$(11,096)	13.4%
> 90 days but < = 180 days	721,961	34.0	744,905	33.8	(22,944)	27.9
> 180 days but < = 270 days	219,312	10.3	231,500	10.5	(12,188)	14.8
> 270 days but < = 1 year	23,483	1.1	25,410	1.2	(1,927)	2.3
> 1 year but < = 2 years	92,724	4.4	97,917	4.4	(5,193)	6.3
> 2 years but < = 3 years	37,099	1.7	41,176	1.9	(4,077)	5.0
> 3 years but < = 4 years	2,560	0.1	2,857	0.1	(297)	0.4
> 4 years but < = 5 years	31,559	1.5	36,814	1.7	(5,255)	6.4
> 5 years	41,476	2.0	60,789	2.8	(19,313)	23.5

Total	$2,124,041	100.0%	$2,206,331	100.0%	$(82,290)	100.0%

        At December 31, 2003, $24.5 million of securities in an unrealized loss position were securities issued in Protective-sponsored commercial mortgage loan securitizations, including $19.2 million in an unrealized loss position greater than five years. Protective does not consider these unrealized loss positions to be other-than-temporary, because the underlying mortgage loans continue to perform consistently with Protective's original expectations.

        Protective has no material concentrations of issuers or guarantors of fixed maturity securities. The industry segment composition of all securities in an unrealized loss position held by Protective at December 31, 2003, is presented in the following table.

	Estimated Market Value	% Market Value	Amortized Cost	% Amortized Cost	Unrealized Loss	% Unrealized Loss
	(in thousands)
Agency mortgages	$125,623	5.9%	$130,607	5.9%	$(4,984)	6.1%
Banks	176,174	8.3	178,656	8.1	(2,482)	3.0
Basic industrial	33,760	1.6	35,542	1.6	(1,782)	2.2
Brokerage	52,968	2.5	53,951	2.4	(983)	1.2
Capital goods	511	0.0	517	0.0	(6)	0.0
Communications	105,841	5.0	109,866	5.0	(4,025)	4.9
Consumer-cyclical	45,533	2.1	46,259	2.1	(726)	0.9
Consumer-noncyclical	67,854	3.2	70,120	3.2	(2,266)	2.8
Electric	397,666	18.7	412,023	18.7	(14,357)	17.4
Energy	114,662	5.4	117,935	5.3	(3,273)	4.0
Insurance	68,143	3.2	71,085	3.2	(2,942)	3.6
Municipal agencies	488	0.0	489	0.0	(1)	0.0
Natural gas	151,207	7.1	156,227	7.1	(5,020)	6.1
Non-agency mortgages	563,655	26.6	586,001	26.7	(22,346)	27.1
Other finance	74,585	3.5	82,252	3.7	(7,667)	9.3
Other industrial	7,343	0.3	7,395	0.3	(52)	0.1
Other utility	21	0.0	44	0.0	(23)	0.0
Technology	24,849	1.2	25,063	1.1	(214)	0.3
Transportation	97,393	4.7	106,415	4.9	(9,022)	10.9
U.S. Government	15,765	0.7	15,884	0.7	(119)	0.1

Total	$2,124,041	100.0%	$2,206,331	100.0%	$(82,290)	100.0%

        The range of maturity dates for securities in an unrealized loss position at December 31, 2003 varies, with 11.5% maturing in less than 5 years, 23.2% maturing between 5 and 10 years, and 65.3% maturing after 10 years. The following table shows the credit rating of securities in an unrealized loss position at December 31, 2003.

S&P or Equivalent Designation	Estimated Market Value	% Market Value	Amortized Cost	% Amortized Cost	Unrealized Loss	% Unrealized Loss
	(in thousands)
AAA/AA/A	$1,417,473	66.7%	$1,449,428	65.7%	$(31,955)	38.9%
BBB	458,807	21.6	476,849	21.6	(18,042)	21.9

Investment grade	1,876,280	88.3	1,926,277	87.3	(49,997)	60.8

BB	131,833	6.2	142,421	6.5	(10,588)	12.9
B	101,665	4.8	108,791	4.9	(7,126)	8.6
CCC or lower	13,143	0.6	27,491	1.2	(14,348)	17.4
In or near default	1,120	0.1	1,351	0.1	(231)	0.3

Below investment grade	247,761	11.7	280,054	12.7	(32,293)	39.2

Total	$2,124,041	100.0%	$2,206,331	100.0%	$(82,290)	100.0%

        At December 31, 2003, 88.3% of total securities in an unrealized loss position were rated as investment grade. Bonds rated less than investment grade were 5.8% of invested assets. Protective generally purchases its investments with the intent to hold to maturity. Protective does not consider these unrealized losses as other-than-temporary impairments.

        At December 31, 2003, securities in an unrealized loss position that were rated as below investment grade represented 11.7% of the total market value and 39.2% of the total unrealized loss. Unrealized losses related to below investment grade securities that had been in an unrealized loss position for more than twelve months were $28.9 million. Bonds in an unrealized loss position rated less than investment grade were 1.5% of invested assets. Protective does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities.

        The following table shows the estimated market value, amortized cost, unrealized loss and total time period that the security has been in an unrealized loss position for all below investment grade securities.

	Estimated Market Value	% Market Value	Amortized Cost	% Amortized Cost	Unrealized Loss	% Unrealized Loss
	(in thousands)
< = 90 days	$25,138	10.1%	$25,959	9.3%	$(821)	2.5%
> 90 days but < = 180 days	34,423	13.9	35,497	12.7	(1,074)	3.3
> 180 days but < = 270 days	40,369	16.3	41,363	14.8	(994)	3.1
> 270 days but < = 1 year	14,111	5.7	14,567	5.2	(456)	1.4
> 1 year but < = 2 years	34,399	13.9	38,085	13.6	(3,686)	11.4
> 2 years but < = 3 years	29,901	12.1	32,746	11.7	(2,845)	8.8
> 3 years but < = 4 years	1,919	0.8	2,044	0.7	(125)	0.4
> 4 years but < = 5 years	26,182	10.6	30,335	10.8	(4,153)	12.9
> 5 years	41,319	16.6	59,458	21.2	(18,139)	56.2

Total	$247,761	100.0%	$280,054	100.0%	$(32,293)	100.0%

        At December 31, 2003, $21.1 million of below investment grade securities in an unrealized loss position were securities issued in Protective-sponsored commercial mortgage loan securitizations, including $18.1 million in an unrealized loss position greater than five years. Protective does not consider these unrealized positions to be other-than-temporary, because the underlying mortgage loans continue to perform consistently with Protective's original expectations.

 Realized Losses

        Realized losses are comprised of both write-downs on other-than-temporary impairments and actual sales of investments.

        During the year ended December 31, 2003, Protective recorded pretax other-than-temporary impairments in its investments of $13.6 million as compared to $17.8 million in the year ended December 31, 2002.

        As discussed earlier, Protective's management considers several factors when determining other-than-temporary impairments. Although Protective generally intends to hold securities until maturity, Protective may change its position as a result of a change in circumstances. Any such decision is consistent with Protective's classification of its investment portfolio as available for sale. During the year ended December 31, 2003, Protective sold securities in an unrealized loss position with a market value of $524.8 million resulting in a realized loss of $6.3 million. For such securities, the proceeds, realized loss and total time period that the security had been in an unrealized loss position are presented in the table below.

	Proceeds	% Proceeds	Realized Loss	% Realized Loss
	(in thousands)
< = 90 days	$454,692	86.6%	$1,242	19.7%
> 90 days but < = 180 days	7,747	1.5	15	0.2
> 180 days but < = 270 days	3,000	0.6	1,952	31.0
> 270 days but < = 1 year	35,503	6.8	457	7.2
> 1 year	23,808	4.5	2,648	41.9

Total	$524,750	100.0%	$6,314	100.0%

Mortgage Loans

        Protective records mortgage loans net of an allowance for credit losses. This allowance is calculated through analysis of specific loans that are believed to be at a higher risk of becoming impaired in the near future. At December 31, 2003, Protective's allowance for mortgage loan credit losses was $4.7 million.

        For several years Protective has offered a type of commercial mortgage loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. As of December 31, 2003, approximately $382.7 million of Protective's mortgage loans have this participation feature.

        At December 31, 2003, delinquent mortgage loans and foreclosed properties were 0.1% of invested assets. Protective does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities.

        In the ordinary course of its commercial mortgage lending operations, Protective will commit to provide a mortgage loan before the property to be mortgaged has been built or acquired. The mortgage loan commitment is a contractual obligation to fund a mortgage loan when called upon by the borrower. The commitment is not recognized in Protective's financial statements until the commitment is actually funded. The mortgage loan commitment contains terms, including the rate of interest, which may be less than prevailing interest rates.

        At December 31, 2003, Protective had outstanding mortgage loan commitments of $578.5 million with an estimated fair value of $595.7 million (using discounted cash flows from the first call date). At December 31, 2002, Protective had outstanding commitments of $455.7 million with an estimated fair value of $494.1 million. The following table sets forth the estimated fair value of Protective's mortgage loan commitments resulting from a hypothetical immediate 1 percentage point increase in interest rate levels prevailing at December 31, and the percent change in fair value the following estimated fair values would represent.

At December 31	Amount	Percent Change
	(in millions)
2002	$468.4	(5.2)%
2003	566.1	(5.0)

        The estimated fair values were derived from the durations of Protective's outstanding mortgage loan commitments. While these estimated fair values generally provide an indication of how sensitive the fair value of Protective's outstanding commitments are to changes in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

Liabilities

        Many of Protective's products contain surrender charges and other features that reward persistency and penalize the early withdrawal of funds. Certain stable value and annuity contracts have market-value adjustments that protect Protective against investment losses if interest rates are higher at the time of surrender than at the time of issue.

        At December 31, 2003, Protective had policy liabilities and accruals of $9.7 billion. Protective's life insurance products have a weighted average minimum credited interest rate of approximately 4.6%.

        At December 31, 2003, Protective had $4.7 billion of stable value product account balances with an estimated fair value of $4.7 billion (using discounted cash flows), and $3.5 billion of annuity account balances with an estimated fair value of $3.5 billion (using surrender values).

        At December 31, 2002, Protective had $4.0 billion of stable value product account balances with an estimated fair value of $4.1 billion, and $3.7 billion of annuity account balances with an estimated fair value of $3.8 billion.

        The following table sets forth the estimated fair values of Protective's stable value product and annuity account balances resulting from a hypothetical immediate 1 percentage point decrease in interest rates from levels prevailing at December 31, and the percent change in fair value the following estimated fair values would represent.

At December 31	Amount	Percent Change
	(in millions)
2002
Stable value product account balances	$4,198.4	1.8%
Annuity account balances	3,966.6	4.5
2003
Stable value product account balances	$4,817.2	1.7%
Annuity account balances	3,642.0	4.8

        Estimated fair values were derived from the durations of Protective's stable value product and annuity account balances. While these estimated fair values generally provide an indication of how sensitive the fair values of Protective's stable value and annuity account balances are to changes in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

        Approximately 10% of Protective's liabilities relate to products (primary whole life insurance), the profitability of which could be affected by changes in interest rates. The effect of such changes in any one year is not expected to be material.

Derivative Financial Instruments

        Protective uses a risk management strategy that incorporates the use of derivative financial instruments, primarily to reduce its exposure to interest rate risk as well as currency exchange risk.

        Combinations of interest rate swap contracts, futures contracts, and option contracts are sometimes used to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates for certain investments, primarily outstanding mortgage loan commitments and mortgage-backed securities. Interest rate swap contracts generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate futures generally involve exchange traded contracts to buy or sell treasury bonds and notes in the future at specified prices. Interest rate options allow the holder of the option to receive cash or purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Protective used interest rate swap contracts, swaptions (options to enter into interest rate swap contracts), caps, and floors to modify the interest characteristics of certain investments, and liabilities. Swap contracts are also used to alter the effective durations of assets and liabilities. Protective uses foreign currency swaps to reduce its exposure to currency exchange risk on certain stable value contracts denominated in foreign currencies, primarily the European euro and the British pound.

        Derivative instruments expose Protective to credit and market risk. Protective minimizes its credit risk by entering into transactions with highly rated counterparties. Protective manages the market risk associated with interest rate and foreign exchange contracts by establishing and monitoring limits as to the types and degrees of risk that may be undertaken.

        Protective monitors its use of derivatives in connection with its overall asset/liability management programs and procedures. Protective's asset/liability committee is responsible for implementing various strategies to mitigate or eliminate certain financial and market risks. These strategies are developed through the committee's analysis of data from financial simulation models and other internal and industry sources and are then incorporated into Protective's overall interest rate and currency exchange risk management strategies.

        At December 31, 2003, contracts with a notional amount of $2.2 billion were in a $169.0 million net gain position. At December 31, 2002, contracts with a notional amount of $6.0 billion were in a $83.9 million net gain position. Protective recognized an $8.2 million realized investment gain, a $4.7 million realized investment loss, and a $2.2 million realized investment gain in 2003, 2002, and 2001, respectively, related to derivative financial instruments.

        The following table sets forth the December 31 notional amount and fair value of Protective's interest rate risk related derivative financial instruments, and the estimated fair value resulting from a hypothetical immediate plus and minus one percentage point change in interest rates from levels prevailing at December 31.

			Fair Value Resulting From an Immediate +/-1% Change in Interest Rates
	Notional Amount	Fair Value At December 31	+1%	-1%
	(in millions)
2002
Options
Puts	$4,000.0	$1.2	$2.5	$0.0
Futures	570.0	(11.9)	8.3	(30.9)
Fixed to floating
Swaps	731.5	35.7	22.1	50.2
Floating to fixed
Swaps	135.0	(16.7)	(11.7)	(21.6)

	$5,436.5	$8.3	$21.2	$(2.3)

2003
Options
Puts	$1,300.0	$0.5	$1.2	$0.0
Fixed to floating
Swaps	303.7	31.0	21.0	41.5
Floating to fixed
Swaps	175.1	(16.1)	(12.3)	(19.0)

	$1,778.8	$15.4	$9.9	$22.5

        Protective is also subject to foreign exchange risk arising from stable value contracts denominated in foreign currencies and related foreign currency swaps. At December 31, 2003, stable value contracts of $416.1 million had a foreign exchange loss of approximately $151.8 million and the related foreign currency swaps had a net unrealized gain of approximately $154.4 million. At December 31, 2002, stable value contracts of $539.2 million had a foreign exchange loss of approximately $86.5 million and the related foreign currency swaps had a net unrealized gain of approximately $78.4 million.

        The following table sets forth the notional amount and fair value of the funding agreements and related foreign currency swaps at December 31, and the estimated fair value resulting from a hypothetical 10% change in quoted foreign currency exchange rates from levels prevailing at December 31.

			Fair Value Resulting From an Immediate +/-10% Change in Foreign Currency Exchange Rates
	Notional Amount	Fair Value At December 31	+10%	-10%
	(in millions)
2002
Stable Value
Contracts	$539.2	$(86.5)	$(149.1)	$(24.0)
Foreign Currency
Swaps	539.2	78.4	124.5	32.3

	$1,078.4	$(8.1)	$(24.6)	$8.3

2003
Stable Value
Contracts	$416.1	$(151.8)	$(208.6)	$(95.0)
Foreign Currency
Swaps	416.1	154.4	180.6	128.2

	$832.2	$2.6	$(28.0)	$33.2

        Estimated gains and losses were derived using pricing models specific to derivative financial instruments. While these estimated gains and losses generally provide an indication of how sensitive Protective's derivative financial instruments are to changes in interest rates and foreign currency exchange rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

        Protective is exploring other uses of derivative financial instruments.

Asset/Liability Management

        Protective's asset/liability management programs and procedures involve the monitoring of asset and liability durations for various product lines; cash flow testing under various interest rate scenarios; and the continuous rebalancing of assets and liabilities with respect to yield, risk, and cash flow characteristics. It is Protective's policy to generally maintain asset and liability durations within one-half year of one another, although, from time to time, a broader interval may be allowed.

        Protective believes its asset/liability management programs and procedures and certain product features provide protection for Protective against the effects of changes in interest rates under various scenarios. Additionally, Protective believes its asset/liability management programs and procedures provide sufficient liquidity to enable it to fulfill its obligation to pay benefits under its various insurance and deposit contracts. However, Protective's asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity and other factors, and the effectiveness of Protective's asset/liability management programs and procedures may be negatively affected whenever actual results differ from those assumptions.

        Cash outflows related to stable value contracts (primarily maturing contracts, scheduled interest payments, and expected withdrawals) were approximately $1,100.1 million during 2003. Cash outflows related to stable value contracts are estimated to be approximately $1,106.1 million in 2004. Protective's asset/liability management programs and procedures take into account maturing contracts and expected withdrawals. Accordingly, Protective does not expect stable value contract related cash outflows to have an unusual effect on the future operations and liquidity of Protective.

        Protective and its insurance subsidiaries were committed at December 31, 2003, to fund mortgage loans in the amount of $578.5 million. Protective held $621.7 million in cash and short-term investments at December 31, 2003. Protective Life Corporation had an additional $1.1 million in cash and short-term investments available for general corporate purposes.

        While Protective generally anticipates that the cash flow of its subsidiaries will be sufficient to meet their investment commitments and operating cash needs, Protective recognizes that investment commitments scheduled to be funded may, from time to time, exceed the funds then available. Therefore, Protective has arranged sources of credit for its insurance subsidiaries to use when needed. Protective expects that the rate received on its investments will equal or exceed its borrowing rate. Additionally, Protective may, from time to time, sell short-duration stable value products to complement its cash management practices.

        Protective has also used securitization transactions involving its commercial mortgage loans to increase its liquidity.

Capital

        At December 31, 2003, Protective Life Corporation had $25.0 million outstanding under its $200 million revolving lines of credit due October 1, 2005, at an interest rate of 1.64%.

        As disclosed in the Notes to the Consolidated Financial Statements, at December 31, 2003, approximately $1,386.9 million of consolidated share-owner's equity, excluding net unrealized investment gains and losses, represented net assets of Protective that cannot be transferred to PLC. In addition, the states in which Protective and its insurance subsidiaries are domiciled impose certain restrictions on their ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 2004 is estimated to be $293.8 million.

        A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC), as modified by the insurance company's state of domicile. Statutory accounting rules are different from accounting principles generally accepted in the United States of America and are intended to reflect a more conservative view by, for example, requiring immediate expensing of policy acquisition costs. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. The achievement of long-term growth will require growth in the statutory capital of Protective's insurance subsidiaries. The subsidiaries may secure additional statutory capital through various sources, such as retained statutory earnings or equity contributions by PLC.

Contractual Obligations

        The table below sets forth future maturities of stable value products, notes payable, operating lease obligation, and mortgage loan commitments.

	2004	2005-2006	2007-2008	After 2008
	(in thousands)
Stable value products	$1,156,511	$2,018,613	$1,378,341	$123,066
Note payable	2,234
Operating lease obligation	1,530	3,061	66,255
Other property lease obligations	5,730	9,459	5,646	9,313
Mortgage loan commitments	578,546

        The table above excludes liabilities related to separate accounts of $2,220.8 million. Separate account liabilities represent funds maintained for contract holders who bear the related investment risk. These liabilities are supported by assets that are legally segregated and are not subject to claims that arise from other business activities of Protective. These assets and liabilities are separately identified on the consolidated balance sheets of Protective. The table also excludes future cash flows related to certain insurance liabilities due to the uncertainty with respect to the timing of the cash flows.

Impact of Inflation

        Inflation increases the need for life insurance. Many policyholders who once had adequate insurance programs may increase their life insurance coverage to provide the same relative financial benefit and protection. Higher interest rates may result in higher sales of certain of Protective's investment products.

        The higher interest rates that have traditionally accompanied inflation could also affect Protective's operations. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of stable value and annuity account balances and individual life policy cash values may increase. The market value of Protective's fixed-rate, long-term investments may decrease, Protective may be unable to implement fully the interest rate reset and call provisions of its mortgage loans, and Protective's ability to make attractive mortgage loans, including participating mortgage loans, may decrease. In addition, participating mortgage loan income may decrease. The difference between the interest rate earned on investments and the interest rate credited to life insurance and investment products may also be adversely affected by rising interest rates.

INVESTMENTS

        The types of assets in which Protective may invest are influenced by various state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the investment portfolio by asset type and credit exposure.

        A significant portion of Protective's bond portfolio is invested in mortgage-backed securities. Mortgage-backed securities are constructed from pools of residential mortgages, and may have cash flow volatility as a result of changes in the rate at which prepayments of principal occur with respect to the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates. Protective has not invested in the higher risk tranches of mortgage-backed securities (except mortgage-backed securities issued in securitization transactions sponsored by Protective). In addition, Protective has entered into hedging transactions to reduce the volatility in market value of its mortgage-backed securities.

        The table below shows a breakdown of Protective's mortgage-backed securities portfolio by type at December 31, 2003. Planned amortization class securities (PACs) pay down according to a schedule. Targeted amortization class securities (TACs) pay down in amounts approximating a targeted schedule.

Non-Accelerated Security (NAS) receive no principal payments in the first five years, after which NAS receive an increasing percentage of pro rata principal payments until the tenth year, after which NAS receive principal as principal of the underlying mortgages is received. All of these types of structured mortgage-backed securities give Protective some measure of protection against both prepayment and extension risk.

        Accretion directed securities have a stated maturity but may repay more quickly. Sequentials receive scheduled payments in order until each class is paid off. Pass through securities receive principal as principal of the underlying mortgages is received. The CMBS are commercial mortgage-backed securities issued in securitization transactions sponsored by Protective, in which Protective securitized portions of its mortgage loan portfolio.

Type	Percentage of Mortgage-Backed Securities
Sequential	36.2%
Pass Through	32.9
PAC	17.4
CMBS	7.0
NAS	4.0
Accretion Directed	2.4
TAC	0.1

100.0%

        Protective obtains ratings of its fixed maturities from Moody's Investors Service, Inc. (Moody's) and Standard & Poor's Corporation (S&P). If a bond is not rated by Moody's or S&P, Protective uses ratings from the Securities Valuation Office of the National Association of Insurance Commissioners (NAIC), or Protective rates the bond based upon a comparison of the unrated issue to rated issues of the same issuer or rated issues of other issuers with similar risk characteristics. At December 31, 2003, approximately 99% of bonds were rated by Moody's, S&P, or the NAIC.

        The approximate percentage distribution of Protective's fixed maturity investments by quality rating at December 31, 2003, is as follows:

Rating	Percentage of Fixed Maturity Investments
AAA	36.5%
AA	6.0
A	23.0
BBB	26.9
BB or less	7.6

100.0%

        At December 31, 2003, approximately $11.9 billion of Protective's $12.9 billion bond portfolio was invested in U.S. Government or agency-backed securities or investment grade bonds and approximately $983.1 million of its bond portfolio was rated less than investment grade, of which $407.6 million are bank loan participations and $66.9 million were securities issued in Protective-sponsored commercial mortgage loan securitizations. Protective has increased its investment in bank loan participations over the last two years to take advantage of market conditions.

        Risks associated with investments in less than investment grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers.

        Protective also invests a significant portion of its portfolio in mortgage loans. Results for these investments have been excellent due to careful management and a focus on a specialized segment of the market. Protective generally does not lend on speculative properties and has specialized in making loans on either credit-oriented commercial properties or credit-anchored strip shopping centers. The average size of loans made during 2003 was $3.1 million. At December 31, 2003, the average size mortgage loan in Protective's portfolio was approximately $2.2 million and the largest single loan amount was $19.6 million.

        The following table shows a breakdown of Protective's mortgage loan portfolio by property type at December 31, 2003:

Property Type	Percentage of Mortgage Loans on Real Estate
Retail	74.7%
Apartments	7.9
Office Buildings	8.0
Warehouses	8.0
Other	1.4

Total	100.0%

        Retail loans are generally on strip shopping centers located in smaller towns and anchored by one or more regional or national retail stores. The anchor tenants enter into long-term leases with Protective's borrowers. These centers provide the basic necessities of life, such as food, pharmaceuticals, and clothing, and have been relatively insensitive to changes in economic conditions. The following are the largest anchor tenants (measured by Protective's exposure) at December 31, 2003:

Anchor Tenants	Percentage of Mortgage Loans on Real Estate
Ahold Corporation	2.8%
Walgreen Corporation	2.7
Food Lion, Inc.	2.6
Wal-Mart Stores, Inc.	2.4
Winn Dixie Stores, Inc.	2.2

        Protective's mortgage lending criteria generally require that the loan-to-value ratio on each mortgage be at or under 75% at the time of origination. Projected rental payments from credit anchors (i.e., excluding rental payments from smaller local tenants) generally exceed 70% of the property's projected operating expenses and debt service. Protective also offers a commercial loan product under which Protective will permit a loan-to-value ratio of up to 85% in exchange for a participating interest in the cash flows from the underlying real estate. At December 31, 2003, approximately $382.7 million of Protective's mortgage loans have this participation feature.

        Many of Protective's mortgage loans have call or interest rate reset provisions between 3 and 10 years. However, if interest rates were to significantly increase, Protective may be unable to call the loans or increase the interest rates on its existing mortgage loans commensurate with the significantly increased market rates.

        At December 31, 2003, $11.8 million or 0.4% of the mortgage loan portfolio was nonperforming. It is Protective's policy to cease to carry accrued interest on loans that are over 90 days delinquent. For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible. If a loan becomes over 90 days delinquent, it is Protective's general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place.

        In 1996, Protective sold approximately $554 million of its mortgage loans in a securitization transaction. In 1997, Protective sold approximately $445 million of its loans in a second securitization transaction. In 1998 Protective securitized $146 million of its mortgage loans and in 1999 Protective securitized $263 million. The securitizations' senior tranches were sold, and Protective retained the junior tranches. Protective continues to service the securitized mortgage loans. At December 31, 2003, Protective had investments related to retained beneficial interests of mortgage loan securitizations of $283.6 million.

        As a general rule, Protective does not invest directly in real estate. The investment real estate held by Protective consists largely of properties obtained through foreclosures or the acquisition of other insurance companies. In Protective's experience, the appraised value of a foreclosed property often approximates the mortgage loan balance on the property plus costs of foreclosure. Also, foreclosed properties often generate a positive cash flow enabling Protective to hold and manage the property until the property can be profitably sold.

        The following table shows the investment results from continuing operations of Protective:

				Realized Investment Gains (Losses)
	Cash, Accrued Investment Income, and Investments at December 31
			Percentage Earned on Average of Cash and Investments
Year ended December 31		Net Investment Income		Derivative Financial Instruments	All other investments
		(dollars in thousands)
1999	$8,808,740	$617,829	7.0%	$3,425	$1,335
2000	10,349,634	692,081	7.1	2,157	(16,756)
2001	13,526,530	835,203	7.0	2,182	(6,123)
2002	15,705,411	971,808	6.8	(4,708)	12,314
2003	17,258,709	980,743	6.1	8,249	66,764

 LIFE INSURANCE IN FORCE

        The following table shows life insurance sales by face amount and life insurance in force.

	Year Ended December 31
	2003	2002	2001	2000	1999
	(dollars in thousands)
New Business Written
Life Marketing	$102,154,269	$67,827,198	$40,538,738	$45,918,373	$26,918,775
Group Products(1)	67,405	44,567	123,062	143,192	123,648
Asset Protection	6,655,790	4,516,350	5,917,047	7,052,106	6,665,219

Total	$108,877,464	$72,388,115	$46,578,847	$53,113,671	$33,707,642

Business Acquired
Acquisitions		$3,859,788	$19,992,424
Asset Protection				$2,457,296	$620,000

Total		$3,859,788	$19,992,424	$2,457,296	$620,000

Insurance in Force at End of Year(2)
Life Marketing	$305,939,864	$225,667,767	$159,485,393	$129,502,305	$91,627,218
Acquisitions	30,755,635	27,372,622	36,856,042	20,133,370	22,054,734
Group Products(1)	710,358	5,015,636	5,821,744	7,348,195	6,065,604
Asset Protection	9,088,963	12,461,564	12,094,947	13,438,226	10,069,030

Total	$346,494,820	$270,517,589	$214,258,126	$170,422,096	$129,816,586

(1)	On December 31, 2001, Protective completed the sale of substantially all of its Dental Division, with which the group products are associated.
(2)	Reinsurance assumed has been included; reinsurance ceded (2003 — $292,740,795; 2002 — $219,025,215; 2001 — $171,449,182; 2000 — $128,374,583; 1999 — $92,566,755) has not been deducted.

        The ratio of voluntary terminations of individual life insurance to mean individual life insurance in force, which is determined by dividing the amount of insurance terminated due to lapses during the year by the mean of the insurance in force at the beginning and end of the year, adjusted for the timing of major acquisitions was:

Year Ended December 31	Ratio of Voluntary Terminations
1999	6.0%
2000	5.8
2001	7.4
2002	4.7
2003	4.1

        The amount of investment products in force is measured by account balances. The following table shows stable value product and annuity account balances. Most of the variable annuity account balances are reported in Protective's financial statements as liabilities related to separate accounts.

Year Ended December 31	Stable Value Products	Modified Guaranteed Annuities	Fixed Annuities	Variable Annuities
	(dollars in thousands)
1999	$2,680,009	$941,692	$391,085	$2,085,072
2000	3,177,863	1,384,027	330,428	2,043,878
2001	3,716,530	1,883,998	1,143,394	2,131,476
2002	4,018,552	2,390,440	955,886	1,864,993
2003	4,676,531	2,286,417	851,165	2,388,033

        Fixed annuity account balances increased in 2001 due to the acquisition of Inter-State and First Variable.

UNDERWRITING

        The underwriting policies of Protective and its insurance subsidiaries are established by management. With respect to individual insurance, Protective and its insurance subsidiaries use information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a policy should be issued as applied for, rated, or rejected. Medical examinations of applicants are required for individual life insurance in excess of certain prescribed amounts (which vary based on the type of insurance) and for most individual insurance applied for by applicants over age 50. In the case of "simplified issue" policies, which are issued primarily through the Asset Protection segment and the Life Marketing segment in the payroll deduction market, coverage is rejected if the responses to certain health questions contained in the application indicate adverse health of the applicant. For other than "simplified issue" policies, medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk. Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.

        Protective and its insurance subsidiaries require blood samples to be drawn with individual insurance applications above certain face amounts ranging from $100,000 to $250,000 based on the applicant's age, except in the worksite and BOLI markets where no blood testing is required. Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus. Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds.

REINSURANCE CEDED

        Protective and its insurance subsidiaries cede insurance to other insurance companies. The ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Protective sets a limit on the amount of insurance retained on the life of any one person. In the individual lines it will not retain more than $500,000, including accidental death benefits, on any one life. In many cases the retention is less. At December 31, 2003, Protective had insurance in force of $346.5 billion of which approximately $292.7 billion was ceded to reinsurers.

        Over the past several years, Protective's reinsurers have reduced the net cost of reinsurance to Protective. Consequently, Protective has increased the amount of reinsurance which it cedes on newly-written individual life insurance policies, and has also ceded a portion of the mortality risk of existing business of the Life Marketing and Acquisitions business segments.

        Protective also has used reinsurance in the sale of the Dental Division and to reinsure fixed annuities in conjunction with the acquisition of two small insurers and for reinsuring guaranteed minimum death benefit (GMDB) claims in its variable annuity contracts.

POLICY LIABILITIES AND ACCRUALS

        The applicable insurance laws under which Protective and its insurance subsidiaries operate require that each insurance company report policy liabilities to meet future obligations on the outstanding policies. These liabilities are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the liabilities shall not be less than liabilities calculated using certain named mortality tables and interest rates.

        The policy liabilities and accruals carried in Protective's financial reports presented on the basis of accounting principles generally accepted in the United States of America (GAAP) differ from those specified by the laws of the various states and carried in the insurance subsidiaries' statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulations). For policy liabilities other than those for universal life policies, annuity contracts, GICs, and funding agreements, these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the calculation; and from the use of the net level premium method on all business. Policy liabilities for universal life policies, annuity contracts, GICs, and funding agreements are carried in Protective's financial reports at the account value of the policy or contract plus accrued interest.

FEDERAL INCOME TAX CONSEQUENCES

        Existing federal laws and regulations affect the taxation of Protective's products. Income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the federal income tax treatment of such products, or would increase the tax-deferred status of competing products. In addition, life insurance products are often used to fund estate tax obligations. Legislation has recently been enacted that would over time, reduce and eventually eliminate the estate tax. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. Protective cannot predict what tax initiatives may be enacted which could adversely affect Protective.

        Protective and its insurance subsidiaries are taxed by the federal government in a manner similar to companies in other industries. However, certain restrictions on consolidating recently acquired life insurance companies and on consolidating life insurance company income with non-insurance income are applicable to Protective; thus, Protective is not able to consolidate all of the operating results of its subsidiaries for federal income tax purposes.

        Under pre-1984 tax law, certain income of Protective was not taxed currently, but was accumulated in a memorandum account designated as 'Policyholders' Surplus' to be taxed only when such income was distributed to share owners or when certain limits on accumulated amounts were exceeded. Consistent with current tax law, amounts accumulated in Policyholders' Surplus have been carried forward, although no accumulated income may be added to these accounts. As of December 31, 2003, the aggregate accumulation in the Policyholders' Surplus account was $70.5 million. Under current income tax laws, Protective does not anticipate paying income tax on amounts in the Policyholders' Surplus accounts.

COMPETITION

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Participants in certain of Protective's independent distribution channels are also consolidating into larger organizations. Some mutual insurance companies are converting to stock ownership which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of Protective's products by substantially increasing the number and financial strength of potential competitors.

        Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

REGULATION

        Protective and its insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of Protective's business, which may include premium rates, marketing practices, advertising, privacy, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than share owners.

        A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC) as modified by the insurance company's state of domicile. Statutory accounting rules are different from GAAP and are intended to reflect a more conservative view; for example, requiring immediate expensing of policy acquisition costs and through the use of more conservative computations of policy liabilities. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon the December 31, 2003 statutory financial reports, Protective and its insurance subsidiaries are adequately capitalized under the formula.

        Protective and its insurance subsidiaries are required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which they do business and their business and accounts are subject to examination by such agencies at any time. Under the rules of the NAIC, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business. To date, no such insurance department examinations have produced any significant adverse findings regarding Protective or any insurance company subsidiary of Protective.

        Under insurance guaranty fund laws in most states, insurance companies doing business in such a state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although Protective cannot predict the amount of any future assessments, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength. Protective and its insurance subsidiaries were assessed immaterial amounts in 2003, which will be partially offset by credits against future state premium taxes.

        In addition, many states, including the states in which Protective and its insurance subsidiaries are domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them. Most states, including Tennessee, where Protective is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state. In Tennessee, the acquisition of 10% of the voting securities of an entity is generally deemed to be the acquisition of control for the purpose of the insurance holding company statute and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition.

        Protective and its insurance subsidiaries are subject to various state statutory and regulatory restrictions on the insurance subsidiaries' ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 2004 is estimated to be $293.8 million. No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective and its insurance subsidiaries are domiciled; such restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to PLC by such subsidiaries without affirmative prior approval by state regulatory authorities.

        Protective and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts and annuities offered by Protective and its subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative and private remedial provisions.

        Additional issues related to regulation of Protective and its insurance subsidiaries are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

EMPLOYEES

        At December 31, 2003 Protective had approximately 1,437 authorized positions, including approximately 973 in Birmingham, Alabama. Most employees are covered by contributory major medical, dental, group life, and long-term disability insurance plans. The cost of these benefits to Protective in 2003 was approximately $4.3 million. In addition, substantially all of the employees are covered by a pension plan. Protective also matches employee contributions to its 401(k) Plan and makes discretionary profit sharing contributions for employees not otherwise covered by a bonus or sales incentive plan. See Note L to Consolidated Financial Statements.

PROPERTIES

        Protective's Home Office is located at 2801 Highway 280 South, Birmingham, Alabama. This campus includes the original 142,000 square-foot building which was completed in 1976, a second contiguous 220,000 square-foot building which was completed in 1985, and a third contiguous 315,000 square-foot building that was completed in January 2003. In addition, parking is provided for approximately 2,760 vehicles. In 2000, Protective entered into an arrangement, with an unrelated party, for the construction of the third building. The unrelated party owns the building and leases it to Protective. The lease is accounted for as an operating lease under SFAS No. 13 "Accounting For Leases". Lease payments are based on current LIBOR interest rates and the cost of the building. At the end of the lease term, February 1, 2007, Protective may purchase the building for the original building cost of approximately $75 million. Based upon current interest rates, annual lease payments are estimated to be $1.5 million. Were Protective not to purchase the building, a payment of approximately $66 million would be due at the end of the lease term.

        Protective leases administrative and marketing office space in approximately 24 cities including approximately 24,173 square feet in Birmingham (excluding the home office building), with most leases being for periods of three to ten years. The aggregate annualized rent is approximately $8.0 million.

 DIRECTORS AND EXECUTIVE OFFICERS

        The executive officers and directors of Protective are as follows:

Name	Age	Position
John D. Johns	52	Chairman of the Board and President and a Director
R. Stephen Briggs	54	Executive Vice President and a Director
Allen W. Ritchie	46	Executive Vice President, Chief Financial Officer and a Director
Richard J. Bielen	43	Senior Vice President, Chief Investment Officer, Treasurer and a Director
J. William Hamer, Jr.	59	Director
T. Davis Keyes	51	Director
Carolyn King	53	Senior Vice President, Acquisitions and a Director
Deborah J. Long	50	Senior Vice President, Secretary and General Counsel, and a Director
Wayne E. Stuenkel	50	Senior Vice President, and Chief Actuary and a Director
Carl S. Thigpen	47	Senior Vice President, Chief Mortgage & Real Estate Officer
Judy Wilson	46	Senior Vice President, Stable Value Products
Jerry W. DeFoor	51	Vice President, Business Planning
Steven G. Walker	44	Vice President and Controller, and Chief Accounting Officer

        All executive officers and directors are elected annually. Executive officers serve at the pleasure of the Board of Directors and directors are elected annually by PLC. None of the individuals listed above is related to any director of PLC or Protective or to any executive officer.

        Mr. Johns has been Chairman of the Board since February 3, 2003, and President and Chief Executive Officer of PLC since December 2001 and President and Chairman of the Board of Protective since December 2001. He was President and Chief Operating Officer of PLC from August 1996 to December 2001. Mr. Johns has been employed by PLC and its subsidiaries since 1993. He is a director of National Bank of Commerce of Birmingham and Alabama National Bancorporation, John H. Harland Company, Genuine Parts Company, and Alabama Power Company.

        Mr. Briggs has been Executive Vice President, Life and Annuity of PLC and Protective since January, 2003 and has responsibility for Life and Annuity. From October 1993 to January 2003 he served as Executive Vice President, Individual Life Division. Mr. Briggs has been associated with PLC and its subsidiaries since 1971.

        Mr. Ritchie has been Executive Vice President and Chief Financial Officer of PLC since August 2001 and Executive Vice President and Chief Financial Officer of Protective since November 2001. From July 1998 until 2000, Mr. Ritchie was President, Chief Executive Officer and Director of Per-Se Technologies, Inc.

        Mr. Bielen has been Senior Vice President, Chief Investment Officer and Treasurer of PLC and Protective since January 2002. From August 1996 to January 2002 he was Senior Vice President, Investments of PLC and Protective. Mr. Bielen has been employed by PLC and its subsidiaries since 1991.

        Mr. Hamer has been Senior Vice President and Chief Human Resources Officer of PLC since May 2001, and a Director of Protective since June 2001. He served as Vice President, Human Resources of PLC from May 1982 to May 2001. Mr. Hamer has been employed by PLC and its subsidiaries since May 1982.

        Mr. Keyes has been Senior Vice President, Information Services of PLC since April 1999. Mr. Keyes has been a Director of Protective since May 1999. Mr. Keyes served as Vice President, Information Services of PLC from May 1993 to April 1999. Mr. Keyes has been employed by PLC and its subsidiaries since 1982.

        Ms. King has been Senior Vice President, Acquisitions of PLC since December 2003. Ms. King served as Senior Vice President, Life and Annuity Division of PLC and Protective from January 2003 until December 2003. From April 1995 to January 2003, she served as Senior Vice President, Investment Products Division of PLC and Protective.

        Ms. Long has been Senior Vice President, Secretary and General Counsel of PLC since November 1996 and of Protective since September 1996. From February 1994 to 1996, she was Senior Vice President and General Counsel of Protective and PLC.

        Mr. Stuenkel has been Senior Vice President and Chief Actuary of Protective and PLC since March 1987. Mr. Stuenkel is a Fellow in the Society of Actuaries and has been employed by PLC and its subsidiaries since 1978.

        Mr. Thigpen has been Senior Vice President, Chief Mortgage and Real Estate Officer of PLC and Protective since January 2002. From March 2001 to January 2002, he was Senior Vice President, Investments of PLC and Protective. From May 1996 to March 2001, he was Vice President, Investments for PLC and Protective. Mr. Thigpen has been employed by PLC and its subsidiaries since 1984.

        Ms. Wilson has been Senior Vice President, Stable Value Products of Protective and PLC since January 1995. Ms. Wilson has been employed by PLC and its subsidiaries since 1991.

        Mr. DeFoor has been Vice President, Business Planning of PLC and Protective since September 2003. From April 1989 to September 2003, he was Vice President and Controller, and Chief Accounting Officer of Protective and PLC. Mr. DeFoor has been employed by PLC and its subsidiaries since 1982.

        Mr. Walker has been Senior Vice President, Controller and Chief Accounting Officer of PLC since March 2004. He has served as Vice President, Controller and Chief Accounting Officer of Protective since September 2003 and of PLC from September 2003 through March 2004. From August 2002 to September 2003, he served as Vice President and Chief Financial Officer of the Asset Protection Division of Protective. From November 1998 through July 2002, Mr. Walker served as Senior Vice President and Chief Financial Officer of Aon Integramark.

EXECUTIVE COMPENSATION

        Executive officers of Protective also serve as executive officers and/or directors of one or more affiliate companies of PLC. All of the directors of Protective are employees of PLC or Protective and do not receive additional compensation for serving as a director. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of Protective and its affiliates. The following table sets forth certain information regarding compensation paid during or with respect to the past three fiscal years to the Chief Executive Officer and certain other executive officers of Protective as determined under SEC rules (collectively, the "Named Executives") by Protective or any of its affiliates including PLC. Of the amounts of total compensation shown in the Summary Compensation Table and other executive compensation information below, virtually all of Mr. Briggs', Mr. Massengale's, Ms. Long's, and Mr. Bielen's total compensation, and a significant percentage of Mr. Johns' and Mr. Ritchie's total compensation was attributable to services performed for or on behalf of Protective and its subsidiaries.

 SUMMARY COMPENSATION TABLE

Long-Term Compensation
Annual Compensation
								Awards	Payouts
All Other Compensation ($) (3)
Name and Principal Position	Year	Salary ($) (1)		Bonus ($) (1)(2)		Other Annual Compensation ($)		Securities Underlying Options/SARs (#)	LTIP Payouts ($) (2)

John D. Johns Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$ $ $	670,833 625,000 494,167	$ $ $	1,228,500 578,500 150,000	$ $ $	0 0 0	0 300,000 0	$ $ $	0 656,039 361,697		$ $ $	8,000 8,000 6,800

R. Stephen Briggs Executive Vice President, Individual Life	2003 2002 2001	$ $ $	377,500 337,500 321,667	$ $ $	319,200 205,000 110,900	$ $ $	0 0 0	15,000 30,000 0	$ $ $	0 189,552 208,624		$ $ $	8,000 8,000 6,800

Jim E. Massengale Executive Vice President, Acquisitions(4)	2003 2002 2001	$ $ $	384,584 360,833 336,667	$ $ $	317,500 251,500 196,400	$ $ $	0 0 0	15,000 30,000 0	$ $ $	0 179,872 177,446		$ $ $	623,657 8,000 6,800	(5)

Allen W. Ritchie Executive Vice President, Chief Financial Officer(6)	2003 2002 2001	$ $ $	390,833 366,667 122,051	$ $ $	431,300 181,100 52,500	$ $ $	0 0 25,000	15,000 30,000 50,000	$ $ $	389,560 230,026 0	(7)	$ $ $	8,000 8,000 0

Richard J. Bielen Senior Vice President, Chief Investment Officer and Treasurer	2003 2002 2001	$ $ $	315,833 265,000 237,500	$ $ $	279,300 136,600 113,400	$ $ $	0 0 0	50,000 15,000 0	$ $ $	0 104,880 110,151		$ $ $	8,000 8,000 6,800

Deborah J. Long Senior Vice President, Secretary and General Counsel	2003 2002 2001	$ $ $	286,667 266,667 247,500	$ $ $	148,800 113,000 90,000	$ $ $	0 0 0	0 15,000 0	$ $ $	0 109,481 114,077		$ $ $	8,000 8,000 6,800

(1)
Includes amounts that the Named Executives may have voluntarily elected to contribute to PLC's 401(k) and Stock Ownership Plan.

(2)
Includes amounts that the Named Executives may have voluntarily deferred under PLC's Deferred Compensation Plan for Officers.

(3)
All amounts shown represent matching contributions to PLC's 401(k) and Stock Ownership Plan, unless otherwise indicated.

(4)
Mr. Massengale retired on December 29, 2003.

(5)
Includes (a) $8,000 of matching contributions to PLC's 401(k) and Stock Ownership Plan, (b) $455,388 with respect to the payout of 2001 and 2002 performance share grants upon Mr. Massengale's retirement, and (c) $160,269, representing an estimate of the payout of Mr. Massengale's 2003 performance share grant upon his retirement. For more information, see "Special Retirement Arrangements" at page 76.

(6)
Mr. Ritchie began employment with PLC as its Executive Vice President and Chief Financial Officer on August 28, 2001.

(7)
Long-Term Incentive Plan compensation for 2003 is not yet determinable. The amount shown is the best estimate available as of March 2004.

      PLC has established a Deferred Compensation Plan for Officers (the "Officers' Plan") whereby eligible officers may voluntarily elect to defer to a specified date receipt of all or any portion of their Annual Incentive Plan and Performance Share Plan bonuses. The bonuses so deferred are credited to the officers in cash or PLC stock equivalents or a combination thereof. The cash portion earns interest at approximately PLC's short-term borrowing rate. Cash amounts may be deferred into a common stock equivalent or an interest-bearing equivalent. Stock compensation may only be deferred as common stock equivalents. Deferred bonuses will be distributed in stock or cash as specified by the officers in accordance with the Officers' Plan unless distribution is accelerated under certain provisions, including upon a change in control of PLC.

        The following table sets forth information regarding stock appreciation rights granted to the Named Executives during 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
					Grant Date Value
		Percent of Total Options/SARs Granted to Employees in Fiscal Year
Name	Number of Securities Underlying Option/SARs (1)(#)		Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)

R. Stephen Briggs	15,000	15.8%	$26.49	March 3, 2013	$89,700

Jim E. Massengale	15,000	15.8%	$26.49	March 3, 2013	$89,700

Allen W. Ritchie	15,000	15.8%	$26.49	March 3, 2013	$89,700

Richard J. Bielen	50,000	52.6%	$26.49	March 3, 2013	$299,000

(1)
The stock appreciation rights are exercisable after five years (earlier upon the death, disability or retirement of the executive or, in certain circumstances, upon a change in control of PLC). Unexercised rights expire upon termination of employment. The amount received upon exercise of rights within the one-year period before termination of employment may be recovered by PLC if the executive becomes employed by a competitor of PLC.

(2)
The stock appreciation rights were valued using a Black-Scholes option pricing model. Expected volatility was assumed to approximately equal that of the S&P Supercom Life and Health Insurance Index or 25.0%. Other assumptions include a risk-free rate of 3.1%, a dividend yield of 2.1%, and an expected time of exercise of March 4, 2009.

      The following table sets forth information regarding the value of the stock appreciation rights held by the Named Executives based on the value of our PLC's Common Stock as of December 31, 2003. None of the Named Executives exercised stock appreciation rights during 2003.

AGGREGATED FY-END OPTION/SAR VALUES

Name	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable

John D. Johns	266,302/350,000	(1)	$4,209,557/$1,128,500

R. Stephen Briggs	69,721/45,000	(1)	$1,103,104/$165,450

Jim E. Massengale	84,721/0	(2)	$623,433/$0

Allen W. Ritchie	0/95,000		$0/$294,450

Richard J. Bielen	32,317/65,000	(1)	$506,486/$395,100

Deborah J. Long	32,962/15,000	(1)	$516,186/$27,600

(1)
Includes the following estimates of the number of stock appreciation rights to become exercisable in 2004 upon the final determination of the earn-out of performance stock appreciation rights granted in 2000: Mr. Johns, 116,302 stock appreciation rights; Mr. Briggs, 29,721 stock appreciation rights; Mr. Bielen, 17,317 stock appreciation rights; and Ms. Long, 17,962 stock appreciation rights.

(2)
Includes 84,721 stock appreciation rights that became exercisable upon Mr. Massengale's retirement on December 29, 2003.

      In 2003, the Compensation and Management Succession Committee of PLC awarded performance shares under PLC's Long-Term Incentive Plan to the Named Executives as indicated in the table below. These awards are generally payable, if at all, after the results of a comparison group of companies for the four-year period ending December 31, 2006 are known.

 LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans (in shares)
	Number of Shares, Units or Other Rights (#)(1)(2)	Performance or Other Period Until Maturation or Payout
Name			Threshold	Target	Maximum

John D. Johns	39,230 shares	December 31, 2006	19,615	49,038	66,691

R. Stephen Briggs	6,730 shares	December 31, 2006	3,365	8,413	11,441

Jim E. Massengale	8,260 shares	(3)	(3)	(3)	(3)

Allen W. Ritchie	12,280 shares	December 31, 2006	6,140	15,350	20,876

Richard J. Bielen	5,170 shares	December 31, 2006	2,585	6,463	8,789

Deborah J. Long	3,970 shares	December 31, 2006	1.985	4,963	6,749

(1)
In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.

(2)
The award is earned based on comparison of PLC's average return on average equity or total rate of return for a four-year period to the average return on average equity or total rate of return for companies in a peer group. No portion of the award is earned if PLC's performance is below the median for both measures.

(3)
Payout of this performance share award upon Mr. Massengale's retirement is included in the "All Other Compensation" column in the Summary Compensation Table at page 73. For more information, see "Special Retirement Arrangements" at page 76

OTHER PLANS AND ARRANGEMENTS

        Retirement Benefits.  Protective has a tax- qualified Pension Plan, and an Excess Benefit Plan that provides retirement benefits that cannot be paid under the Pension Plan due to Internal Revenue Code limitations. This table shows the annual pension benefits payable to executive officers under these plans. The benefits in the table are not reduced by social security or other offset amounts. The benefits shown in the table reflect a straight life form of annuity benefit. If the payment is made in the form of a joint and survivor annuity, the amount paid to the executive could be much less than the amount shown below.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35

$150,000	$32,529	$43,372	$54,215	$65,057	$75,900

200,000	44,529	59,372	74,215	89,057	103,900

250,000	56,529	75,372	94,215	113,057	131,900

300,000	68,529	91,372	114,215	137,057	159,900

400,000	92,529	123,372	154,215	185,057	215,900

500,000	116,529	155,372	194,215	233,057	271,900

750,000	176,529	235,372	294,215	353,057	411,900

1,000,000	236,529	315,372	394,215	473,057	551,900

1,250,000	296,529	395,372	494,215	593,057	691,900

1,500,000	356,529	475,372	594,215	713,057	831,900

1,750,000	416,529	555,372	694,215	833,057	971,900

2,000,000	476,529	635,372	794,215	953,057	1,111,900

        Compensation covered by the Pension Plan (and the Excess Benefit Plan) excludes commissions, performance share awards and amounts received upon the exercise of stock appreciation rights, and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred) are included in determining average compensation.

        The Named Executives and their credited years of service as of March 5, 2004 are shown in the following table.

Name	Years of Service

John D. Johns	10

R. Stephen Briggs	31

Jim E. Massengale	21

Allen W. Ritchie	2

Richard J. Bielen	13

Deborah J. Long	10

        Employment Continuation Agreements.  PLC has Employment Continuation Agreements with each of the Named Executives (other than Mr. Massengale, whose agreement terminated upon his retirement on December 29, 2003). These agreements provide for certain benefits if the executive's employment is actually or constructively terminated (by means of a reduction in duties or compensation) following certain events constituting a "change in control." These benefits include (a) a payment equal to three times (for Messrs. Johns, Briggs and Ritchie) or two times (for Mr. Bielen and Ms. Long) the sum of (1) the executive's annual base salary in effect at the time of the change in control, (2) the average Annual Incentive Plan bonus paid to the executive for the three years before the change in control, and (3) (for Messrs. Johns, Briggs and Ritchie) the average value over the last three years of the performance shares, stock appreciation rights, and other long-term incentives granted to the executive (excluding special or "one time" grants); (b) payment of an amount equal to the executive's target bonus opportunity under the Annual Incentive Plan for the year in which termination of employment occurs, (c) continuation (for up to twenty-four months) in PLC's medical, accident, disability, and life insurance plans as provided to the executive immediately before termination of employment; (d) payment of an amount equal in value to the increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on credited service); and (e) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

        Special Retirement Arrangements.  In consideration of his contributions to PLC as its Executive Vice President and leader of its Acquisitions Division, and in recognition of his retirement on December 29, 2003, PLC provided Mr. Massengale with certain compensation in addition to the benefits payable under Protective's regular programs. These benefits included (a) payout of his 2001, 2002 and 2003 performance share awards with a smaller reduction for prorated service than normally required under the Long-Term Incentive Plan, and (b) monthly payments equal to the difference between the amount Mr. Massengale would have received if he had one more year of service under PLC's Pension Plan and Excess Benefit Plan, assuming he earned during that year his then-current rate of base salary and his 2003 target Annual Incentive Plan bonus, minus the benefits otherwise payable under the plans. Mr. Massengale has also agreed to provide consulting services to PLC during 2004 in exchange for a consulting fee of $100,000 paid in 2003.

Compensation Committee Interlocks and Insider Participation

        The current members of PLC's Compensation and Management Succession Committee ("Committee") are Messrs. H. Corbin Day (Chairman), Donald M. James, and W. Michael Warren, Jr. No member of the Committee was an officer or employee of PLC or any of its subsidiaries or had any other relationship with Protective for which the SEC requires disclosure at any time during 2003. Also, no member of the Committee was formerly an officer of PLC or any of its subsidiaries.

MANAGEMENT OWNERSHIP OF PLC STOCK

        No director or Named Executive Officer of Protective owns any stock of Protective or of any affiliated corporation except for the shares of PLC common stock which are shown below as owned as of March 5, 2004.

	Amount and Nature of Beneficial Ownership(1)
Name and Beneficial Owner	Sole Power		Shared Power(2)		Percent of Class(1)
John D. Johns	148,654	(3)	4,200		*
R. Stephen Briggs	116,886	(3)	2,992		*
Jim E. Massengale	26,203	(3)	-0-		*
Allen W. Ritchie	8,718	(3)	-0-		*
Richard J. Bielen	53,257	(3)	-0-		*
J. William Hamer, Jr.	46,055	(3)	-0-		*
T. Davis Keyes	18,651	(3)	-0-		*
Carolyn King	41,615	(3)	-0-		*
Deborah J. Long	60,053	(3)	-0-		*
Wayne E. Stuenkel	40,399	(3)	-0-		*
All current directors and executive officers as a group (13 persons)**	644,061	(3)	7,192	(2)	*

*	less than one percent
**	Excludes Mr. Massengale who retired December 29, 2003.
(1)
The number of shares reflected are shares which under application regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.
(2)
This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.
(3)
The amounts reported include shares allocated to accounts under PLC's 401(k) and Stock Ownership Plan as follows: Mr. Johns, 7,171 shares; Mr. Briggs, 33,823 shares; Mr. Massengale, 491 shares; Mr. Ritchie, 543 shares; Mr. Bielen, 13,094 shares; Mr. Hamer, 6,929 shares; Mr. Keyes, 10,314 shares; Ms. King, 2,528 shares; Ms. Long, 2,654 shares; Mr. Stuenkel, 8,121 shares, and all current directors and executive officers as a group 114,710.

The amounts reported also include stock equivalents under PLC's Deferred Compensation Plan for Officers, entitling each participant to receive upon distribution a share of Common Stock or each stock equivalent. The number of stock equivalents included are as follows: Mr. Johns, 137,083; Mr. Briggs, 65,532; Mr. Ritchie, 8,175; Mr. Bielen, 32,667; Mr. Hamer, 39,126; Mr. Keyes, 8,337; Ms. King, 39,087, Ms. Long, 52,432; Mr. Stuenkel, -0-; and all current directors and executive officers as a group 428,390.

The reported amounts do not include the following stock appreciation rights ("SARs"): Mr. Johns, 616,302 SARs; Mr. Briggs, 114,721 SARs; Mr. Massengale, 84,721 SARs; Mr. Ritchie, 95,000 SARs; Mr. Bielen, 97,317 SARs; Mr. Hamer, 10,000 SARs; Mr. Keyes, 10,000 SARs; Ms. King, 15,000 SARs; Ms. Long, 47,962 SARs; and all current directors and executive officers as a group 1,131,023 SARs.

LEGAL PROCEEDINGS

        To the knowledge and in the opinion of management, there are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of PLC and Protective, to which PLC or Protective or any of its subsidiaries is a party or of which any of PLC or Protective's properties is the subject. For additional information regarding legal proceedings see Note G to the Consolidated Financial Statements included herein.

EXPERTS

        The financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the financial statement schedules included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to the applicability of federal securities laws to the Contracts. The validity of the Contracts offered hereby was passed upon for Protective by Steve M. Callaway, Esq., Senior Associate Counsel of Protective. Mr. Callaway is an employee of Protective and is a participant in various employee benefit plans offered by Protective.

REGISTRATION STATEMENT

        A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning Protective and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

        Protective files reports and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

APPENDIX A

MATTERS RELATING TO CONTRACTS
OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991
AND PRIOR TO MAY 1, 1996

           The following sections describe Contracts offered after September 10, 1991 and before May 1, 1996. The following descriptions of certain provisions should be substituted in their entirety for the related terms and descriptions found elsewhere in this Prospectus. The page references listed below indicate where in the Prospectus the substituted descriptions can be found. Refer to your Contract for complete details of these provisions.

Summary (page 3)

        The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

How is the surrender charge calculated?
The surrender charge applies during the first seven years of each Guaranteed Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period. The surrender charge is equal to six months of interest on the amount you withdraw from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. (See "Surrender Charges," page 11.)
What is a Market Value Adjustment?	The Market Value Adjustment is the amount we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed Period equal to the time remaining in your Guaranteed Period at the time you request a full or partial surrender, and 2) the Guaranteed Interest Rate being applied to the Sub-Account from which you are requesting a full or partial surrender. (See "Market Value Adjustment," page 11.)
Does the contract provide a Death Benefit?	If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.
If there is no surviving Owner, we will pay the guaranteed Death Benefit to the Beneficiary that the Owner has named. The Beneficiary will have 60 days from the date of death to exercise this right to the guaranteed Death Benefit. If the Beneficiary has not exercised this right within 60 days, we will treat any payments as a surrender request subject to the surrender charge and Market Value Adjustment.
The guaranteed Death Benefit will be equal to the Account Value of your Contract. If applicable, we will total the Death Benefits for all of your Guaranteed Periods to determine the amount of your guaranteed Death Benefit. (See "Death Benefit," page 14.)

Parties to the Contract (page 6)

        Beneficiary:  The person named under the Contract to receive the Death Benefit upon the Death of any Owner is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

        Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.

Issuing a Contract (page 7, first paragraph)

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. You cannot make additional Annuity Deposits in the states of California, Minnesota, South Carolina or Michigan. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Guaranteed Period and Sub-Accounts

    Selecting a subsequent Guarantee Period (page 8)

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.

    Automatic subsequent Guaranteed Periods (page 8)

        If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the shortest Guaranteed Period we offer that is longer than the Guaranteed Period that just ended. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.

Surrenders

    Surrenders and Partial Surrenders (page 10, first paragraph)

        You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.

Surrender Charges (page 11)

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

        We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

        If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

[(A × B) - SC] where:

        A        = the Sub-Account value of the Sub-Account from which you request a surrender

        B        = the Market Value Adjustment

        SC     = the surrender charge plus any premium taxes, if applicable

        On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

        Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.

     Waiver of Surrender Charges (page 11)

        We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

  1)
  You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

  2)
  A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

        If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.

Market Value Adjustment (page 11)

        We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

(1+g / 1+c) × (N/12) where:

        g = The Guaranteed Interest Rate in effect for the current Guaranteed Period expressed as a decimal
(e.g., 1% = .01).

        C = The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.

        N = The number of months remaining in your Guaranteed Period as of the date you request a surrender.

        The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and 2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

        Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

        Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.

Determining the Death Benefit (page 14)

        We will calculate the guaranteed Death Benefit as of the date of an Owner's death. The guaranteed Death Benefit will be equal to the Account Value less applicable premium taxes.

Annuity Options (page 15)

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 – Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, annuity options may apply with certain restrictions.

  •
  Option 1 – Payment for a Fixed Period

      We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

  •
  Option 2 – Life Income with Payments for a Guaranteed Period

      We will make equal monthly payments based on the life of the named Annuitant or Annuitants. Payments will continue for the lifetime of the Annuitant or Annuitants with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

  •
  Option 3 – Payments for a Fixed Amount

  We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

  •
  Option 4 – Purchase of Other Annuities

  The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

        The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.

Taxation of Annuities in General

    Loss of Interest Deduction Where Contracts Are Held for the Benefit of Certain Non-Natural Persons
(page 22)

        In order that they may be treated as annuity contracts for federal tax purposes, section 72(s) of the Internal Revenue Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain qualified plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

APPENDIX B

MATTERS RELATING TO CONTRACTS
OFFERED IN CERTAIN STATES
PRIOR TO SEPTEMBER 10, 1991

           The following sections describe Contracts with a Certificate Date prior to September 10, 1991, and certain Contracts with a Certificate Date after that date. The Contracts contain provisions that differ from those described in this Prospectus. In particular, surrender charge, Death Benefit, and certain Annuity benefit provisions may be different. Refer to your Contract for complete details of these provisions. The following descriptions of certain provisions should be substituted in their entirety for the related terms and descriptions found elsewhere in this Prospectus. The page references listed below indicate where in the Prospectus the substituted descriptions can be found.

Summary (page 3)

        The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

How is the surrender charge calculated?
The surrender charge applies during the first seven years of each Guaranteed Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period. The surrender charge is equal to six months of interest on the amount you withdraw from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. (See "Surrender Charge," page 11.)
What is a Market Value Adjustment?	The Market Value Adjustment is the amount we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed Period equal to the time remaining in your Guaranteed Period at the time you request a full or partial surrender, and 2) the Guaranteed Interest Rate being applied to the Sub-Account from which you are requesting a full or partial surrender. (See, "Market Value Adjustment," page 11.)
Does the contract provide a Death Benefit?	If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.
If there is no surviving Owner, we will pay the guaranteed Death Benefit to the Beneficiary as determined under the provisions of the Contract. If the named Beneficiary under the Contract is the spouse of the Owner and the Annuitant is living, the spouse may elect, in lieu of taking a Death Benefit, to become the Owner and continue the Contract.
The guaranteed Death Benefit will be equal to the Account Value of your Contract. If applicable, we will total the Death Benefits for all of your Guaranteed Periods to determine the amount of your guaranteed Death Benefit. (See "Death Benefit," page 14.)

Parties to the Contract (page 6)

        Beneficiary:  The person named under the Contract to receive the Death Benefit upon the Death of any Owner or Annuitant, as applicable, is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

        Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.

Issuing a Contract (page 7, first paragraph)

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Guaranteed Periods and Sub-Accounts

    Selecting a subsequent Guarantee Period (page 8)

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.

    Automatic subsequent Guaranteed Periods (page 8)

        If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the shortest Guaranteed Period we offer that is longer than the Guaranteed Period that just ended. The subsequent Guaranteed Period, however, will not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.

Surrenders

    Surrenders and Partial Surrenders (page 10, first paragraph)

        You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.

Surrender Charges (page 11)

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account.

The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

        We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

        If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

[(A × B) - SC] where:

        A        = the Sub-Account value of the Sub-Account from which you request a surrender

        B        = the Market Value Adjustment

        SC     = the surrender charge plus any premium tax, if applicable

        On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

        Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.

     Waiver of Surrender Charges (page 11)

        We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

  3)
  You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

  4)
  A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

        If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.

Market Value Adjustment (page 11)

        We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

(1+g / 1+c) × (N/12) where:

        g = The Guaranteed Interest Rate in effect for the current Guaranteed Period expressed as a decimal
(e.g., 1% = .01).

        C = The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.

        N = The number of months remaining in your Guaranteed Period as of the date you request a surrender.

        The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and 2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

        Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

        Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.

Death of an Annuitant (page 14)

        If an Annuitant dies while the Contract is in force, either before or after the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If you have not designated a Beneficiary or the Beneficiary is no longer living, the surviving Owner will be the Beneficiary. If neither the Owner nor the Beneficiary have survived the Annuitant, the Beneficiary will be the Annuitant's estate. You cannot change Annuitants under this Contract.

Death of an Owner (page 14)

        Upon the death of a joint Owner prior to the Annuity Commencement Date, the surviving Owner will become the Beneficiary. If the sole Owner of a Contract dies while the Contract is in force and before the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If the Beneficiary is the spouse of the deceased Owner and the Annuitant is still living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit. If you have not designated a Beneficiary or the Beneficiary is no longer living, the estate of the Owner will be the Beneficiary.

Determining the Death Benefit (page 14)

        If an Annuitant or Owner dies before the Annuity Commencement Date, we will pay a guaranteed Death Benefit to the Beneficiary. We will calculate the guaranteed Death Benefit as of the date of an Annuitant's or Owner's death. We will calculate the guaranteed Death Benefit as follows:

  5)
  If the deceased had not yet reached age 85, the guaranteed Death Benefit will be the greater of:
    •
    the Net Account Value, or

    •
    the original Annuity Deposit, less interest withdrawals and surrenders (including surrender charges, Market Value Adjustments, and premium tax), credited with interest at 5% compounded annually.
  6)
  If the deceased reached age 85, the guaranteed Death Benefit will be equal to the total of the Sub-Account values multiplied by their respective Market Value Adjustments.

Paying the Death Benefit (page 14)

        We will only pay one guaranteed Death Benefit under a Contract, even though the Contract may, under some circumstances, continue after an Owner or Annuitant's death. We will calculate the guaranteed Death Benefit as of the date of the death that triggers its payment.

        We will pay the guaranteed Death Benefit in a lump sum, in which event the Contract will terminate, or under any of the annuity options available under the Contract provided that:

  •
  in the event of the Owner's death, any chosen annuity option must provide that the guaranteed Death Benefit will be distributed within five years of the date of the Owner's death; or

  •
  if the chosen annuity option provides for the guaranteed Death Benefit to be paid over a period that does not extend beyond the Beneficiary's life or life expectancy, the distribution must commence within one year of the Owner's death.

        In addition to these options, if the Beneficiary is the spouse of the deceased Owner and the Annuitant is living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit.

Annuity Commencement Date (page 15)

        You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of a Guaranteed Period nor later than the end of the Contract year immediately before the Annuitant's 85th birthday. Our Administrative Office must approve any request for an extension of the Annuity Commencement Date beyond this maximum.

        You may change the Annuity Commencement Date subject to the following restrictions:

  •
  You must request the change in writing.

  •
  We must receive your written request at least 30 days before the new Annuity Commencement Date you have requested.

  •
  The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

  •
  Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 85th birthday.

        Annuity Commencement Dates which occur after the Annuitant's 85th birthday may have adverse tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters," page 19.)

        Once our Administrative Office notifies you that we have received and approved your written request for changing the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

Annuity Options (page 15)

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 – Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, annuity options may apply with certain restrictions.

  •
  Option 1 – Payment for a Fixed Period

  We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

  •
  Option 2 – Life Income with Payments for a Guaranteed Period

  We will make equal monthly payments based on the life of the named Annuitant. Payments will continue for the lifetime of the Annuitant with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

  •
  Option 3 – Payments for a Fixed Amount

  We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

  •
  Option 4 – Purchase of Other Annuities

  The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

        The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.

Taxation of Annuities in General

    Loss of Interest Deduction Where Contracts Are Held for the Benefit of Certain Non-Natural Persons (page 22)

        In order that they may be treated as annuity contracts for federal tax purposes, section 72(s) of the Internal Revenue Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain qualified plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

        All other schedules to the consolidated financial statements required by Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and therefore have been omitted.

Report of Independent Auditors

To the Directors and Share Owner of
Protective Life Insurance Company:

        In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 of this Form S-1 present fairly, in all material respects, the financial position of Protective Life Insurance Company and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index on page F-1 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note A of the Notes to the Consolidated Financial Statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

PricewaterhouseCoopers LLP

Birmingham, Alabama
March 11, 2004

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)

	Year Ended December 31
	2003	2002	2001
REVENUES
Premiums and policy fees	$1,653,609	$1,548,201	$1,389,819
Reinsurance ceded	(917,935)	(738,158)	(771,151)

Net of reinsurance ceded	735,674	810,043	618,668
Net investment income	980,743	971,808	835,203
Realized investment gains (losses)
Derivative financial instruments	8,249	(4,708)	2,182
All other investments	66,764	12,314	(6,123)
Other income	46,825	41,483	38,578

Total revenues	1,838,255	1,830,940	1,488,508

BENEFITS AND EXPENSES
Benefits and settlement expenses (net of reinsurance ceded: 2003 — $918,275; 2002 — $699,808; 2001 — $609,996)	1,124,077	1,167,085	972,624
Amortization of deferred policy acquisition costs	225,107	267,662	147,058
Amortization of goodwill	0	0	2,827
Other operating expenses (net of reinsurance ceded: 2003 — $142,181; 2002 — $177,509; 2001 — $167,243)	139,099	154,570	152,041

Total benefits and expenses	1,488,283	1,589,317	1,274,550

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	349,972	241,623	213,958

INCOME TAX EXPENSE
Current	42,491	75,335	118,421
Deferred	75,441	8,894	(47,964)

Total income tax expense	117,932	84,229	70,457

Net income from continuing operations before cumulative effect of change in accounting principle	232,040	157,394	143,501
Loss from discontinued operations, net of income tax	0	0	(9,856)
Loss from sale of discontinued operations, net of income tax	0	0	(17,754)

Net income before cumulative effect of change in accounting principle	232,040	157,394	115,891
Cumulative effect of change in accounting principle, net of income tax	0	0	(8,341)

NET INCOME	$232,040	$157,394	$107,550

See Notes to Consolidated Financial Statements.

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31
	2003	2002
	(dollars in thousands)
Assets
Investments:
Fixed maturities, at market (amortized cost: 2003 — $12,314,822; 2002 — $11,212,765)	$12,927,520	$11,655,465
Equity securities, at market (cost: 2003 — $29,169; 2002 — $51,095)	30,521	48,799
Mortgage loans	2,733,722	2,518,151
Investment real estate, net of accumulated depreciation (2003 — $1,314; 2002 — $1,099)	13,152	15,499
Policy loans	502,748	543,161
Other long-term investments	244,913	210,381
Short-term investments	510,635	447,155

Total investments	16,963,211	15,438,611
Cash	111,059	85,850
Accrued investment income	184,439	180,950
Accounts and premiums receivable, net of allowance for uncollectible amounts (2003 — $2,617; 2002 — $2,825)	43,095	50,544
Reinsurance receivables	2,308,153	2,333,800
Deferred policy acquisition costs	1,863,568	1,709,254
Goodwill	35,143	35,143
Property and equipment	43,156	38,878
Other assets	198,581	262,127
Assets related to separate accounts
Variable annuity	2,045,038	1,513,824
Variable universal life	171,408	114,364
Other	4,361	4,330

	$23,971,212	$21,767,675

Liabilities
Policy liabilities and accruals
Future policy benefits and claims	$8,950,091	$8,247,296
Unearned premiums	743,727	843,166

Total policy liabilities and accruals	9,693,818	9,090,462
Stable value product account balances	4,676,531	4,018,552
Annuity account balances	3,480,577	3,697,495
Other policyholders' funds	158,359	174,665
Other liabilities	764,097	620,731
Accrued income taxes	5,718	36,859
Deferred income taxes	339,273	206,845
Notes payable	2,234	2,264
Indebtedness to related parties	0	2,000
Liabilities related to separate accounts
Variable annuity	2,045,038	1,513,824
Variable universal life	171,408	114,364
Other	4,361	4,330

Total liabilities	21,341,414	19,482,391

Commitments and contingent liabilities — Note G
Share-owner's equity
Preferred Stock, $1 par value shares authorized and issued: 2,000, liquidation preference $2,000	2	2
Common Stock, $1 par value shares authorized and issued: 5,000,000	5,000	5,000
Additional paid-in capital	863,819	846,619
Note receivable from PLC Employee Stock Ownership Plan	(3,426)	(3,838)
Retained earnings	1,431,818	1,201,587
Accumulated other comprehensive income
Net unrealized gains on investments (net of income tax: 2003 — $177,642; 2002 — $128,145)	329,907	237,983
Accumulated gain (loss) — hedging (net of income tax: 2003 — $1,442; 2002 — $(1,114))	2,678	(2,069)

Total share-owner's equity	2,629,798	2,285,284

	$23,971,212	$21,767,675

See Notes to Consolidated Financial Statements.

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF SHARE-OWNER'S EQUITY

(dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Note Receivable From PLC ESOP	Retained Earnings	Net Unrealized Gains (Losses) on Investments	Accumu- lated Gain (Loss) — Hedging	Total Share- Owner's Equity
Balance, December 31, 2000	$2	$5,000	$651,419	(4,841)	$939,745	$(51,370)	$0	$1,539,955
Net income for 2001					107,550			107,550
Change in net unrealized gains/losses on investments (net of income tax — $52,019)						96,607		96,607
Reclassification adjustment for amounts included in net income (net of income tax — $2,143)						3,980		3,980
Transition adjustment on derivative financial instruments (net of income tax — $2,127)						3,951		3,951
Comprehensive income for 2001								212,088

Capital contribution			134,000					134,000
Common dividend — transfer of subsidiary to PLC (See Note A)					(2,052)			(2,052)
Preferred dividend ($500.00 per share)					(1,000)			(1,000)
Decrease in note receivable from PLC ESOP				342				342

Balance, December 31, 2001	2	5,000	785,419	(4,499)	1,044,243	53,168	0	1,883,333
Net income for 2002					157,394			157,394
Change in net unrealized gains/losses on investments (net of income tax — $103,826)						192,819		192,819
Reclassification adjustment for amounts included in net income (net of income tax — $(4,310))						(8,004)		(8,004)
Change in accumulated gain (loss) — hedging (net of income tax — $(1,114))							(2,069)	(2,069)

Comprehensive income for 2002								340,140

Capital contribution			61,200					61,200
Preferred dividend ($25.00 per share)					(50)			(50)
Decrease in note receivable from PLC ESOP				661				661

Balance, December 31, 2002	2	5,000	846,619	(3,838)	1,201,587	237,983	(2,069)	2,285,284
Net income for 2003					232,040			232,040
Change in net unrealized gains/losses on investments (net of income tax — $72,865)						135,321		135,321
Reclassification adjustment for amounts included in net income (net of income tax — $(23,367))						(43,397)		(43,397)
Change in accumulated gain (loss) Hedging (net of income tax — $2,556)							4,747	4,747

Comprehensive income for 2003								328,711

Capital contribution			17,200					17,200
Common dividend					(1,809)			(1,809)
Decrease in note receivable from PLC ESOP				412				412

Balance December 31, 2003	$2	$5,000	$863,819	$(3,426)	$1,431,818	$329,907	$2,678	$2,629,798

See notes to consolidated financial statements.

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$232,040	$157,394	$107,550
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment (gains) losses	(66,764)	(12,314)	6,123
Amortization of deferred policy acquisition costs	225,107	239,490	154,383
Capitalization of deferred policy acquisition costs	(381,667)	(437,325)	(317,626)
Depreciation expense	11,637	10,409	11,651
Deferred income taxes	75,441	8,894	(40,970)
Accrued income taxes	(31,141)	(88,976)	139,016
Amortization of goodwill	0	0	8,328
Loss from sale of discontinued operations	0	0	17,754
Interest credited to universal life and investment products	647,695	900,930	944,098
Policy fees assessed on universal life and investment products	(324,773)	(268,191)	(222,415)
Change in accrued investment income and other receivables	29,607	(303,497)	(238,097)
Change in policy liabilities and other policyholder funds of traditional life and health products	500,871	493,714	444,119
Change in other liabilities	(190,896)	93,368	132,497
Other (net)	55,437	89,556	11,024

Net cash provided by operating activities-	782,594	883,452	1,157,435

CASH FLOWS FROM INVESTING ACTIVITIES
Investments available for sale, net of short-term investments:
Maturities and principal reductions of investments	4,615,096	3,617,235	1,979,245
Sale of investments	7,539,673	15,267,722	7,696,212
Cost of investments acquired	(13,185,410)	(20,014,789)	(10,881,064)
Increase in mortgage loans, net	(215,571)	(5,308)	(244,620)
Decrease (increase) in investment real estate, net	2,347	8,674	(11,607)
Decrease (increase) in policy loans, net	40,413	(21,320)	(291,313)
Increase in other long-term investments, net	(34,532)	(109,695)	(34,040)
Decrease (increase) in short-term investments, net	270,782	(218,759)	(55,697)
Acquisitions and bulk reinsurance assumptions	0	130,515	(118,557)
Purchase of property and equipment	(15,915)	(8,934)	(10,029)
Sale of discontinued operations, net of cash transferred	0	0	216,031

Net cash used in investing activities-	(983,117)	(1,354,659)	(1,755,439)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit arrangements and long-term debt	5,829,066	2,050,772	2,574,954
Capital contribution from PLC	17,200	60,785	134,000
Principal payments on line of credit arrangement and long-term debt	(5,829,096)	(2,167,799)	(2,457,979)
Principal payment on surplus note to PLC	(2,000)	(4,000)	(4,000)
Dividends to share owner	0	(50)	(1,000)
Investment product deposits and change in universal life deposits	2,721,579	1,687,213	1,735,653
Investment product withdrawals	(2,511,017)	(1,177,030)	(1,315,179)

Net cash provided by financing activities-	225,732	449,891	666,449

INCREASE (DECREASE) IN CASH-	25,209	(21,316)	68,445
CASH AT BEGINNING OF YEAR-	85,850	107,166	38,721

CASH AT END OF YEAR-	$111,059	$85,850	$107,166

See notes to consolidated financial statements.

PROTECTIVE LIFE INSURANCE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in tables are in thousands)

NOTE A — SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation

        The accompanying consolidated financial statements of Protective Life Insurance Company and subsidiaries (Protective) are prepared on the basis of accounting principles generally accepted in the United States of America. Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities. (See also Note B.)

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make various estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses. Actual results could differ from these estimates.

    Entities Included

        The consolidated financial statements include the accounts, after intercompany eliminations, of Protective Life Insurance Company and its wholly-owned subsidiaries. Protective is a wholly-owned subsidiary of Protective Life Corporation (PLC), an insurance holding company.

        On May 1, 2001, PLC transferred its ownership of five companies (that marketed prepaid dental products) to Protective. Protective has recorded these transactions on a pooling of interests basis whereby Protective's financial statements reflect the consolidation of the contributed entities as if they had been wholly owned by Protective for all periods in which common control existed.

        On December 31, 2001, Protective sold substantially all of the companies transferred from PLC as part of the sale of the Dental Benefits Division. For more information see the discussion under the heading "Discontinued Operations" included in Note A herein.

    Nature of Operations

        Protective provides financial services through the production, distribution, and administration of insurance and investment products. Protective markets individual life insurance, credit life and disability insurance, guaranteed investment contracts, guaranteed funding agreements, fixed and variable annuities, and extended service contracts throughout the United States. Protective also maintains a separate division devoted to the acquisition of insurance policies from other companies.

        The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to changing competition, economic conditions, interest rates, investment performance, insurance ratings, claims, persistency, and other factors.

    Recently Issued Accounting Standards

        On January 1, 2001, Protective adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended by SFAS Nos. 137, 138, and 149, requires Protective to record all derivative financial instruments at fair value on the balance sheet. Changes in fair value of a derivative instrument are reported in net income or other comprehensive income, depending on the designated use of the derivative instrument. The adoption of SFAS No. 133 resulted in a cumulative charge to net income, net of income tax, of $8.3 million and a cumulative after-tax increase to other comprehensive income of $4.0 million on January 1, 2001. The charge to net income and increase to other comprehensive income primarily resulted from the recognition of derivative instruments embedded in Protective's corporate bond portfolio. In addition, the charge to net income includes the recognition of the ineffectiveness on existing hedging relationships including the difference in spot and forward exchange rates related to foreign currency swaps used as an economic hedge of foreign-currency-denominated stable value contracts. The adoption of SFAS No. 133 has introduced volatility into Protective's reported net income and other comprehensive income depending on market conditions and Protective's hedging activities.

        On January 1, 2002, Protective adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 revises the standards for accounting for acquired goodwill and other intangible assets. The standard replaces the requirement to amortize goodwill with one that calls for an annual impairment test, among other provisions. Protective has performed an impairment test and determined that its goodwill was not impaired at October 31, 2003, and 2002. The following table illustrates adjusted income from continuing operations before cumulative effect of change in accounting principle as if this pronouncement was adopted as of January 1, 2001:

	Year Ended December 31
	2003	2002	2001
Adjusted net income:
Income from continuing operations before cumulative effect of change in accounting principle	$232,040	$157,394	$143,501
Add back amortization of goodwill, net of income tax			1,838

Adjusted income from continuing operations before cumulative effect of change in accounting principle	232,040	157,394	145,339
Loss from discontinued operations, net of income tax			(9,856)
Loss from sale of discontinued operations, net of income tax			(17,754)

Adjusted net income before cumulative effect of change in accounting principle	232,040	157,394	117,729
Cumulative effect of change in accounting principle, net of income tax			(8,341)

Adjusted net income	$232,040	$157,394	$109,388

        In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities," which was revised in December 2003. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. The effective date of FIN 46 is March 31, 2004, for Protective. Protective is currently evaluating the impact of FIN 46 on entities to be consolidated as of March 31, 2004. Although Protective does not expect the implementation of the provisions of FIN 46, on March 31, 2004, to have a material impact on its results of operations, had the provisions been effective at December 31, 2003, Protective's reported assets and liabilities would have increased by approximately $70 million.

        On October 1, 2003, Protective adopted Derivatives Implementation Group Issue No. B36, "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments" (DIG B36). DIG B36 requires the bifurcation of embedded derivatives within certain modified coinsurance and funds withheld coinsurance arrangements that expose the creditor to credit risk of a company other than the debtor, even if the debtor owns as investment assets the third-party securities to which the creditor is exposed. The adoption did not have a material impact on its financial condition or results of operations.

        In July 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts." SOP 03-1 is effective for fiscal years beginning after December 15, 2003. SOP 03-1 provides guidance related to the reporting and disclosure of certain insurance contracts and separate accounts, including the calculation of guaranteed minimum death benefits (GMDB). SOP 03-1 also addresses the capitalization and amortization of sales inducements to contract holders. Had the provision been effective at December 31, 2003, Protective would have reported a GMDB accrual $0.3 million higher than currently reported. Although the original intent of SOP 03-1 was to address the accounting for contract provisions not addressed by SFAS No. 97, such as guaranteed minimum death benefits within a variable annuity contract, it appears that SOP 03-1 contains language that may impact the accounting for universal life products in a material way. The life insurance industry and some insurance companies have filed letters with the American Institute of Certified Public Accountants seeking clarification, guidance, delay and/or revision to more appropriately reflect the underlying economic issues of universal life insurance products. Protective is currently evaluating the impact of SOP 03-1 on the accounting for its universal life products.

        On December 31, 2003, Protective adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," as revised by the FASB in December 2003. The FASB revised disclosure requirements for pension plans and other postretirement benefit plans to require more information. The revision of SFAS No. 132 did not have a material effect on Protective's financial position or results of operations.

        On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act). The Medicare Act introduces a prescription drug benefit for Medicare-eligible retirees in 2006, as well as a federal subsidy to plan sponsors that provide prescription drug benefits. In accordance with FASB Staff Position No. 106-1, Protective has elected to defer recognizing the effects of the Medicare Act for its postretirement plans under FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" until authoritative guidance on accounting for the federal subsidy is issued. Protective anticipates that the Medicare Act will not have a material impact on the financial results of Protective; therefore the costs reported in Note L to the Consolidated Financial Statements do not reflect these changes. The final accounting guidance could require changes to previously reported information.

    Investments

        Protective has classified all of its investments in fixed maturities, equity securities, and short-term investments as "available for sale."

        Investments are reported on the following bases less allowances for uncollectible amounts on investments, if applicable:

  •
  Fixed maturities (bonds and redeemable preferred stocks) — at current market value. Where market values are unavailable, Protective obtains estimates from independent pricing services or estimates market value based upon a comparison to quoted issues of the same issuer or issues of other issuers with similar terms and risk characteristics.

  •
  Equity securities (common and nonredeemable preferred stocks) — at current market value.

  •
  Mortgage loans — at unpaid balances, adjusted for loan origination costs, net of fees, and amortization of premium or discount.

  •
  Investment real estate — at cost, less allowances for depreciation computed on the straight-line method. With respect to real estate acquired through foreclosure, cost is the lesser of the loan balance plus foreclosure costs or appraised value.

  •
  Policy loans — at unpaid balances.

  •
  Other long-term investments — at a variety of methods similar to those listed above, as deemed appropriate for the specific investment.

  •
  Short-term investments — at cost, which approximates current market value, except collateral from securities lending which is recorded at current market value.

        Estimated market values were derived from the durations of Protective's fixed maturities and mortgage loans. Duration measures the relationship between changes in market value to changes in interest rates. While these estimated market values generally provide an indication of how sensitive the market values of Protective's fixed maturities and mortgage loans are to changes in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

        Substantially all short-term investments have maturities of three months or less at the time of acquisition and include approximately $0.6 million in bank deposits voluntarily restricted as to withdrawal.

        The market values of fixed maturities increase or decrease as interest rates fall or rise. As prescribed by generally accepted accounting principles, investments deemed as "available for sale" are recorded at their market values with the resulting unrealized gains and losses reduced by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owner's equity.

        Realized gains and losses on sales of investments are recognized in net income using the specific identification basis.

    Derivative Financial Instruments

        Protective utilizes a risk management strategy that incorporates the use of derivative financial instruments, primarily to reduce its exposure to interest rate risk as well as currency exchange risk.

        Combinations of interest rate swap contracts, futures contracts, and option contracts are sometimes used to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates for certain investments, primarily outstanding mortgage loan commitments and mortgage-backed securities. Interest rate swap contracts generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate futures generally involve exchange traded contracts to buy or sell treasury bonds and notes in the future at specified prices. Interest rate options allow the holder of the option to receive cash or purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Protective uses interest rate swap contracts, swaptions (options to enter into interest rate swap contracts), caps, and floors to modify the interest characteristics of certain investments and liabilities. Swap contracts are also used to alter the effective durations of assets and liabilities. Protective uses foreign currency swaps to reduce its exposure to currency exchange risk on certain stable value contracts denominated in foreign currencies, primarily the European euro and the British pound.

        Derivative instruments expose Protective to credit and market risk. Protective minimizes its credit risk by entering into transactions with highly rated counterparties. Protective manages the market risk associated with interest rate and foreign exchange contracts by establishing and monitoring limits as to the types and degrees of risk that may be undertaken.

        Protective monitors its use of derivatives in connection with its overall asset/liability management programs and procedures. Protective's asset/liability committee is responsible for implementing various strategies to mitigate or eliminate certain financial and market risks. These strategies are developed through the committee's analysis of data from financial simulation models and other internal and industry sources and are then incorporated into Protective's overall interest rate and currency exchange risk management strategies.

        All derivatives are recognized on the balance sheet (in "other long-term investments" or "other liabilities") at their fair value (primarily estimates from independent pricing services). On the date the derivative contract is entered into, Protective designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair-value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash-flow" hedge), or (3) as a derivative either held for investment purposes or held as an instrument designed to mitigate the economic changes in value or cash flows of another instrument ("other" derivative). Changes in the fair value of a derivative that is highly effective as — and that is designated and qualifies as — a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current-period earnings. Changes in the fair value of a derivative that is highly effective as — and that is designated and qualified as — a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows. Changes in the fair value of other derivatives are recognized in current earnings and reported in "Realized investment gains (losses) — derivative financial instruments" in Protective's consolidated condensed statements of income.

        Protective formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value or cash-flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. Protective also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, Protective discontinues hedge accounting prospectively, as discussed below.

        Protective discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; (4) because a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

        When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value.

When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current-period earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will remain therein until such time as they are reclassified to earnings as originally forecasted to occur. In all situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

        Fair-Value Hedges.  During 2003, there were no fair value hedges outstanding. In 2002 and 2001, Protective designated, as fair value hedges, callable interest rate swaps used to modify the interest characteristics of certain stable value contracts. In assessing hedge effectiveness, Protective excludes the embedded call option's time value component from each derivative's total gain or loss. In 2002 and 2001, total measured ineffectiveness for the fair value hedging relationships was insignificant while the excluded time value component resulted in a pre-tax gain of $0 and $1.3 million, respectively. Both the measured ineffectiveness and the excluded time value component are reported in "Realized Investment Gains (Losses) — Derivative Financial Instruments" in Protective's consolidated statements of income.

        Cash-Flow Hedges.  Protective has entered into a foreign currency swap to hedge the risk of changes in the value of interest and principal payments to be made on certain of its foreign-currency-based stable value contracts. Under the terms of the swap, Protective pays a fixed U.S.-dollar-denominated rate and receives a fixed foreign-currency-denominated rate. Effective July 1, 2002, Protective designated this swap as a cash flow hedge and therefore recorded the change in the fair value of the swap during the period in accumulated other comprehensive income. In 2003 and 2002, a pretax loss of $66.0 million and $19.8 million, respectively, representing the change in fair value of the hedged contracts, and a gain of like amount representing the application of hedge accounting to this transaction, were recorded in "Realized Investment Gains (Losses) — Derivative Financial Instruments" in Protective's consolidated condensed statements of income. For the years ended December 31, 2003 and 2002, the amount of the hedge's ineffectiveness reported in income was a $0.3 million gain and an immaterial loss, respectively. Additionally, as of December 31, 2003 and 2002, Protective reported an increase to accumulated other comprehensive income of $2.7 million (net of income tax of $1.4 million) and a reduction to accumulated other comprehensive income of $2.1 million (net of income tax of $1.1 million), respectively, related to its derivative designated as a cash flow hedge. During 2004, Protective expects to reclassify out of accumulated other comprehensive income and into earnings, as a reduction of interest expense, approximately $3.4 million.

        Other Derivatives.  Protective uses certain interest rate swaps, caps, floors, swaptions, options and futures contracts to mitigate or eliminate exposure to changes in value or cash flows of outstanding mortgage loan commitments and certain owned investments. In 2003, 2002, and 2001, Protective recognized net pre-tax gains of $4.2 million, $5.3 million, and $2.7 million, respectively, representing the change in fair value of these derivative instruments as well as a realized gain or loss on contracts closed during the period.

        On its foreign currency swaps, Protective recognized a $2.6 million pre-tax gain in 2003 while recognizing a $1.9 million foreign exchange pre-tax loss on the related foreign-currency-denominated stable value contracts. In 2002, Protective recognized a $70.8 million pre-tax gain on its foreign currency swaps; while recognizing a $74.9 million foreign exchange pre-tax loss on the related foreign-currency-

denominated stable value contracts. In 2001, Protective recognized an $8.2 million pre-tax loss on its foreign currency swaps while recognizing an $11.2 million foreign exchange pre-tax gain on the related foreign-currency-denominated stable value contracts. The net gain, net loss and net gain in 2003, 2002 and 2001, respectively, primarily results from the difference in the forward and spot exchange rates used to revalue the currency swaps and the stable value contracts, respectively. The net gains and losses are reflected in "Realized Investment Gains (Losses) — Derivative Financial Instruments" in Protective's consolidated statements of income.

        Protective has entered into asset swap arrangements to, in effect, sell the equity options embedded in owned convertible bonds in exchange for an interest rate swap that converts the remaining host bond to a variable rate instrument. In 2003, 2002, and 2001, Protective recognized pre-tax gains of $3.0 million, $2.0 million, and $12.2 million, respectively, for the change in the asset swaps' fair value and recognized a $0.1 million pre-tax gain, a $7.8 million pre-tax loss, and a $16.9 million pre-tax loss, respectively, to separately record the embedded equity options at fair value.

        At December 31, 2003, contracts with a notional amount of $2.2 billion were in a $169.0 million net gain position. At December 31, 2002, contracts with a notional amount of $6.0 billion were in an $83.9 million net gain position.

        Protective's derivative financial instruments are with highly rated counterparties.

    Cash

        Cash includes all demand deposits reduced by the amount of outstanding checks and drafts. Protective has deposits with certain financial institutions which exceed federally insured limits. Protective has reviewed the credit worthiness of these financial institutions and believes there is minimal risk of a material loss.

    Deferred Policy Acquisition Costs

        Commissions and other costs of acquiring traditional life and health insurance, credit insurance, universal life insurance, and investment products that vary with and are primarily related to the production of new business, have been deferred. Traditional life and health insurance acquisition costs are amortized over the premium-payment period of the related policies in proportion to the ratio of annual premium income to the present value of the total anticipated premium income. Credit insurance acquisition costs are being amortized in proportion to earned premium. Acquisition costs for universal life and investment products are amortized over the lives of the policies in relation to the present value of estimated gross profits before amortization. Under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," Protective makes certain assumptions regarding the mortality, persistency, expenses, and interest rates (equal to the rate used to compute liabilities for future policy benefits; currently 2.6% to 9.4%) it expects to experience in future periods. These assumptions are to be best estimates and are to be periodically updated whenever actual experience and/or expectations for the future change from that assumed. Additionally, relating to SFAS No. 115, these costs have been adjusted by an amount equal to the amortization that would have been recorded if unrealized gains or losses on investments associated with Protective's universal life and investment products had been realized.

        The cost to acquire blocks of insurance representing the present value of future profits from such blocks of insurance is also included in deferred policy acquisition costs. Protective amortizes the present value of future profits over the premium payment period, including accrued interest of up to approximately 8%. The unamortized present value of future profits for all acquisitions was approximately $502.2 million and $542.5 million at December 31, 2003 and 2002, respectively. During 2003, no present value of profits was capitalized and $40.3 million was amortized. During 2002, $62.5 million of present value of future profits was capitalized (relating to acquisitions and adjustments made during the year), a $2.1 million reduction came from the sale of a small subsidiary, and $41.3 was amortized.

        The expected amortization of the present value of future profits for the next five years is as follows:

Year	Expected Amortization
2004	$32,400
2005	30,700
2006	29,200
2007	28,000
2008	26,800

    Goodwill

        The goodwill balance at December 31, 2003 and 2002, was $35.1 million. At October 31, 2003 and 2002, Protective evaluated its goodwill and determined that fair value had not decreased below carrying value and no adjustment to impair goodwill was necessary in accordance with SFAS No. 142.

    Property and Equipment

        Property and equipment are reported at cost less accumulated depreciation. Protective primarily uses the straight-line method of depreciation based upon the estimated useful lives of the assets. Protective's Home Office building is depreciated over a thirty-nine year useful life, furniture is depreciated over a ten year useful life, office equipment and machines are depreciated over a five year useful life, and software and computers are depreciated over a three year useful life. Major repairs or improvements are capitalized and depreciated over the estimated useful lives of the assets. Other repairs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or retired are removed from the accounts, and resulting gains or losses are included in income.

        Property and equipment consisted of the following at December 31:

	2003	2002
Home office building	$48,678	$45,297
Other, principally furniture and equipment	76,461	67,059

	125,139	112,356
Accumulated depreciation	81,983	73,478

	$43,156	$38,878

    Separate Accounts

        The assets and liabilities related to separate accounts in which Protective does not bear the investment risk are valued at market and reported separately as assets and liabilities related to separate accounts in the accompanying consolidated financial statements.

    Stable Value Product Account Balances

        Protective markets guaranteed investment contracts (GICs) to 401(k) and other qualified retirement savings plans, and fixed and floating rate funding agreements to the trustees of municipal bond proceeds, institutional investors, bank trust departments, and money market funds. Through its registered funding agreement-backed note program, Protective is able to offer secured notes to both institutional and retail investors. During the fourth quarter of 2003, Protective registered a funding agreement-backed notes program with the SEC. GICs are generally contracts that specify a return on deposits for a specified period and often provide flexibility for withdrawals at book value in keeping with the benefits provided by the plan. Stable value product account balances include GICs and funding agreements issued by Protective as well as the obligations of consolidated special purpose trusts or entities formed to purchase funding agreements issued by Protective. At December 31, 2003 and 2002 Protective had $2.8 billion and $2.2 billion of stable value contract account balances marketed through structured programs. Most GICs and funding agreements written by Protective have maturities of three to seven years. At December 31, 2003, future maturities of stable value contracts were $1.2 billion in 2004, $2.0 billion in 2005-2006, $1.4 billion in 2007-2008, and $123.1 million after 2008.

    Revenues and Benefits Expense

    Traditional Life, Health, and Credit Insurance Products

        Traditional life insurance products consist principally of those products with fixed and guaranteed premiums and benefits, and they include whole life insurance policies, term and term-like life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies. Life insurance and immediate annuity premiums are recognized as revenue when due. Health and credit insurance premiums are recognized as revenue over the terms of the policies. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contracts. This is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred policy acquisition costs. Gross premiums in excess of net premiums related to immediate annuities are deferred and recognized over the life of the policy.

        Liabilities for future policy benefits on traditional life insurance products have been computed using a net level method including assumptions as to investment yields, mortality, persistency, and other assumptions based on Protective's experience, modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation. Reserve investment yield assumptions on December 31, 2003 were 6.98%. The liability for future policy benefits and claims on traditional life, health, and credit insurance products includes estimated unpaid claims that have been reported to Protective and claims incurred but not yet reported. Policy claims are charged to expense in the period that the claims are incurred.

        Activity in the liability for unpaid claims is summarized as follows:

	2003	2002	2001
Balance beginning of year	$116,214	$100,023	$109,973
Less reinsurance	54,765	33,723	25,830

Net balance beginning of year	61,449	66,300	84,143

Incurred related to:
Current year	266,676	258,612	383,371
Prior year	(1,783)	(338)	(1,080)

Total incurred	264,893	258,274	382,291

Paid related to:
Current year	261,311	243,206	312,748
Prior year	(1,406)	22,528	81,220

Total paid	259,905	265,734	393,968

Other changes:
Acquisitions and reserve transfers	0	2,609	(6,166)
Net balance end of year	66,437	61,449	66,300
Plus reinsurance	55,395	54,765	33,723

Balance end of year	$121,832	$116,214	$100,023

    Universal Life and Investment Products

        Universal life and investment products include universal life insurance, guaranteed investment contracts, deferred annuities, and annuities without life contingencies. Premiums and policy fees for universal life and investment products consist of fees that have been assessed against policy account balances for the costs of insurance, policy administration, and surrenders. Such fees are recognized when assessed and earned. Benefit reserves for universal life and investment products represent policy account balances before applicable surrender charges plus certain deferred policy initiation fees that are recognized in income over the term of the policies. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances and interest credited to policy account balances. Interest rates credited to universal life products ranged from 4.6% to 6.5% and investment products ranged from 2.6% to 9.4% in 2003.

        Protective's accounting policies with respect to variable universal life and variable annuities are identical except that policy account balances (excluding account balances that earn a fixed rate) are valued at market and reported as components of assets and liabilities related to separate accounts.

    Income Taxes

        Protective uses the asset and liability method of accounting for income taxes. Income tax provisions are generally based on income reported for financial statement purposes. Deferred federal income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis of assets and liabilities determined for financial reporting purposes and the basis for income tax purposes. Such temporary differences are principally related to the deferral of policy acquisition costs and the provision for future policy benefits and expenses.

    Discontinued Operations

        On December 31, 2001, Protective completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division) and discontinued other remaining Dental Division related operations, primarily other health insurance lines.

        The operating results and charges related to the sale of the Dental Division and discontinuance of other related operations at December 31 are as follows:

	2003	2002	2001
Total revenues	$12,293	$15,809	$350,988
Loss before income taxes from discontinued operations	$0	$0	$(12,749)
Income tax benefit	0	0	2,893

Loss from discontinued operations	$0	$0	$(9,856)

Gain from sale of discontinued operations before income tax			$27,221
Income tax expense related to sale			(44,975)

Loss from sale of discontinued operations			$(17,754)

        Assets and liabilities related to the discontinued lines of business of approximately $57.1 million remain at December 31, 2003.

    Supplemental Cash Flow Information

        The following table sets forth supplemental cash flow information for the years ended December 31:

	2003	2002	2001
Cash paid during the year:
Interest on debt	$1,582	$987	$1,390
Income taxes	66,082	125,039	27,395

Noncash investing and financing activities:
Reduction of principal on note from ESOP	$412	$661	$342
Common dividend	(1,809)	0	0

Acquisitions, related reinsurance transactions and subsidiary transfer:
Assets acquired	$0	$358,897	$2,549,484
Liabilities assumed	0	(489,412)	(2,430,927)

Net	$0	$(130,515)	$118,557

    Reclassifications

        Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year. Such reclassifications had no effect on previously reported net income or share-owners' equity.

NOTE B — STATUTORY REPORTING PRACTICES AND OTHER REGULATORY MATTERS

        Financial statements prepared in conformity with accounting principles generally accepted in the United States of America differ in some respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities. The most significant differences are as follows: (a) acquisition costs of obtaining new business are deferred and amortized over the approximate life of the policies rather than charged to operations as incurred; (b) benefit liabilities are computed using a net level method and are based on realistic estimates of expected mortality, interest, and withdrawals as adjusted to provide for possible unfavorable deviation from such assumptions; (c) deferred income taxes are not subject to statutory limitations as to amounts recognized and are recognized through earnings as opposed to being charged to share-owners' equity; (d) the Asset Valuation Reserve and Interest Maintenance Reserve are restored to share-owners' equity; (e) furniture and equipment, agents' debit balances, and prepaid expenses are reported as assets rather than being charged directly to surplus (referred to as nonadmitted assets); (f) certain items of interest income, such as mortgage and bond discounts, are amortized differently; and (g) bonds are recorded at their market values instead of amortized cost. The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles (Codification). Codification changed statutory accounting rules in several areas and was effective January 1, 2001. The adoption of Codification did not have a material effect on Protective's statutory capital.

        Net income and share-owner's equity prepared in conformity with statutory reporting practices to that reported in the accompanying consolidated financial statements are as follows:

	Net Income			Share-Owner's Equity
	2003	2002	2001	2003	2002	2001
In conformity with statutory reporting practices(1)	$274,244	$(2,418)	$163,181	$1,135,942	$852,645	$775,138
In conformity with generally accepted accounting principles	$232,040	$157,394	$107,550	$2,629,798	$2,285,284	$1,883,333

(1)	Consolidated

        As of December 31, 2003, Protective had on deposit with regulatory authorities, fixed maturity and short-term investments with a market value of approximately $74.8 million.

NOTE C — INVESTMENT OPERATIONS

        Major categories of net investment income for the years ended December 31 are summarized as follows:

	2003	2002	2001
Fixed maturities	$738,503	$673,393	$609,578
Equity securities	2,321	3,500	2,247
Mortgage loans	208,983	218,165	208,830
Investment real estate	2,854	881	2,094
Policy loans	42,092	37,463	31,763
Other	46,561	95,575	32,795

	1,041,314	1,028,977	887,307
Investment expenses	60,571	57,169	52,104

	$980,743	$971,808	$835,203

PROTECTIVE LIFE INSURANCE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in tables are in thousands)

NOTE C — INVESTMENT OPERATIONS -- (Continued)

        Realized investment gains (losses) for all other investments for the years ended December 31 are summarized as follows:

	2003	2002	2001
Fixed maturities	$66,101	$12,606	$(4,693)
Equity securities	(1,372)	65	2,462
Mortgage loans and other investments	2,035	(357)	(3,892)

	$66,764	$12,314	$(6,123)

        In 2003, gross gains on the sale of investments available for sale (fixed maturities, equity securities, and short-term investments) were $90.3 million, and gross losses were $25.6 million. In 2002, gross gains were $73.0 million, and gross losses were $60.3 million. In 2001, gross gains were $27.5 million, and gross losses were $29.7 million.

        Each quarter Protective reviews investments with material unrealized losses and tests for other-than-temporary impairments. Protective analyzes various factors to determine if any specific other-than-temporary asset impairments exist. Once a determination has been made that a specific other-than-temporary impairment exists, a realized loss is incurred and the cost basis of the impaired asset is adjusted to its fair value. During 2003, 2002 and 2001, respectively, Protective recorded other-than-temporary impairments in its investments of $13.6 million, $17.8 million and $12.6 million, respectively.

        Realized investment gains (losses) for derivative financial instruments for the years ended December 31 are summarized as follows:

	2003	2002	2001
Derivative financial instruments	$8,249	$(4,708)	$2,182

        The amortized cost and estimated market values of Protective's investments classified as available for sale at December 31 are as follows:

2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
Fixed maturities:
Bonds:
Mortgage-backed securities	$4,491,392	$132,984	$(36,112)	$4,588,264
United States Government and authorities	83,834	6,538	(119)	90,253
States, municipalities, and political subdivision	25,349	1,738	(1)	27,086
Public utilities	1,389,389	96,926	(10,776)	1,475,539
Convertibles and bonds with warrants	43,384	743	(277)	43,850
All other corporate bonds	6,278,517	455,323	(34,476)	6,699,364
Redeemable preferred stocks	2,957	207	0	3,164

	12,314,822	694,459	(81,761)	12,927,520
Equity securities	29,169	1,881	(529)	30,521
Short-term investments	510,635	0	0	510,635

	$12,854,626	$696,340	$(82,290)	$13,468,676

2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
Fixed maturities:
Bonds:
Mortgage-backed securities	$4,168,026	$199,316	$(28,311)	$4,339,031
United States Government and authorities	90,647	5,752	0	96,399
States, municipalities, and political subdivision	27,005	2,349	0	29,354
Public utilities	1,153,710	61,831	(42,139)	1,173,402
Convertibles and bonds with warrants	115,728	2,656	(5,872)	112,512
All other corporate bonds	5,655,949	348,809	(101,818)	5,902,940
Redeemable preferred stocks	1,700	127	0	1,827

	11,212,765	620,840	(178,140)	11,655,465
Equity securities	51,095	2,409	(4,705)	48,799
Short-term investments	447,155	0	0	447,155

	$11,711,015	$623,249	$(182,845)	$12,151,419

        The amortized cost and estimated market values of fixed maturities at December 31, 2003 by expected maturity, are shown as follows. Expected maturities are derived from rates of prepayment that may differ from actual rates of prepayment.

	Estimated Amortized Cost	Estimated Market Values
Due in one year or less	$543,623	$553,550
Due after one year through five years	2,540,318	2,632,788
Due after five years through ten years	3,566,765	3,771,510
Due after ten years	5,664,116	5,969,672

	$12,314,822	$12,927,520

        The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
	Market Value	Unrealized Loss	Market Value	Unrealized Loss	Market Value	Unrealized Loss
Mortgage-backed securities	$653,360	$(12,329)	$100,397	$(23,784)	$753,757	$(36,113)
US Government	15,763	(119)	0	0	15,763	(119)
State, municipalities, etc.	488	(1)	0	0	488	(1)
Public utilities	286,552	(10,080)	18,165	(696)	304,717	(10,776)
Convertible bonds	21,409	(167)	229	(111)	21,638	(278)
Other corporate bonds	940,949	(25,414)	83,757	(9,077)	1,024,706	(34,491)
Equities	102	(45)	2,870	(467)	2,972	(512)

	$1,918,623	$(48,155)	$205,418	$(34,135)	$2,124,041	$(82,290)

        Protective considers the impairment of securities that have been in an unrealized loss position for less than 12 months to be temporary. Protective believes that it will collect all amounts contractually due and has the intent and the ability to hold these securities until maturity.

        For mortgage-backed securities in an unrealized loss position for greater than 12 months, $23.3 million of the unrealized loss relates to securities issued in Protective-sponsored commercial loan securitizations. Protective does not consider these unrealized loss positions to be other-than-temporary, because the underlying mortgage loans continue to perform consistently with Protective's original expectations.

        The corporate bonds category has gross unrealized losses of $9.1 million at December 31, 2003, composed of $2.8 million of electrical industry securities, $5.0 million of transportation industry securities, and $1.3 million of other industry securities. The aggregate decline in market value of these securities was deemed temporary due to positive factors supporting the recoverability of the respective investments. Positive factors considered included credit ratings, the financial health of the investee, the continued access of the investee to capital markets, and other pertinent information.

        At December 31, 2003 and 2002, Protective had bonds which were rated less than investment grade of $983.1 million and $860.6 million, respectively, having an amortized cost of $978.9 million and $960.8 million, respectively. At December 31, 2003, approximately $66.9 million of the bonds rated less than investment grade were securities issued in Protective-sponsored commercial mortgage loan securitizations. Approximately $1,956.7 million of bonds are not publicly traded.

        The change in unrealized gains (losses), net of income tax, on fixed maturity and equity securities for the years ended December 31 is summarized as follows:

	2003	2002	2001
Fixed maturities	$110,499	$227,283	$108,307
Equity securities	2,371	(480)	715

        Protective participates in securities lending, primarily as an investment yield enhancement, whereby securities that are held as investments are loaned to third parties for short periods of time. Protective requires collateral of 102% of the market value of the loaned securities to be separately maintained. The loaned securities' market value is monitored, on a daily basis, with additional collateral obtained as necessary. At December 31, 2003, securities with a market value of $324.5 million were loaned under these agreements. As collateral for the loaned securities, Protective receives short-term investments, which are recorded in "short-term investments" with a corresponding liability recorded in "other liabilities" to account for Protective's obligation to return the collateral.

        At December 31, 2003, all of Protective's mortgage loans were commercial loans of which 75% were retail, 8% were apartments, 8% were office buildings, and 8% were warehouses, and 1% were other. Protective specializes in making mortgage loans on either credit-oriented or credit-anchored commercial properties, most of which are strip shopping centers in smaller towns and cities. No single tenant's leased space represents more than 2.8% of mortgage loans. Approximately 74% of the mortgage loans are on properties located in the following states listed in decreasing order of significance: Texas, Tennessee, Georgia, North Carolina, South Carolina, Alabama, Florida, Pennsylvania, California, Ohio, Mississippi, and Indiana.

        Many of the mortgage loans have call provisions between 3 to 10 years. Assuming the loans are called at their next call dates, approximately $125.0 million would become due in 2004, $537.3 million in 2005 to 2008, $461.5 million in 2009 to 2013, and $40.2 million thereafter.

        At December 31, 2003, the average mortgage loan was approximately $2.2 million, and the weighted average interest rate was 7.2%. The largest single mortgage loan was $19.6 million.

        For several years Protective has offered a type of commercial mortgage loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. As of December 31, 2003 and 2002, approximately $382.7 million and $475.5 million, respectively, of Protective's mortgage loans have this participation feature.

        At December 31, 2003 and 2002, Protective's problem mortgage loans (over ninety days past due) and foreclosed properties totaled $11.8 million and $16.2 million, respectively. Since Protective's mortgage loans are collateralized by real estate, any assessment of impairment is based upon the estimated fair value of the real estate. Based on Protective's evaluation of its mortgage loan portfolio, Protective does not expect any material losses on its mortgage loans.

        At December 31, 2003 and 2002, Protective had investments related to retained beneficial interests of mortgage loan securitizations of $283.6 million and $295.7 million, respectively.

        Certain investments with a carrying value of $64.4 million were non-income producing for the twelve months ended December 31, 2003.

        Policy loan interest rates generally range from 4.5% to 8.0%.

NOTE D — INCOME TAXES

        Protective's effective income tax rate related to continuing operations varied from the maximum federal income tax rate as follows:

	2003	2002	2001
Statutory federal income tax rate applied to pretax income	35.0%	35.0%	35.0%
Dividends received deduction and tax-exempt income	(1.2)	(2.3)	(1.7)
Low-income housing credit	(0.2)	(0.5)	(0.5)
Other	(0.2)	2.1	(0.1)
State income taxes	0.3	0.6	0.2

Effective income tax rate	33.7%	34.9%	32.9%

        The provision for federal income tax differs from amounts currently payable due to certain items reported for financial statement purposes in periods which differ from those in which they are reported for income tax purposes.

        Details of the deferred income tax provision for the years ended December 31 are as follows:

	2003	2002
Deferred policy acquisition costs	$54,747	$51,998
Benefits and other policy liability changes	41,065	(22,359)
Temporary differences of investment income	(19,080)	(28,637)
Other items	(1,291)	7,892

	$75,441	$8,894

        The components of Protective's net deferred income tax liability as of December 31 were as follows:

	2003	2002
Deferred income tax assets:
Policy and policyholder liability reserves	$279,016	$320,081
Other	4,292	3,001

	283,308	323,082

Deferred income tax liabilities:
Deferred policy acquisition costs	485,816	431,069
Unrealized gains (losses) on investments	136,765	98,857

	622,581	529,926

Net deferred income tax liability	$339,273	$206,844

        Under pre-1984 life insurance company income tax laws, a portion of Protective's gain from operations which was not subject to current income taxation was accumulated for income tax purposes in a memorandum account designated as Policyholders' Surplus. The aggregate accumulation in this account at December 31, 2003 was approximately $70.5 million. Should the accumulation in the Policyholders' Surplus account exceed certain stated maximums, or should distributions including cash dividends be made to PLC in excess of approximately $1.6 billion, such excess would be subject to federal income taxes at rates then effective. Deferred income taxes have not been provided on amounts designated as Policyholders' Surplus. Under current income tax laws, Protective does not anticipate paying income tax on amounts in the Policyholders' Surplus accounts.

        Protective's income tax returns are included in the consolidated income tax returns of PLC. The allocation of income tax liabilities among affiliates is based upon separate income tax return calculations.

NOTE E — DEBT

        Under revolving line of credit arrangements with several banks, PLC can borrow up to $200 million on an unsecured basis. No compensating balances are required to maintain the line of credit. These lines of credit arrangements contain, among other provisions, requirements for maintaining certain financial ratios, and restrictions on indebtedness incurred by PLC's subsidiaries including Protective. Additionally, PLC, on a consolidated basis, cannot incur debt in excess of 40% of its total capital. At December 31, 2003, PLC had $25.0 million of borrowings outstanding under these credit arrangements at an interest rate of 1.64%.

        Protective has a mortgage note on investment real estate amounting to approximately $2.2 million that matures in 2004.

        Included in indebtedness to related parties at December 31, 2002, was a surplus debenture issued by Protective to PLC. The balance of the surplus debenture was $2 million. The surplus debenture was due and paid in 2003.

        Protective routinely receives from or pays to affiliates under the control of PLC reimbursements for expenses incurred on one another's behalf. Receivables and payables among affiliates are generally settled monthly.

        Interest expense on debt totaled $1.6 million, $1.4 million, and $1.8 million in 2003, 2002, and 2001, respectively.

NOTE F — RECENT ACQUISITIONS

        In January 2001, Protective coinsured a block of individual life policies from Standard Insurance Company.

        In October 2001, Protective completed the acquisition of the stock of Inter-State Assurance Company (Inter-State) and First Variable Life Insurance Company (First Variable) from ILona Financial Group, Inc., a subsidiary of Irish Life & Permanent plc of Dublin, Ireland. The purchase price was approximately $250 million. The assets acquired included $166.1 million of present value of future profits.

        In June 2002, Protective coinsured a block of traditional life and interest-sensitive life insurance policies from Conseco Variable Insurance Company. These transactions have been accounted for as purchases, and the results of the transactions have been included in the accompanying financial statements since their respective effective dates.

        Summarized below are the consolidated results of operations for 2002, on an unaudited pro forma basis, as if the Conseco transaction had occurred as of January 1, 2002. The pro forma information is based on Protective's consolidated results of operations for 2002, and on data provided by the acquired block, after giving effect to certain pro forma adjustments. The pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above nor are they indicative of results of the future operations of the combined enterprises.

(unaudited)	2002
Total revenues	$1,844,221
Net income	160,020

NOTE G — COMMITMENTS AND CONTINGENT LIABILITIES

        Protective leases administrative and marketing office space in approximately 24 cities including Birmingham, with most leases being for periods of three to ten years. The aggregate annualized rent is approximately $8.0 million.

        In 2000, Protective entered into an arrangement with an unrelated party related to the construction of a building contiguous to its existing home office complex. The unrelated party owns the building and leases it to Protective. The lease is accounted for as an operating lease under SFAS No. 13 "Accounting For Leases". Lease payments commenced upon completion, which occurred January 31, 2003, and is based on then current LIBOR interest rates and the cost of the building. At the end of the lease term,

February 1, 2007, Protective may purchase the building for the original building cost of approximately $75 million. Based upon current interest rates, annual lease payments are estimated to be $1.5 million. Were Protective not to purchase the building, a payment of approximately $66 million would be due at the end of the lease term.

        Under insurance guaranty fund laws, in most states insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Protective does not believe such assessments will be materially different from amounts already provided for in the financial statements. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

        A number of civil jury verdicts have been returned against insurers and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives' relationships with agents or persons with whom the insurer does business, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive and non-economic compensatory damages. In some states, juries, judges and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very little appellate review. In addition, in some class action and other lawsuits, companies have made material settlement payments. Protective, like other financial service companies, in the ordinary course of business, is involved in such litigation or, alternatively, in arbitration. Although the outcome of any such litigation or arbitration cannot be predicted Protective believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of Protective.

NOTE H — SHARE-OWNER'S EQUITY AND RESTRICTIONS

        At December 31, 2003, approximately $1,386.9 million of consolidated share-owner's equity, excluding net unrealized gains on investments, represented net assets of Protective and its subsidiaries that cannot be transferred to PLC in the form of dividends, loans, or advances. In addition, Protective and its subsidiaries are subject to various state statutory and regulatory restrictions on their ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 2004 is estimated to be $293.8 million.

NOTE I — PREFERRED STOCK

        PLC owns all of the 2,000 shares of preferred stock issued by Protective's subsidiary, Protective Life and Annuity Insurance Company (PL&A). The stock pays, when and if declared, noncumulative participating dividends to the extent PL&A's statutory earnings for the immediately preceding fiscal year exceeded $1.0 million. In 2003, PL&A paid no dividend to PLC. In 2002, PL&A paid a $50.0 thousand preferred dividend to PLC, and PL&A paid a $1.0 million preferred dividend to PLC in 2001.

NOTE J — RELATED PARTY MATTERS

        On August 6, 1990, PLC announced that its Board of Directors approved the formation of an Employee Stock Ownership Plan (ESOP). On December 1, 1990, Protective transferred to the ESOP 520,000 shares of PLC's common stock held by it in exchange for a note. The outstanding balance of the note, $3.4 million at December 31, 2003, is accounted for as a reduction to share-owner's equity. The stock will be used to match employee contributions to PLC's existing 401(k) Plan. The ESOP shares are dividend paying. Dividends on the shares are used to pay the ESOP's note to Protective.

        Protective leases furnished office space and computers to affiliates. Lease revenues were $4.7 million in 2003, $3.5 million in 2002, and $4.0 million in 2001. Protective purchases data processing, legal, investment and management services from affiliates. The costs of such services were $93.1 million, $88.0 million, and $82.6 million in 2003, 2002, and 2001, respectively. Commissions paid to affiliated marketing organizations of $8.6 million, $8.2 million, and $10.0 million, in 2003, 2002, and 2001, respectively, were included in deferred policy acquisition costs.

        Certain corporations with which PLC's directors were affiliated paid Protective premiums and policy fees or other amounts for various types of insurance and investment products. Such premiums, policy fees, and other amounts totaled $12.2 million, $16.0 million and $19.6 million in 2003, 2002, and 2001, respectively. Protective and/or PLC paid commissions, interest on debt and investment products, and fees to these same corporations totaling $2.1 million, $1.6 million and $5.9 million in 2003, 2002, and 2001, respectively.

        For a discussion of indebtedness to related parties, see Note E.

NOTE K — OPERATING SEGMENTS

        Protective operates several business segments, each having a strategic focus. An operating segment is generally distinguished by products and/or channels of distribution. A brief description of each segment follows.

•
The Life Marketing segment markets level premium term and term-like insurance, universal life, and variable universal life products on a national basis primarily through networks of independent insurance agents and brokers, and in the "bank owned life insurance" market.

•
The Acquisitions segment focuses on acquiring, converting, and servicing policies acquired from other companies. The segment's primary focus is on life insurance policies sold to individuals.

•
The Annuities segment manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Life Marketing segment's sales force.

•
The Stable Value Products segment markets guaranteed investment contracts to 401(k) and other qualified retirement savings plans, and sells funding agreements to special purpose entities that in turn issue notes or certificates in smaller, transferable denominations. The segment also markets fixed and floating rate funding agreements to the trustees of municipal bond proceeds, institutional investors, bank trust departments, and money market funds. During the fourth quarter of 2003, Protective registered a funding agreement-backed notes program with the SEC.

•
The Asset Protection segment markets extended service contracts and credit life and disability insurance to protect consumers' investments in automobiles and watercraft.

        Protective has an additional segment herein referred to as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the segments above (including net investment income on unallocated capital and interest on substantially all debt). This segment also includes earning from several lines of business which Protective is not actively marketing (mostly cancer insurance and group annuities), and various investment-related transactions.

        Protective uses the same accounting policies and procedures to measure operating segment income and assets as it uses to measure its consolidated net income and assets. Operating segment income is generally income before income tax, adjusted to exclude any pretax minority interest in income of consolidated subsidiaries. Premiums and policy fees, other income, benefits and settlement expenses, and amortization of deferred policy acquisition costs are attributed directly to each operating segment. Net investment income is allocated based on directly related assets required for transacting the business of that segment. Realized investment gains (losses) and other operating expenses are allocated to the segments in a manner which most appropriately reflects the operations of that segment.

        Assets are allocated based on policy liabilities and deferred policy acquisition costs directly attributable to each segment.

        There are no significant intersegment transactions.

        The following table sets forth total operating segment income and assets for the periods shown. Adjustments represent the inclusion of unallocated realized investment gains (losses), the recognition of income tax expense, income from discontinued operations, and cumulative effect of change in accounting principle. Asset adjustments represent the inclusion of assets related to discontinued operations.

Operating Segment Income	Life Marketing	Acquisitions
For the Year Ended December 31, 2003
Premiums and policy fees	$856,431	$289,906
Reinsurance ceded	(657,778)	(75,994)

Net of reinsurance ceded	198,653	213,912
Net investment income	229,913	246,143
Realized investment gains (losses)
Other income	875	2,640

Total revenues	429,441	462,695

Benefits and settlement expenses	253,785	291,768
Amortization of deferred policy acquisition costs	66,078	32,690
Other operating expenses	(50,379)	41,537

Total benefits and expenses	269,484	365,995

Income (loss) from continuing operations before income tax	159,957	96,700
Less: realized investment gains (losses)
Add back: related amortization of deferred policy acquisition cost
Add back: derivative gains related to investments

Operating income (loss)	159,957	96,700
Income tax expense

Net income

For the Year Ended December 31, 2002
Premiums and policy fees	$673,412	$300,818
Reinsurance ceded	(453,228)	(76,333)

Net of reinsurance ceded	220,184	224,485
Net investment income	208,451	252,147
Realized investment gains (losses)
Other income	1,344	1,826

Total revenues	429,979	478,458

Benefits and settlement expenses	228,225	301,400
Amortization of deferred policy acquisition costs	117,836	35,245
Other operating expenses	(41,501)	45,395

Total benefits and expenses	304,560	382,040

Income (loss) from continuing operations before income tax	125,419	96,418
Less: realized investment gains (losses)
Add back: related amortization of deferred policy acquisition cost
Add back: derivative gains related to investments

Operating income (loss)	125,419	96,418
Income tax expense

Net income

Operating Segment Income	Annuities	Stable Value Products
For the Year Ended December 31, 2003
Premiums and policy fees	$26,265
Reinsurance ceded

Net of reinsurance ceded	26,265
Net investment income	224,330	$233,104
Realized investment gains (losses)	22,733	9,756
Other income	3,768

Total revenues	277,096	242,860

Benefits and settlement expenses	197,955	186,565
Amortization of deferred policy acquisition costs	38,196	2,279
Other operating expenses	23,969	5,349

Total benefits and expenses	260,120	194,193

Income (loss) from continuing operations before income tax	16,976	48,667
Less: realized investment gains (losses)	22,733	9,756
Add back: related amortization of deferred policy acquisition cost	18,947
Add back: derivative gains related to investments

Operating income (loss)	13,190	38,911
Income tax expense

Net income

For the Year Ended December 31, 2002
Premiums and policy fees	$25,826
Reinsurance ceded

Net of reinsurance ceded	25,826
Net investment income	220,433	$246,098
Realized investment gains (losses)	2,277	(7,061)
Other income	3,229

Total revenues	251,765	239,037

Benefits and settlement expenses	186,107	196,576
Amortization of deferred policy acquisition costs	24,669	2,304
Other operating expenses	26,037	4,946

Total benefits and expenses	236,813	203,826

Income (loss) from continuing operations before income tax	14,952	35,211
Less: realized investment gains (losses)	2,277	(7,061)
Add back: related amortization of deferred policy acquisition cost	1,981
Add back: derivative gains related to investments

Operating income (loss)	14,656	42,272
Income tax expense

Net income

Operating Segment Income	Life Marketing	Acquisitions
For the Year Ended December 31, 2001
Premiums and policy fees	$542,407	$243,914
Reinsurance ceded	(421,411)	(61,482)

Net of reinsurance ceded	120,996	182,432
Net investment income	178,866	187,535
Realized investment gains (losses)
Other income	1,134	345

Total revenues	300,996	370,312

Benefits and settlement expenses	190,538	238,877
Amortization of deferred policy acquisition costs and goodwill	41,399	20,500
Other operating expenses	(22,957)	41,684

Total benefits and expenses	208,980	301,061

Income (loss) from continuing operations before income tax	92,016	69,251
Less: realized investment gains (losses)
Add back: related amortization of deferred policy acquisition cost
Add back: derivative gains related to investments

Operating income (loss)	92,016	69,251
Income tax expense
Discontinued operations, net of income tax
Change in accounting principle, net of income tax

Net income

Operating Segment Assets
December 31, 2003
Investments and other assets	$4,986,789	$4,373,737
Deferred policy acquisition costs	1,185,102	385,042
Goodwill

Total assets	$6,171,891	$4,758,779

December 31, 2002
Investments and other assets	$4,193,729	$4,553,958
Deferred policy acquisition costs	973,631	435,592
Goodwill

Total assets	$5,167,360	$4,989,550

Operating Segment Income	Annuities	Stable Value Products
For the Year Ended December 31, 2001
Premiums and policy fees	$28,145
Reinsurance ceded

Net of reinsurance ceded	28,145
Net investment income	167,809	$261,079
Realized investment gains (losses)	1,139	7,218
Other income	3,441

Total revenues	200,534	268,297

Benefits and settlement expenses	137,204	222,306
Amortization of deferred policy acquisition costs and goodwill	24,021	1,662
Other operating expenses	24,073	3,961

Total benefits and expenses	185,298	227,929

Income (loss) from continuing operations before income tax	15,236	40,368
Less: realized investment gains (losses)	1,139	7,218
Add back: related amortization of deferred policy acquisition cost	996
Add back: derivative gains related to investments

Operating income (loss)	15,093	33,150
Income tax expense
Discontinued operations, net of income tax
Change in accounting principle, net of income tax

Net income

Operating Segment Assets
December 31, 2003
Investments and other assets	$4,725,242	$4,520,955
Deferred policy acquisition costs	101,096	7,186
Goodwill

Total assets	$4,826,338	$4,528,141

December 31, 2002
Investments and other assets	$4,821,398	$3,930,669
Deferred policy acquisition costs	93,140	4,908
Goodwill

Total assets	$4,914,538	$3,935,577

NOTE L — EMPLOYEE BENEFIT PLANS

        PLC has a defined benefit pension plan covering substantially all of its employees, including Protective employees. The plan is not separable by affiliates participating in the plan. The benefits are based on years of service and the employee's highest thirty-six consecutive months of compensation. PLC's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements of ERISA plus such additional amounts as PLC may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        At December 31, 2003, PLC estimated that its 2004 defined benefit pension plan expense will be $6.4 million, which is PLC's estimate of its expected contributions for 2004. The measurement date used to determine the benefit expense and benefit obligations of the plan is December 31, 2003.

        The actuarial present value of benefit obligations and the funded status of the plan at December 31 are as follows:

	2003	2002
Projected benefit obligation, beginning of the year	$62,179	$50,869
Service cost — benefits earned during the year	4,513	3,723
Interest cost — on projected benefit obligation	4,666	4,111
Actuarial loss	7,531	6,353
Benefits paid	(1,435)	(2,877)

Projected benefit obligation, end of the year	77,454	62,179

Fair value of plan assets beginning of the year	49,450	44,024
Actual return on plan assets	12,886	(7,845)
Employer contribution	13,170	16,149
Benefits paid	(1,435)	(2,878)

Fair value of plan assets end of the year	74,071	49,450

Plan assets less than the projected benefit obligation	(3,383)	(12,729)
Unrecognized net actuarial loss from past experience different from that assumed	27,453	28,252
Unrecognized prior service cost	1,672	1,886
Other adjustments	684

Net pension asset	$26,426	$17,409

Accumulated benefit obligation	$60,984	$47,707
Fair value of assets	74,071	49,450
Unfunded accumulated benefit obligation	$0	$0

        Assumptions used to determine the benefit obligations as of December 31 were as follows:

	2003	2002
Weighted average discount rate	6.25%	6.75%
Rates of increase in compensation level	4.00	4.50
Expected long-term rate of return on assets	8.50	8.50

        Net pension cost of the defined benefit pension plan includes the following components for the years ended December 31:

	2003	2002	2001
Service cost	$4,513	$3,723	$3,739
Interest cost	4,666	4,111	3,531
Expected return on plan assets	(5,604)	(4,265)	(3,669)
Amortization of prior service cost	214	263	176
Amortization of losses	1,049	302	141
Cost of divestiture			186

Net pension cost	$4,838	$4,134	$4,104

        Assumptions used to determine the net pension cost for the years ended December 31 were as follows:

	2003	2002	2001
Weighted average discount rate	6.75%	7.25%	7.50%
Rates of increase in compensation level	4.50	5.00	5.25
Expected long-term rate of return on assets	8.50	8.50	8.50

        Plan assets by category as of December 31 were as follows:

	2003	2002
Cash and cash equivalents	$3,273	$2,588
Equity securities	53,413	39,157
Fixed income	17,385	7,705

Total	$74,071	$49,450

        Prior to July 1999, upon an employee's retirement, a distribution from pension plan assets was used to purchase a single premium annuity from Protective in the retiree's name. Therefore, amounts shown above as plan assets exclude assets relating to such retirees. Since July 1999, retiree obligations have been fulfilled from pension plan assets. The defined benefit pension plan has a target asset allocation of 60% domestic equities, 38% fixed income, and 2% cash and cash equivalents. When calculating asset allocation, PLC includes reserves for pre-July 1999 retirees. Based on historical data of the domestic equity markets and PLC's group annuity investments, the plan's target asset allocation would be expected to earn annualized returns in excess of 9% per year. In arriving at the plan's 8.5% expected rate of return, PLC has adjusted this historical data to reflect lower expectations for equity returns. The plan's equity assets are invested in a domestic equity index collective trust managed by Northern Trust Corporation. The plan's cash equivalents are invested in a collective trust managed by Northern Trust Corporation. The plan's fixed income assets are invested in a group annuity contract with Protective.

        PLC also sponsors an unfunded excess benefits plan, which is a nonqualified plan that provides defined pension benefits in excess of limits imposed on qualified plans by federal tax law. At December 31, 2003 and 2002, the projected benefit obligation of this plan totaled $18.1 million and $17.2 million, respectively, of which $15.5 million and $14.4 million, respectively, have been recognized in PLC's financial statements.

        Net pension costs of the excess benefits plan includes the following components for the years ended December 31:

	2003	2002	2001
Service cost	$485	$455	$686
Interest cost	1,182	1,178	1,121
Amortization of prior service cost	16	16	19
Amortization of transition asset			37
Recognized net actuarial loss	118	71	233
Cost of divestiture and special termination benefits	81		1,807

Net pension cost	$1,882	$1,720	$3,903

        In addition to pension benefits, PLC provides limited healthcare benefits to eligible retired employees until age 65. This postretirement benefit is provided by an unfunded plan. This benefit has no material effect on PLC's consolidated financial statements. For a closed group of retirees over age 65, PLC provides a prescription drug benefit. At December 31, 2003, PLC's liability related to this benefit was $0.3 million. PLC's obligation is not materially affected by a 1% change in the healthcare cost trend assumptions used in the calculation of the obligation.

        Life insurance benefits for retirees from $10,000 up to a maximum of $75,000 are provided through the payment of premiums under a group life insurance policy. This plan is partially funded at a maximum of $50,000 face amount of insurance.

        PLC sponsors a defined contribution retirement plan which covers substantially all employees. Employee contributions are made on a before-tax basis as provided by Section 401(k) of the Internal Revenue Code. PLC established an Employee Stock Ownership Plan (ESOP) to match voluntary employee contributions to PLC's 401(k) Plan. In 1994, a stock bonus was added to the 401(k) Plan for employees who are not otherwise under a bonus or sales incentive plan. Expense related to the ESOP consists of the cost of the shares allocated to participating employees plus the interest expense on the ESOP's note payable to Protective less dividends on shares held by the ESOP. At December 31, 2003, PLC had committed approximately 124,682 shares to be released to fund the 401(k) Plan match. The expense recorded by PLC for these employee benefits was $0.6 million, $0.1 million and less than $0.1 million in 2003, 2002, and 2001, respectively.

        PLC sponsors a deferred compensation plan for certain directors, officers, agents, and others. Compensation deferred is credited to the participants in cash, PLC Common Stock, or as a combination thereof.

        Protective's share of net costs related to employee benefit plans was approximately $6.9 million, $3.8 million, and $5.4 million, in 2003, 2002, and 2001, respectively.

NOTE M — STOCK BASED COMPENSATION

        Certain Protective employees participate in PLC's stock-based incentive plans and receive stock appreciation rights (SARs) from PLC.

        Since 1973, Protective has had stock-based incentive plans to motivate management to focus on PLC's long-range performance through the awarding of stock-based compensation. Under plans approved by share owners in 1997 and 2003, up to 6,500,000 shares may be issued in payment of awards.

        The criteria for payment of performance awards is based primarily upon a comparison of PLC's average return on average equity and total rate of return over a four-year award period (earlier upon the death, disability, or retirement of the executive, or in certain circumstances, of a change in control of PLC) to that of a comparison group of publicly held life and multiline insurance companies. If PLC's results are below the median of the comparison group, no portion of the award is earned. If PLC's results are at or above the 90th percentile, the award maximum is earned. Awards are paid in shares of PLC Common Stock.

        Performance shares and performance-based stock appreciation rights (P-SARs) awarded in 2003, 2002, 2001, and 2000, and the estimated fair value of the awards at grant date are as follows:

Year Awarded	Performance Shares	P-SARs	Estimated Fair Value
2003	148,730		$3,900
2002	192,360		5,700
2001	153,490	40,000	4,900
2000	3,330	513,618	3,700

        Performance shares are equivalent in value to one share of PLC Common Stock times the award earned percentage payout. P-SARs convert to the equivalent of one stock appreciation right (SAR) if earned times the award earned percentage payout. Of the 2000 P-SARs awarded, 87,778 have been canceled and 135,104 have been converted to 145,910 SARs. The remaining 290,076 P-SARs will convert to SARs in 2004 if earned. The 40,000 P-SARs awarded in 2001 were not earned and have been canceled. The P-SARs, if earned and converted to SARs, expire 10 years after the grant date. At December 31, 2003, the total outstanding performance shares and P-SARs related to these performance-based plans measured at maximum payouts were 660,610 and 456,286, respectively.

        Between 1996 and 2002 SARs were granted (in addition to the P-SARs discussed above) to certain officers of PLC to provide long-term incentive compensation based solely on the performance of PLC's Common Stock. The SARs are exercisable after five years (earlier upon the death, disability, or retirement of the officer, or in certain circumstances, of a change in control of PLC) and expire after ten years or upon termination of employment. The SARs activity as well as weighted average base price for 2001, 2002, and 2003 is as follows:

	Wtd. Avg. Base Price	No. of SARs
Balance at December 31, 2000	$18.64	875,000
SARs granted	26.34	138,751
P-SARs converted	22.31	100,072

Balance at December 31, 2001	$19.92	1,113,823
SARs granted	32.00	480,000
SARs exercised	32.60	(80,000)
SARs canceled	22.31	(15,000)

Balance at December 31, 2002	$23.90	1,498,823
SARs granted	26.49	95,000
SARs converted	22.31	45,838
SARs canceled	30.77	(22,500)

Balance at December 31, 2003	$23.91	1,617,161

        The outstanding SARs at December 31, 2003, were at the following base prices:

Base Price	SARs Outstanding	Remaining Life in Years	Currently Exercisable
$17.44	580,000	2	580,000
22.31	419,661	6	239,161
31.26	50,000	7	0
31.29	7,500	7	2,500
32.00	465,000	8	30,000
26.49	95,000	9	15,000

        The SARs issued in 2001, 2002, and 2003 had estimated fair values at grant date of $0.6 million, $3.7 million, and $0.6 million, respectively. The fair value of the 2003 SARs was estimated using a Black-Scholes option pricing model. Assumptions used in the model were as follows: expected volatility of 25.0% (approximately equal to that of the S&P Life and Health Insurance Index), a risk-free interest rate of 3.1%, a dividend rate of 2.1%, and an expected exercise date of 2009.

        PLC will pay an amount equal to the difference between the specified base price of PLC's Common Stock and the market value at the exercise date for each SAR.

        The expense recorded by PLC for its stock-based compensation plans was $5.5 million, $5.2 million, and $5.6 million in 2003, 2002, and 2001, respectively. PLC's obligations of its stock-based compensation plans that are expected to be settled in shares of PLC's Common Stock are reported as a component of PLC's share-owners' equity.

NOTE N — REINSURANCE

        Protective reinsures certain of its risks with, and assumes risks from other insurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Under yearly renewable term agreements, Protective generally pays specific premiums to the reinsurer and receives specific amounts from the reinsurer as reimbursement for certain expenses. Coinsurance agreements are accounted for by passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments. Modified coinsurance is accounted for similarly to coinsurance except that the liability for future policy benefits is held by the original company, and settlements are made on a net basis between the companies. A substantial portion of Protective's new life insurance and credit insurance sales is being reinsured. Protective reviews the financial condition of its reinsurers.

        Protective continues to monitor the consolidation of reinsurers and the concentration of credit risk Protective has with any reinsurer. At December 31, 2003, Protective had reinsured approximately 89.6% of the face value of its life insurance in force. Protective had reinsured approximately 59.1% of the face value of its life insurance in force with three reinsurers. These reinsurers had a minimum Standard & Poor's rating of AA- and a minimum A. M. Best rating of A+. Protective has not experienced any credit losses for the years ended December 31, 2003, 2002, or 2001 related to these reinsurers.

        Protective has reinsured approximately $292.7 billion, $219.0 billion and $171.4 billion in face amount of life insurance risks with other insurers representing $781.8 million, $546.0 million and $565.1 million of premium income for 2003, 2002, and 2001, respectively. Protective has also reinsured accident and health risks representing $61.6 million, $61.5 million and $122.7 million of premium income for 2003, 2002, and 2001, respectively. In addition, Protective reinsured property and casualty risks representing $91.0 million, $143.9 million, and $83.3 million of premium income for 2003, 2002, and 2001, respectively. In 2003 and 2002, policy and claim reserves relating to insurance ceded of $2,230.7 million and $2,304.9 million, respectively, are included in reinsurance receivables. Should any of the reinsurers be unable to meet its obligation at the time of the claim, obligation to pay such claim would remain with Protective. At December 31, 2003 and 2002, Protective had paid $53.3 million and $45.5 million, respectively, of ceded benefits which are recoverable from reinsurers. In addition, at December 31, 2003, Protective had receivables of $66.6 million related to insurance assumed.

        In 2002, Protective discovered that it had overpaid reinsurance premiums to several reinsurance companies of approximately $94.5 million. At December 31, 2002, Protective had recorded cash and receivables totaling $69.7 million, which reflected the amounts received and Protective's then current estimate of amounts to be recovered in the future, based upon the information available. The corresponding increase in premiums and policy fees resulted in $62.5 million of additional amortization of deferred policy acquisition costs in 2002. The amortization of deferred policy acquisition costs takes into account the amortization relating to the increase in premiums and policy fees as well as the additional amortization required should the remainder of the overpayment not be collected. In 2003, Protective substantially completed its recovery of the reinsurance overpayment. As a result, Protective increased premiums and policy fees by $18.4 million in 2003. The increase in premiums and policy fees resulted in $6.1 million of additional amortization of deferred policy acquisitions costs. As a result of the recoveries, income before income tax increased $12.3 million and $7.2 million in 2003 and 2002, respectively.

NOTE O — ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

        The carrying amount and estimated fair values of Protective's financial instruments at December 31 are as follows:

	2003		2002
	Carrying Amount	Fair Values	Carrying Amount	Fair Values
Assets (see Notes A and C):
Investments:
Fixed maturities	$12,927,520	$12,927,520	$11,655,465	$11,655,465
Equity securities	30,521	30,521	48,799	48,799
Mortgage loans on real estate	2,733,722	2,958,052	2,518,151	2,826,133
Short-term investments	510,635	510,635	447,155	447,155
Liabilities (see Notes A and E):
Stable value product account balances	4,676,531	4,736,681	4,018,552	4,124,192
Annuity account balances	3,480,577	3,475,167	3,697,495	3,751,223
Notes payable	2,234	2,234	2,264	2,264
Other (see Note A):
Derivative financial instruments	169,798	169,798	86,766	86,766

        Except as noted below, fair values were estimated using quoted market prices.

        Protective estimates the fair value of its mortgage loans using discounted cash flows from the next call date.

        Protective believes the fair value of its short-term investments and notes payable to banks approximates book value due to either being short-term or having a variable rate of interest.

        Protective estimates the fair value of its guaranteed investment contracts and annuities using discounted cash flows and surrender values, respectively.

        Protective believes it is not practicable to determine the fair value of its policy loans since there is no stated maturity, and policy loans are often repaid by reductions to policy benefits.

        Protective estimates the fair value of its derivative financial instruments using market quotes or derivative pricing models. The fair value represents the net amount of cash Protective would have received (or paid) had the contracts been terminated on December 31.

SCHEDULE III — SUPPLEMENTARY INSURANCE INFORMATION

PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(in thousands)

COL. A	COL. B	COL. C	COL. D	COL. E	COL. F	COL. G	COL. H	COL. I	COL. J
Segment	Deferred Policy Acquisition Costs	Future Policy Benefits and Claims	Unearned Premiums	Stable Value Products, Annuity Contracts and Other Policyholders' Funds	Net Premiums and Policy Fees	Net Investment Income(1)	Benefits and Settlement Expenses	Amortization of Deferred Policy Acquisition Costs	Other Operating Expenses(1)
Year Ended December 31, 2003:
Life Marketing	$1,185,102	$4,846,032	$1,854	$62,641	$198,653	$229,913	$253,785	$66,078	$(50,379)
Acquisitions	385,042	3,185,708	354	917,402	213,912	246,143	291,768	32,690	41,537
Annuities	101,096	593,119	5,329	2,618,571	26,265	224,330	197,955	38,196	23,969
Stable Value Products	7,186	0	0	4,520,956	0	233,104	186,565	2,279	5,349
Asset Protection	177,793	201,252	733,942	5,739	262,518	38,972	162,484	84,653	81,850
Corporate and Other	7,349	76,819	2,172	189,969	34,326	8,281	31,520	1,211	36,773
Adjustments(2)	0	47,161	76	189	0	0	0	0	0

TOTAL	$1,863,568	$8,950,091	$743,727	$8,315,467	$735,674	$980,743	$1,124,077	$225,107	$139,099

Year Ended December 31, 2002:
Life Marketing	$973,631	$4,031,021	$318	$48,558	$220,184	$208,451	$228,225	$117,836	$(41,501)
Acquisitions	435,592	3,240,407	395	1,040,855	224,485	252,147	301,400	35,245	45,395
Annuities	93,140	571,109	0	2,742,642	25,826	220,433	186,107	24,669	26,037
Stable Value Products	4,908	0	0	3,930,668	0	246,098	196,576	2,304	4,946
Asset Protection	194,281	259,974	839,955	8,714	303,451	43,789	220,341	86,129	89,632
Corporate and Other	7,702	81,010	2,212	115,708	36,097	890	34,436	1,479	30,061
Adjustments(2)	0	63,775	286	3,567	0	0	0	0	0

TOTAL	$1,709,254	$8,247,296	$843,166	$7,890,712	$810,043	$971,808	$1,167,085	$267,662	$154,570

Year Ended December 31, 2001:
Life Marketing					$120,996	$178,866	$190,538	$41,399	$(22,957)
Acquisitions					182,432	187,535	238,877	20,500	41,684
Annuities					28,145	167,809	137,204	24,021	24,073
Stable Value Products						261,079	222,306	1,662	3,961
Asset Protection					250,061	48,617	154,893	57,681	79,453
Corporate and Other					37,034	(8,703)	28,806	1,795	25,827

TOTAL					$618,668	$835,203	$972,624	$147,058	$152,041

(1)	Allocations of Net Investment Income and Other Operating Expenses are based on a number of assumptions and estimates and results would change if different methods were applied.
(2)	Balance Sheet adjustments represent the inclusion of assets related to discontinued operations.

SCHEDULE IV — REINSURANCE

PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(dollars in thousands)

COL. A	COL. B	COL. C	COL. D	COL. E	COL. F
	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year Ended December 31, 2003:
Life insurance in force	$324,318,517	$292,740,795	$22,176,303	$53,754,025	41.3%

Premiums and policy fees:
Life insurance	$1,011,553	$765,276	$247,592	$493,869	50.1%
Accident/health insurance	99,023	61,644	59,633	97,012	61.5%
Property and liability insurance	170,322	91,015	65,688	144,995	45.3%

TOTAL	$1,280,898	$917,935	$372,913	$735,876

Year Ended December 31, 2002:
Life insurance in force	$248,994,479	$219,025,215	$21,523,110	$51,492,374	41.8%

Premiums and policy fees:
Life insurance	$831,129	$532,738	$235,198	$533,589	44.1%
Accident/health insurance	103,858	61,512	44,337	86,683	51.1%
Property and liability insurance	194,601	143,908	110,543	161,236	68.6%

TOTAL	$1,129,588	$738,158	$390,078	$781,508

Year Ended December 31, 2001:
Life insurance in force	$191,105,512	$171,449,182	$23,152,614	$42,808,944	54.1%

Premiums and policy fees:
Life insurance	$774,294	$565,130	$198,832	$407,996	48.7%
Accident/health insurance	181,509	122,747		58,762	0.0%
Property and liability insurance	158,890	83,274	76,295	151,911	50.2%

TOTAL	$1,114,693	$771,151	$275,127	$618,669

SCHEDULE V — VALUATION ACCOUNTS

PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(dollars in thousands)

COL. A	COL. B	COL. C		COL. D	COL. E
Additions
Description	Balance at beginning of period	(1) Charged to costs and expenses	(2) Charges to other accounts	Deductions	Balance at end of period
2003
Allowance for Uncollected Reinsurance Receivable	$24,833	$0	$0	$18,371	$6,462

2002
Allowance for Uncollected Reinsurance Receivable	$0	$0	$24,833	$0	$24,833

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.*

        The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees	$0
Printing and engraving	91,000
Accounting fees and expenses	15,000
Legal fees and expenses	15,000
Miscellaneous	0

TOTAL EXPENSES	$121,000

*
Estimated.

Item 14.    Indemnification of Directors and Officers.

        Section 6.5 of Article VI of the Certificate of Incorporation of PLC provides, in substance, that any of PLC's directors and officers and certain directors and officers of Protective, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of PLC, by reason of the fact that he is or was an officer or director, shall be indemnified by PLC against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is or was by or in the right of PLC to procure a judgment in its favor, such person shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to PLC unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that any officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any issue or matter therein, he shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by PLC other than the determination, in good faith, that such defense has been successful. In all other cases, unless ordered by a court, indemnification shall be made by PLC only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the holders of a majority of the shares of capital stock of PLC entitled to vote thereon. By means of a by-law, Protective offers its directors and certain executive officers similar indemnification.

        In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.

Item 15.    Recent Sales of Unregistered Securities.

        Not applicable.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number			Description
* 1	(a)	—	Underwriting Agreement
***** 1	(b)	—	Form of Distribution Agreement
**** 2		—	Stock Purchase Agreement
* 3	(a)	—	Articles of Incorporation
* 3	(b)	—	By-laws
** 4	(a)	—	Group Modified Guaranteed Annuity Contract
*** 4	(b)	—	Individual Certificate
** 4	(c)	—	Tax-Sheltered Annuity Endorsement
** 4	(d)	—	Qualified Retirement Plan Endorsement
** 4	(e)	—	Individual Retirement Annuity Endorsement
** 4	(f)	—	Section 457 Deferred Compensation Plan Endorsement
* 4	(g)	—	Qualified Plan Endorsement
** 4	(h)	—	Application for Individual Certificate
** 4	(i)	—	Adoption Agreement for Participation in Group Modified Guaranteed Annuity
*** 4	(j)	—	Individual Modified Guaranteed Annuity Contract
** 4	(k)	—	Application for Individual Modified Guaranteed Annuity Contract
** 4	(l)	—	Tax-Sheltered Annuity Endorsement
** 4	(m)	—	Individual Retirement Annuity Endorsement
** 4	(n)	—	Section 457 Deferred Compensation Plan Endorsement
** 4	(o)	—	Qualified Retirement Plan Endorsement
**** 4	(p)	—	Endorsement—Group Policy
**** 4	(q)	—	Endorsement—Certificate
**** 4	(r)	—	Endorsement—Individual Contract
**** 4	(s)	—	Endorsement (Annuity Deposits)—Group Policy
**** 4	(t)	—	Endorsement (Annuity Deposits)—Certificate
**** 4	(u)	—	Endorsement (Annuity Deposits)—Individual Contract
***** 4	(v)	—	Endorsement—Individual
***** 4	(w)	—	Endorsement—Group Contract/Certificate
****** 4	(x)	—	Endorsement (96)—Individual
****** 4	(y)	—	Endorsement (96)—Group Contract
****** 4	(z)	—	Endorsement (96)—Group Certificate
****** 4	(aa)	—	Individual Modified Guaranteed Annuity Contract (96)
******* 4	(bb)	—	Settlement Endorsement

******** 4	(cc)	—	Endorsement ("Free-Look")—Group/Individual
5		—	Opinion re legality
*10	(a)	—	Bond Purchase Agreement
*10	(b)	—	Escrow Agreement
†10	(c)	—
Stock and Asset Purchase Agreement By and Among Protective Life Corporation, Protective Life Insurance Company, Fortis, Inc. and Dental Care Holdings, Inc. dated July 9 incorporated by reference as Exhibit 10(c) to Protective's Annual Report on Form 10-K for the year ended December 31, 2001.
†10	(d)	—
Indemnity Reinsurance Agreement By and Between Protective Life Insurance Company and Fortis Benefits Insurance Company dated December 31, 2001 incorporated by reference as Exhibit 10(l) to Protective's Annual Report on Form 10-K for the year ended December 31, 2001.
†10	(e)	—
Credit Agreement among Protective Life Corporation, the several lenders from time to time party thereto, Suntrust Bank, as Syndication Agent and AmSouth Bank, as Administrative Agent, dated October 17, 2001 incorporated by reference as Exhibit 10(g) to Protective's Annual Report on Form 10-K for the year ended December 31, 2001.
†10	(f)	—
Lease Agreement dated as of February 1, 2000, between Wachovia Capital Investments, Inc. and Protective, filed as Exhibit 10(l) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.
†10	(f)(1)	—
First Amendment to Lease Agreement dated as of October 31, 2001, between Wachovia Capital Investments, Inc. and Protective, filed as Exhibit 10(l)(1) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.
†10	(g)	—
Investment and Participation Agreement dated as of February 1, 2000, among Protective and Wachovia Capital Investments, Inc., filed as Exhibit 10(m) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.
†10	(g)(1)	—
First Amendment to Investment and Participation Agreement and Lease Agreement dated as of November 30, 2002, among Protective, Wachovia Capital Investments, Inc., and SunTrust Bank and LaSalle Bank National Association, filed as Exhibit 10 (m)(1) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.
†10	(g)(2)	—
Second Amendment to Investment and Participation Agreement and Lease Agreement dated as of March 11, 2002 among Protective, Wachovia Capital Investments, Inc., and SunTrust Bank and LaSalle Bank National Association, filed as Exhibit 10(m)(2) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.
†10	(g)(3)	—
Third Amendment to Investment and Participation Agreement and Lease Agreement dated as of July 22, 2002 among Protective, Wachovia Capital Investments, Inc., and SunTrust Bank and LaSalle Bank National Association, filed as Exhibit 10(m)(3) to PLC's Annual Report on Form 10-K for the year ended December 31, 2002.
23	(a)	—	Consent of PricewaterhouseCoopers LLP

23	(b)	—	Consent of Sutherland, Asbill & Brennan, L.L.P.
24		—	Power of Attorney

*	Previously filed in Form S-1 Registration Statement, Registration No. 33-31940.
**	Previously filed in Amendment No. 1 to Form S-1 Registration Statement, Registration No. 33-31940.
***	Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-31940.
****	Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-57052.
*****	Previously filed in Amendment No. 3 to Form S-1 Registration Statement, Registration No. 33-57052.
******	Previously filed in Form S-1 Registration Statement, Registration No. 333-02249.
*******	Previously filed in Amendment No. 1 to Form S-1 Registration Statement, Registration No. 333-02249.
********	Previously filed in Form S-1 Registration Statement, Registration No. 333-32784.
†	Incorporated by reference.
Financial Statements Schedules		Description
Schedule III	—	Supplementary Insurance Information
Schedule IV	—	Reinsurance
Schedule V	—	Valuation Accounts

        Schedules other than those referred to above are not required or are inapplicable and therefore have been omitted.

Item 17.    Undertakings.

        (A)  The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such-director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 9, 2004.

PROTECTIVE LIFE INSURANCE COMPANY
By:	/s/ JOHN D. JOHNS John D. Johns Chairman of the Board and President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

(i) Principal Executive Officer
/s/ JOHN D. JOHNS John D. Johns	Chairman of the Board and President	April 9, 2003
(ii) Principal Financial Officer
/s/ ALLEN W. RITCHIE Allen W. Ritchie	Executive Vice President and Chief Financial Officer	April 9, 2003
(iii) Principal Accounting Officer
/s/ STEVEN G. WALKER Steven G. Walker	Vice President, Controller, and Chief Accounting Officer	April 9, 2003
(iv) Board of Directors:
/s/ JOHN D. JOHNS John D. Johns	Director	April 9, 2003

/s/ ALLEN W. RITCHIE Allen W. Ritchie	Director	April 9, 2004
* Richard J. Bielen	Director	April 9, 2004
* R. Stephen Briggs	Director	April 9, 2004
* J. William Hamer, Jr.	Director	April 9, 2004
* T. Davis Keyes	Director	April 9, 2004
* Carolyn King	Director	April 9, 2004
* Deborah J. Long	Director	April 9, 2004
* Wayne E. Stuenkel	Director	April 9, 2004
*By:	/s/ STEVE M. CALLAWAY Steve M. Callaway Attorney-in-fact	April 9, 2004

EXHIBIT INDEX

Number			Description	Page in Sequential Numbering System Where Exhibit Located
5		—	Opinion re legality
23	(a)	—	Consent of PricewaterhouseCoopers LLP
23	(b)	—	Consent of Sutherland, Asbill & Brennan, LLP
24		—	Power of Attorney

QuickLinks

SUMMARY
DESCRIPTION OF THE CONTRACT
  The Contract
  Parties to the Contract
  Issuing a Contract
  Right to Cancel
  Annuity Deposits
  Guaranteed Periods and Sub-Accounts
  Guaranteed Interest Rates
  Interest Withdrawals
  Account Values
SURRENDERS
  Surrenders
  Surrender Value
  Surrender Charges
  The Market Value Adjustment
  Premium Tax
DEATH BENEFIT
  Death of an Owner
  Determining the Death Benefit
  Paying the Death Benefit
ANNUITY BENEFITS
  Annuity Commencement Date
  Annuity Options
  Annuity Payments
  Death of the Owner or Annuitant After the Annuity Commencement Date
INVESTMENTS BY PROTECTIVE
OTHER CONTRACT PROVISIONS
  Non-Participating
  Notice
  Reports
  Transactions and Modification of the Contract
  Assignment or Transfer of a Contract
  Facility of Payment
  Protection of Proceeds
  Error in Age or Gender
  Suspension of Contracts
DISTRIBUTION OF THE CONTRACTS
FEDERAL TAX MATTERS
  Introduction
  Protective's Tax Status
  Taxation of Annuities in General
  Qualified Retirement Plans
  Federal Income Tax Withholding
PROTECTIVE LIFE INSURANCE COMPANY
  BUSINESS
  SELECTED FINANCIAL DATA
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FORWARD-LOOKING STATEMENTS — CAUTIONARY LANGUAGE
OVERVIEW
CRITICAL ACCOUNTING POLICIES
  Results of Operations
  Liquidity and Capital Resources
  Portfolio Description
  Risk Management and Impairment Review
  Unrealized Gains and Losses
  Realized Losses
  Mortgage Loans
  INVESTMENTS
  LIFE INSURANCE IN FORCE
  UNDERWRITING
  REINSURANCE CEDED
  POLICY LIABILITIES AND ACCRUALS
  FEDERAL INCOME TAX CONSEQUENCES
  COMPETITION
  REGULATION
  EMPLOYEES
  PROPERTIES
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED FY-END OPTION/SAR VALUES
LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR
OTHER PLANS AND ARRANGEMENTS
MANAGEMENT OWNERSHIP OF PLC STOCK
LEGAL PROCEEDINGS
EXPERTS
LEGAL MATTERS
REGISTRATION STATEMENT
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX A MATTERS RELATING TO CONTRACTS OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991 AND PRIOR TO MAY 1, 1996
APPENDIX B MATTERS RELATING TO CONTRACTS OFFERED IN CERTAIN STATES PRIOR TO SEPTEMBER 10, 1991
Report of Independent Auditors
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF SHARE-OWNER'S EQUITY
(dollars in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS
PART II
EXHIBIT INDEX